     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1997.
                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                               ----------------
                     VALERO REFINING AND MARKETING COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
        DELAWARE                     2911                    74-1828067
     (STATE OR OTHER           (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION       IDENTIFICATION NO.)
    INCORPORATION OR           CODE NUMBER)
      ORGANIZATION)

                             530 MCCULLOUGH AVENUE
                           SAN ANTONIO, TEXAS 98215
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                                RAND C. SCHMIDT
                             530 MCCULLOUGH AVENUE
                           SAN ANTONIO, TEXAS 98215
                                (210) 246-2000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                WITH A COPY TO:
                            EDWARD D. HERLIHY, ESQ.
                        WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                           NEW YORK, NEW YORK 10019
                                (212) 403-1000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Merger of PG&E Acquisition Corporation with and into Valero Energy Corporation pursuant to the Agreement and Plan of Merger dated as of January 31, 1997, have been satisfied or waived.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                          PROPOSED
                                           PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT        MAXIMUM       AGGREGATE     AMOUNT OF
    SECURITIES TO BE          TO BE     OFFERING PRICE    OFFERING    REGISTRATION
       REGISTERED         REGISTERED(1)  PER UNIT(2)      PRICE(2)       FEE(2)
----------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share.........   57,000,000       $26.26     $1,496,820,000 $453,581.81
----------------------------------------------------------------------------------
Preferred Share Purchase
 Rights(3)..............   57,000,000        --             --            None
----------------------------------------------------------------------------------
Total...................                                              $453,581.81

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated maximum amount which may be issued.
(2) The registration fee for the securities registered hereby has been calculated pursuant to Rule 457(f)(2) under the Securities Act and is based upon the book value of the Common Stock computed as of March 31, 1997 as adjusted for the acquisition of Basis Petroleum, Inc.
(3) Rights initially are carried and traded with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   PROSPECTUS

                     VALERO REFINING AND MARKETING COMPANY
                  (TO BE RENAMED "VALERO ENERGY CORPORATION")

                                  COMMON STOCK

Valero Energy Corporation (Valero) proposes to spin off Valero Refining and Marketing Company (New Valero) to our stockholders, and to merge Valero, which at that time will consist only of Valero's remaining natural gas related serv-ices business, with a wholly owned subsidiary of PG&E Corp.

The Board of Directors of Valero is recommending that you vote in favor of a tax-free spinoff and merger that, if accomplished, will result in the following changes:

NEW VALERO WILL:

  . continue to own and operate Valero's refining and marketing business, in-cluding the business of Basis Petroleum, Inc. recently acquired by Valero and expected to be contributed to New Valero prior to the spinoff, as de-scribed herein.

VALERO WILL:

  . continue to own and operate only Valero's natural gas related services business;

  . prior to the spinoff, receive a dividend from New Valero of $210 million;
    and

  . be owned by PG&E Corp.

FOR EACH SHARE OF VALERO COMMON STOCK YOU OWN ON THE RECORD DATE FOR THE SPINOFF, YOU WILL RECEIVE:

  . one share of New Valero common stock; and

  . a portion of a share of PG&E common stock. This is explained more fully in the Proxy Statement-Prospectus. You will receive cash in lieu of frac-tional shares.

These transactions will occur only if the Valero stockholders approve the spin-off and the merger and the parties either meet or waive the other conditions described in the Proxy Statement-Prospectus.

WE URGE YOU TO READ THE PROXY STATEMENT-PROSPECTUS AND THIS DOCUMENT CAREFULLY SINCE EACH CONTAINS INFORMATION THAT IS IMPORTANT TO YOU. ALSO, PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" BEGINNING ON PAGE 16.

Immediately after the spinoff and merger, New Valero will change its name to "Valero Energy Corporation." We expect that New Valero's common stock will trade on the New York Stock Exchange under the symbol "VLO."

                                ---------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULA-TORS HAVE APPROVED THE NEW VALERO COMMON STOCK TO BE ISSUED OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE MAILED THIS DOCUMENT TO OUR STOCKHOLDERS ON OR ABOUT MAY 14, 1997.

                                   PROSPECTUS

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE SPINOFF OF NEW VALERO COMMON STOCK.........   1
SUMMARY OF CERTAIN INFORMATION.............................................   2
NEW VALERO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
 STATEMENTS................................................................   4
  Balance Sheet............................................................   4
  Income Statement.........................................................   4
  Natural Gas Business Historical..........................................   5
  Historical Consolidated Financial Statements.............................   5
VALERO UNAUDITED PRO FORMA CONDENSED INCOME STATEMENTS.....................  10
SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION..........................  12
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION...............................  13
INTRODUCTION...............................................................  14
RISK FACTORS...............................................................  16
  No Operating History as an Independent Company...........................  16
  No Prior Market for New Valero Common Stock..............................  16
  New Valero Dividend Policy...............................................  17
  Certain Anti-takeover Effects............................................  17
  Certain Federal Income Tax Considerations................................  17
  Basis Acquisition........................................................  17
  Indemnification..........................................................  18
  Effect of Economic and Other Conditions on Operating Margins.............  18
  Effect of Political and Regulatory Factors on New Valero's Operations....  18
  Operating Hazards........................................................  18
  Commodity Pricing and Demand.............................................  19
  Feedstock Supply.........................................................  19
  Competition..............................................................  19
  Environmental Matters....................................................  20
THE DISTRIBUTION...........................................................  20
  Background and Reasons for the Distribution..............................  20
  Manner of Effecting the Distribution.....................................  21
  Certain Federal Income Tax Considerations................................  21
  Listing and Trading of New Valero Common Stock...........................  22
REGULATORY MATTERS.........................................................  22
AGREEMENTS BETWEEN VALERO AND NEW VALERO...................................  22
  Distribution Agreement...................................................  23
  Tax Sharing Agreement....................................................  26
  Employee Benefits Agreement..............................................  26
  Interim Services Agreement...............................................  28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.....................................................  30
  Overview.................................................................  30
  The Proposed Transactions................................................  30
  Change in Segment Reporting..............................................  30
  Acquisition of VNGP, L.P.................................................  31

                                                                            PAGE
                                                                            ----
  Results of Operations....................................................  32
   1996 Compared to 1995...................................................  33
    Consolidated Results...................................................  33
    Segment Results........................................................  33
     Refining Business.....................................................  33
     Natural Gas Business..................................................  35
   1995 Compared to 1994...................................................  36
    Consolidated Results...................................................  36
    Segment Results........................................................  37
     Refining Business.....................................................  37
     Natural Gas Business..................................................  38
     Other.................................................................  38
   Basis Petroleum.........................................................  38
   Outlook.................................................................  42
    Refining Business......................................................  42
  Liquidity and Capital Resources..........................................  43
   Current Structure.......................................................  43
BUSINESS AND PROPERTIES....................................................  46
  Overview.................................................................  46
  Strategy.................................................................  46
  Refining Operations......................................................  46
  Sales....................................................................  47
  Feedstock Supply.........................................................  48
  Acquisition of Basis Petroleum...........................................  48
  Factors Affecting Operating Results......................................  50
  Competition..............................................................  51
  Environmental Matters....................................................  51
  Employees................................................................  51
  Properties...............................................................  52
  Litigation...............................................................  52
DESCRIPTION OF CERTAIN NEW VALERO INDEBTEDNESS.............................  54
MANAGEMENT.................................................................  56
  Directors of New Valero..................................................  56
  Audit Committee..........................................................  57
  Compensation Committee...................................................  57
  Executive Committee......................................................  58
  Compensation of Directors................................................  58
  Executive Officers of New Valero.........................................  59
EXECUTIVE COMPENSATION.....................................................  60
  Stock Option Grants and Related Information..............................  61
  Retirement Benefits......................................................  63
  Description of Executive Bonus, Stock Incentive and Stock Option Plans...  65
  Description of Thrift Plan...............................................  65
  Description of Other Benefit Plans.......................................  66
  Arrangements with Certain Officers and Directors.........................  66
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION................  67
TRANSACTIONS WITH MANAGEMENT...............................................  68

                                                                           PAGE
                                                                           ----
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............  69
DESCRIPTION OF NEW VALERO CAPITAL STOCK...................................  71
  Authorized Capital Stock................................................  71
  New Valero Common Stock.................................................  71
  New Valero Preferred Stock..............................................  71
  New Valero Purchase Rights..............................................  71
ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS...............................  74
  Limitations on Changes in Board Composition and Other Actions by Stock-
   holders................................................................  74
  Preferred and Common Stock..............................................  75
  Amendment of Certain Provisions of the New Valero Certificate and New
   Valero By-laws.........................................................  75
  Rights..................................................................  76
  Management Stability Agreements; Other Severance Arrangements...........  76
  Business Combinations...................................................  76
  Statutory Provisions....................................................  76
VALIDITY OF SECURITIES....................................................  77
EXPERTS...................................................................  77
STOCKHOLDER PROPOSALS.....................................................  77
INDEX OF DEFINED TERMS....................................................  78
INDEX TO FINANCIAL INFORMATION............................................ F-1

                   QUESTIONS AND ANSWERS ABOUT THE SPINOFF OF
                            NEW VALERO COMMON STOCK

Q.  WHEN WILL THE SPINOFF OCCUR?

A: If the Valero stockholders approve the spinoff and merger and the other conditions are satisfied, the parties will complete the transactions as soon as possible. Currently, the parties anticipate completing the spinoff and the merger in the third quarter of 1997, subject to regulatory approv-al.

Q.  WHAT BUSINESS WILL NEW VALERO OWN?

A. After the spinoff, New Valero will continue to own the refining and market-ing business currently owned by New Valero and, indirectly, by Valero. New Valero will also own the business of Basis Petroleum, Inc. (Basis). Please read the information on New Valero's business and the associated risks be-ginning on pages 46 and 16.

Q.  WHAT WILL I RECEIVE IN THE SPINOFF?

A. For every share of Valero common stock you own, you will receive one share of New Valero common stock. You should receive your New Valero common stock certificates within several weeks after the completion of the transactions.

Q.  WILL NEW VALERO PAY DIVIDENDS?

A. The New Valero Board of Directors, in its sole discretion, will declare the future payment and amount of dividends, if any. The decision to declare a dividend will depend upon the financial condition, capital requirements and earnings of New Valero, and such other factors that the New Valero Board of Directors determines to be relevant. Following the spinoff, the New Valero Board of Directors will consider declaring a quarterly cash dividend with respect to the New Valero common stock.

Q.  DO I HAVE TO PAY TAXES ON THE RECEIPT OF NEW VALERO COMMON STOCK?

A. No. Valero has received an opinion of counsel that the spinoff of New Valero common stock will be tax free to Valero stockholders for United States federal income tax purposes. Valero expects to receive, at the time of the spinoff and merger, an additional opinion of counsel confirming this treatment. These opinions are not binding on the Internal Revenue Service. To review certain tax consequences of the spinoff and merger in greater de-tail, see pages 17 and 21.

Q.  WHERE WILL I BE ABLE TO TRADE THE SHARES OF NEW VALERO COMMON STOCK?


A. We are applying to list the shares of New Valero common stock on the New York Stock Exchange.

Q.  WHAT HAPPENS TO MY EXISTING VALERO STOCK?

A. PG&E Corp., through an exchange agent, will send you written instructions for exchanging your existing Valero common stock for shares of PG&E Corp. common stock and a cash payment in lieu of any fractional share.

Q.  WHAT DO I NEED TO DO NOW?

A. Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meeting at which the transactions will be considered. Valero stockholders should NOT send in their stock certificates at this time. If you continue to hold your Valero shares at the time of the spinoff, you will automatically receive your New Valero shares. After the merger, you will receive instructions for exchanging your Valero stock certificates for PG&E Corp. stock and cash, as described in the Proxy Statement-Prospectus.

                         SUMMARY OF CERTAIN INFORMATION

  This summary highlights selected information from this document. It may not contain all of the information that is important to you. To better understand the transactions and for a more complete description of the legal terms of the spinoff and the merger, you should read carefully this entire document, the Proxy Statement-Prospectus, and other documents referred to therein and in this summary.

THE SPINOFF

If you have questions about               If you have questions about the
Valero, New Valero or your                mailing or receipt of your New
stockholdings in either company           Valero stock certificates please
please contact:                           contact:


Valero Energy Corporation 530             Harris Trust and Savings Bank P.O.
530 McCullough Avenue                     P.O. Box A3504
San Antonio, Texas 78215                  Chicago, Illinois 60690-3504
Attn: Investor Relations                  Proxy Services
(210) 246-2099                            (312) 461-6001


THE SPINOFF AND MERGER

  PG&E Corp. and Valero have agreed that PG&E Corp. will acquire Valero's natu-ral gas and natural gas liquids related services business, power marketing business and related risk management business, which we refer to as the "Natu-ral Gas Business." In order to separate the Natural Gas Business from Valero's other businesses, which we refer to as the "Refining Business," Valero will transfer certain assets and related liabilities of the Refining Business from Valero and subsidiaries of Valero that engage primarily in the Natural Gas Business to subsidiaries that engage primarily in the Refining Business and will transfer certain assets and related liabilities of the Natural Gas Busi-ness from subsidiaries that engage primarily in the Refining Business to sub-sidiaries that engage primarily in the Natural Gas Business. Immediately prior to the merger, New Valero will pay a cash dividend to Valero, and Valero will distribute (as a dividend) the shares of New Valero to Valero's stockholders.

  Immediately after the spinoff, a subsidiary of PG&E Corp. will be merged into Valero, common stockholders of Valero will receive common stock of PG&E Corp. and cash in lieu of fractional shares in exchange for their Valero stock cer-tificates and Valero will become a wholly owned subsidiary of PG&E Corp.

  As a result of these transactions, former stockholders of Valero will own (i) the same proportional interest in the Refining Business, through their owner-ship of New Valero common stock, as immediately prior to the transactions and
(ii) an indirect interest in the Natural Gas Business through their ownership of PG&E Corp. common stock.

  Immediately after the spinoff and merger, New Valero will change its name to "Valero Energy Corporation."

RELATIONSHIP BETWEEN VALERO AND NEW VALERO AFTER THE SPINOFF AND MERGER

  After the spinoff, Valero and New Valero will be separate companies. Valero and New Valero will enter into agreements to help in the separation and transi-tion of the Natural Gas Business and the Refining Business. The agreements deal with many operational issues, including:

    .   the separation of the Natural Gas Business from the Refining Business;

    . transitional services to be provided by each of Valero and New Valero to the other from the effective time of the merger until December 31, 1998; and

    . the allocation of certain tax, employee benefits and other liabili-ties between Valero and New Valero.

  Under these agreements, Valero and New Valero will agree to compensate each other after the spinoff for certain losses, damages, claims and liabilities re-sulting from various actions. Each of Valero and New Valero will also provide the other, in exchange for certain fees, with various services following the merger including financial, regulatory, information, tax, computer, administra-tive and other services. Additionally, Valero and New Valero will each agree to indemnify the other from and against certain tax liabilities. Detailed informa-tion about these agreements can be found in the section titled "Agreements Be-tween Valero and New Valero."

RISK FACTORS

  Stockholders should carefully review the matters discussed under the section titled "Risk Factors."

                                   NEW VALERO

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  On April 22, 1997, Valero entered into a stock purchase agreement with Salo-mon Inc (Salomon) to acquire Basis, a wholly owned subsidiary of Salomon (the Basis Acquisition), and on May 1, 1997, Valero acquired Basis. The Basis Acqui-sition will be accounted for by New Valero under the purchase method of ac-counting, and, as a result, pro forma adjustments are reflected in the accompa-nying unaudited pro forma condensed combined financial statements (Pro Forma Financial Statements) to reflect, among other things:

  . a preliminary allocation of Valero's purchase cost among the assets acquired and liabilities assumed;

  . the elimination of operating results and shutdown costs for operations of Basis which were discontinued prior to the Basis Acquisition; and

  . the elimination of the effect from the sale of certain assets by Basis prior to the Basis Acquisition.

  The assets acquired and liabilities assumed by Valero as a result of the Ba-sis Acquisition will become part of the Refining Business. The accompanying Pro Forma Financial Statements show the effects on the financial position and re-sults of operations of New Valero of both the Basis Acquisition and the pro-posed spinoff and merger. For more information concerning the Basis Acquisi-tion, see "Business and Properties--Acquisition of Basis Petroleum" and "Man-agement's Discussion and Analysis of Financial Condition and Results of Opera-tions--Results of Operations--Basis Petroleum."

BALANCE SHEET

  The accompanying unaudited pro forma condensed combined balance sheet at De-cember 31, 1996 presents the combined financial position of New Valero assuming the Basis Acquisition and the spinoff and merger had occurred on that date. This balance sheet has been derived from the historical balance sheet of Valero adjusted for:

  . the effects of the Basis Acquisition;

  . the divestiture of the Natural Gas Business;

  . the $210,000,000 dividend to Valero;

  . the refunding of industrial revenue bonds; and

  . an adjustment to the par value of the shares of New Valero (the
    Recapitalization).

INCOME STATEMENT

  The accompanying unaudited pro forma condensed combined statement of income for the year ended December 31, 1996 presents the combined results of opera-tions of New Valero assuming the Basis Acquisition and the spinoff and merger had occurred on January 1, 1996. This statement of income has been derived from the historical statement of income of Valero adjusted for:

  . the effects of the Basis Acquisition;

  . the elimination of operating results and shutdown costs for operations of Basis which were discontinued prior to the Basis Acquisition;

  . the elimination of the effect from the sale of certain assets by Basis prior to the Basis Acquisition; and

  . the divestiture of the Natural Gas Business as contemplated by the Distribution Agreement.

NATURAL GAS BUSINESS HISTORICAL

  The "Natural Gas Business Historical" column in the unaudited pro forma con-densed combined balance sheet represents the combined historical assets and li-abilities directly attributable to the Natural Gas Business plus a portion of certain corporate assets and liabilities allocated to the Natural Gas Business based upon methods deemed reasonable by Valero's management. Included in such corporate assets and liabilities allocated to the Natural Gas Business is a portion of the corporate debt of Valero allocated to the Natural Gas Business based on the ratio of the Natural Gas Business' net assets, excluding the amounts of intercompany notes receivable or payable with corporate entities, to Valero's consolidated net assets. The "Natural Gas Business Historical" column in the unaudited pro forma condensed combined statement of income represents the combined historical results of operations of the Natural Gas Business plus the effects on results of operations of the allocation of corporate assets and liabilities noted above. No general corporate overhead has been allocated to the discontinued operations. Interest expense related to corporate debt has been allocated to the Natural Gas Business based on the net asset ratios noted above.

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS

  The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements and the related notes of Valero and Basis which are included beginning on pages F-2 and F-33 of this Prospec-tus. The Pro Forma Financial Statements are not necessarily indicative of the financial position that actually would have been obtained or the results that actually would have occurred if the Basis Acquisition and the spinoff and merger had been consummated as of December 31, 1996 or January 1, 1996. The Pro Forma Financial Statements are also not necessarily indicative of the financial position or results which may be attained in the future. The pro forma adjust-ments, as described in the Notes to Pro Forma Condensed Combined Financial Statements, are based upon available information and upon certain assumptions that management believes are reasonable.

                                   NEW VALERO

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1996
                             (THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                       BASIS ACQUISITION
                                     ----------------------
                                                                                                          NEW
                                                                  VALERO   NATURAL GAS  TRANSACTIONS     VALERO
                            VALERO               PRO FORMA      PRO FORMA   BUSINESS     PRO FORMA     PRO FORMA
                          HISTORICAL HISTORICAL ADJUSTMENTS      COMBINED  HISTORICAL   ADJUSTMENTS     COMBINED
         ASSETS           ---------- ---------- -----------     ---------- -----------  ------------   ----------
                                                $ (233,683)(a)                            $  9,990 (A)
                                                  (150,000)(b)                               1,396 (B)
CURRENT ASSETS..........  $  888,169 $  906,529     65,328 (b)  $1,476,343 $  (556,065)     (1,150)(D) $  930,514
PROPERTY, PLANT AND
 EQUIPMENT, NET.........   2,079,079    817,967   (540,868)(b)   2,356,178    (850,245)        --       1,505,933
                                                    (7,865)(a)
                                                     8,000 (b)                              (1,994)(B)
DEFERRED CHARGES AND
 OTHER ASSETS...........     167,526      9,448     10,640 (b)     187,749     (44,618)     (1,852)(C)    139,285
                          ---------- ---------- ----------      ---------- -----------    --------     ----------
                          $3,134,774 $1,733,944 $ (848,448)     $4,020,270 $(1,450,928)   $  6,390     $2,575,732
                          ========== ========== ==========      ========== ===========    ========     ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES, ex-
 cluding short-term debt
 and current                                    $(122,807) (a)
 maturities of long-term
 debt...................  $  720,813 $  673,145   (38,992) (b)  $1,232,159 $  (524,892)   $ (4,194)(C) $  703,073
                          ---------- ---------- ----------      ---------- -----------    --------     ----------
TOTAL DEBT:
 Short-term.............      82,000        --         --           82,000     (82,000)        --             --
 Current maturities.....      72,341        --         --           72,341     (72,341)        --             --
                                                                                           219,990 (A)
                                                                                             3,955 (B)
 Long-term maturities...     868,300        --     254,150 (b)   1,122,450    (431,428)   (338,372)(C)    576,595
 Notes payable to affil-
  iates.................         --     618,438   (618,438)(c)         --          --          --             --
                          ---------- ---------- ----------      ---------- -----------    --------     ----------
                           1,022,641    618,438   (364,288)      1,276,791    (585,769)   (114,427)       576,595
                          ---------- ---------- ----------      ---------- -----------    --------     ----------
DEFERRED INCOME TAXES
 AND OTHER DEFERRED
 CREDITS AND OTHER
 LIABILITIES............     314,345     69,171    (69,171)(a)     314,345     (59,580)       (686)(B)    254,079
                          ---------- ---------- ----------      ---------- -----------    --------     ----------
REDEEMABLE PREFERRED
 STOCK, SERIES A........       1,150        --         --            1,150         --       (1,150)(D)        --
                          ---------- ---------- ----------      ---------- -----------    --------     ----------
                                                   (49,570)(a)                            (210,000)(A)
                                                   618,438 (c)                              (3,867)(B)
STOCKHOLDERS' EQUITY....   1,075,825    373,190   (822,058)(b)   1,195,825    (280,687)    340,714 (C)  1,041,985
                          ---------- ---------- ----------      ---------- -----------    --------     ----------
                          $3,134,774 $1,733,944 $ (848,448)     $4,020,270 $(1,450,928)   $  6,390     $2,575,732
                          ========== ========== ==========      ========== ===========    ========     ==========

        See Notes to Pro Forma Condensed Combined Financial Statements.

                                   NEW VALERO

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                        BASIS ACQUISITION
                                      -----------------------
                                                                                                               NEW
                                                                    VALERO     NATURAL GAS  TRANSACTIONS     VALERO
                            VALERO                 PRO FORMA       PRO FORMA    BUSINESS     PRO FORMA      PRO FORMA
                          HISTORICAL  HISTORICAL  ADJUSTMENTS      COMBINED    HISTORICAL   ADJUSTMENTS     COMBINED
                          ----------  ----------  -----------     -----------  -----------  ------------   -----------
OPERATING                                         $  (200,565)(g)
 REVENUES...............  $4,990,681  $9,504,844   (1,936,506)(d) $12,358,454  $(2,257,605)   $ 24,777 (E) $10,125,626
                          ----------  ----------  -----------     -----------  -----------    --------     -----------
COSTS AND EXPENSES:                                (1,918,229)(d)
                                                       12,032 (e)
Cost of sales and oper-
 ating                                                 (7,460)(f)                               24,777 (E)
 expenses...............   4,606,320   9,565,499     (245,066)(g)  12,013,096   (2,050,785)      1,792 (F)   9,988,880
Selling and administra-
 tive
 expenses...............      81,665      36,141       (3,316)(d)     114,490      (50,381)         44 (F)      64,153
                                                       (1,396)(d)
                                                       (1,493)(g)
Depreciation expense....     101,787      46,510      (34,063)(h)     111,345      (46,465)     (1,404)(F)      63,476
                          ----------  ----------  -----------     -----------  -----------    --------     -----------
  Total.................   4,789,772   9,648,150   (2,198,991)     12,238,931   (2,147,631)     25,209      10,116,509
                          ----------  ----------  -----------     -----------  -----------    --------     -----------
OPERATING INCOME
 (LOSS).................     200,909    (143,306)      61,920         119,523     (109,974)       (432)          9,117
LOSS ON INVESTMENT IN
 PROESA JOINT VENTURE...     (19,549)        --           --          (19,549)         --          --          (19,549)
REVERSAL OF ACQUISITION
 EXPENSE
 ACCRUAL................      18,698         --           --           18,698      (18,698)        --              --
OTHER INCOME                                            2,282 (e)
 (EXPENSE), NET.........       8,820      82,030      (82,030)(g)      11,102       (1,001)        --           10,101
                                                                                               (12,207)(I)
                                                                                                30,628 (H)
INTEREST AND DEBT
 EXPENSE, NET...........     (95,177)    (39,172)      28,594 (i)    (105,755)      56,655       5,207 (G)     (25,472)
                          ----------  ----------  -----------     -----------  -----------    --------     -----------
INCOME (LOSS) BEFORE IN-
 COME TAXES.............     113,701    (100,448)      10,766          24,019      (73,018)     23,196         (25,803)
INCOME TAX EXPENSE (BEN-
 EFIT)..................      41,000     (34,782)       3,393 (j)       9,611      (26,289)      8,119 (J)      (8,559)
                          ----------  ----------  -----------     -----------  -----------    --------     -----------
NET INCOME (LOSS).......      72,701     (65,666)       7,373          14,408      (46,729)     15,077         (17,244)
Less: preferred stock
 dividend requirements..      11,327         --           --           11,327      (10,781)       (546)(G)         --
                          ----------  ----------  -----------     -----------  -----------    --------     -----------
NET INCOME (LOSS)
 APPLICABLE TO
 COMMON STOCK...........  $   61,374  $  (65,666) $     7,373     $     3,081  $   (35,948)   $ 15,623     $   (17,244)
                          ==========  ==========  ===========     ===========  ===========    ========     ===========
EARNINGS (LOSS) PER
 SHARE OF COMMON STOCK..  $     1.40                              $       .07                              $      (.32)
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING
 (in thousands).........      43,926                                   47,356                                   54,371

        See Notes to Pro Forma Condensed Combined Financial Statements.

                                   NEW VALERO

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

PRO FORMA ADJUSTMENTS RELATED TO BASIS ACQUISITION

(a)To reflect assets and liabilities to be retained by Salomon as follows (in millions):

      Current assets.................................................... $ 234
      Deferred charges and other assets.................................     8
      Current liabilities...............................................  (123)
      Deferred income taxes.............................................   (69)
                                                                         -----
                                                                         $  50
                                                                         =====

(b) To reflect the issuance of $254 million of debt (including the incurrence of $8 million of debt issuance costs) under a new $835 million revolving credit facility with a group of banks, the issuance of $120 million of equity, and the receipt of $150 million pursuant to an inventory purchase agreement whereby New Valero intends to sell a portion of its base inventory to a third party, the proceeds of which are used to fund the acquisition of all of the common stock of Basis. Also reflected are adjustments to certain of Basis's historical assets and liabilities to reflect the estimated fair values of the assets acquired and liabilities assumed, as follows (in millions):

      Increase in current assets........................................ $  65
      Decrease in property, plant and
       equipment, net...................................................  (541)
      Increase in deferred charges and other assets.....................    11
      Decrease in current liabilities...................................    39
                                                                         -----
      Excess of historical cost over purchase price of Basis assets ac-
       quired and liabilities assumed................................... $(426)
                                                                         =====

(c) To reflect the cancellation of the note payable by Basis to its parent, Salomon.

(d) To reflect the elimination of income associated with Basis's investment in a crude gathering business, which is being retained by Salomon, and to reverse the elimination of sales made by Basis to the crude gathering business.

(e) To reflect costs associated with the $150 million inventory purchase agreement and the reclassification of certain income from Cost of Sales to Other Income.

(f) To reflect the elimination of income relating to certain 1996 inventory adjustments and derivative transactions resulting from the adjustment to fair value of the assets acquired and liabilities assumed as of the date of the acquisition, and to reduce turnaround expenses to conform to New Valero's method of accounting.

(g) To reflect the elimination of operating losses and shutdown costs associated with operations discontinued during 1995 and 1996, and to eliminate the gain recorded on the sale of certain assets during 1996. Had the operating results and shutdown costs for operations of Basis which were discontinued prior to the Basis Acquisition and the effect from the sale of certain assets by Basis prior to the Basis Acquisition not been eliminated in the accompanying unaudited pro forma condensed combined financial statements, operating income would have decreased by $46 million, other income (expense), net would have benefited by $82 million, income (loss) before income taxes would have benefited by $36 million and net income
    (loss) would have benefited by $23 million.

(h) To reverse historical depreciation expense and record depreciation expense on the portion of the acquisition cost allocated to property, plant and equipment.

(i) To reflect the elimination of $45 million of interest expense on the note payable by Basis to Salomon and to reflect interest expense on the debt issued to partially fund the acquisition. A 1/8% change in the variable interest rate associated with such debt would have a $.3 million effect on interest expense.

(j) To reflect the tax effect of the pro forma pre-tax income adjustments related to the Basis Acquisition.

PRO FORMA ADJUSTMENTS RELATED TO THE TRANSACTIONS

(A) To reflect the payment of a $210 million cash dividend to Valero and bank borrowings required to fund such dividend and an increase in operating cash balances to a $10 million level.

(B) In connection with the refunding of the $98.5 million of Industrial Revenue Bonds (IRBs) of New Valero, to reflect borrowings to fund the payment of $1 million of debt issuance costs associated with the new refunding IRBs and a $3 million premium paid in

                                  NEW VALERO

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  connection with the redemption of the existing IRBs, a $3 million write-off of unamortized debt costs related to the existing IRBs, and a $2.1 million reduction in income taxes associated with such write-off and the redemption premium.

(C) To reduce the historical corporate debt allocated to New Valero to reflect the assumption of all such corporate debt by Valero in accordance with the Distribution Agreement.

(D) To reflect the redemption of the remaining shares of mandatorily redeemable preferred stock.

(E) To reverse the elimination of sales made by New Valero to Valero.

(F) To adjust historical costs and expenses to reflect the allocation of corporate assets and liabilities between Valero and New Valero in accordance with the Distribution Agreement.

(G) To reduce interest expense and preferred stock dividends resulting from the refunding and reissuance of the IRBs of New Valero and the redemption of the mandatorily redeemable preferred stock, respectively. A 1/8% change in the variable interest rate associated with the IRBs of New Valero would have a $.1 million effect on interest expense.

(H) To eliminate historical interest expense on corporate debt allocated to New Valero resulting from the assumption of all such debt by Valero in accordance with the Distribution Agreement.

(I) To reflect interest expense on borrowings under the new bank credit line of New Valero. A 1/8% change in the variable interest rate associated with such borrowings under the new bank credit line would have a $.2 million effect on interest expense.

(J) To reflect the tax effect of the pro forma pre-tax income adjustments related to the Transactions.

                                     VALERO

                UNAUDITED PRO FORMA CONDENSED INCOME STATEMENTS

  The accompanying unaudited pro forma condensed income statements for the years ended December 31, 1995 and 1994 show the effects on the reported results of operations of Valero assuming the proposed spinoff and merger are consummated and, as a result, the results of operations of the natural gas business are presented as discontinued operations. These income statements are presented on a pro forma basis pending the occurrence of the event that would establish the measurement date for treatment of the natural gas business as discontinued operations, namely approval by Valero stockholders.

  The "Natural Gas Business Historical" columns in the unaudited pro forma condensed statements of income represent the historical results of operations of the Natural Gas Business plus the effects on results of operations of the allocation of certain corporate assets and liabilities to the Natural Gas Business based upon methods deemed reasonable by Valero's management. Interest expense related to corporate debt has been allocated to the Natural Gas Business based on the average of the beginning-of-year and end-of-year ratios of the Natural Gas Business' net assets, exclusive of intercompany notes receivable or payable, to Valero's consolidated net assets.

  In addition, in calculating earnings per share, preferred stock dividends have been allocated entirely to the discontinued operations of the natural gas business since the convertible preferred stock proceeds were used to fund the repurchase of the publicly held units of Valero Natural Gas Partners, L.P.

  The unaudited pro forma condensed income statements should be read in conjunction with the historical consolidated financial statements and the notes related thereto of Valero which are included beginning on page F-2 of this Prospectus. The unaudited pro forma condensed income statements are not necessarily indicative of the results that actually would have occurred if the spinoff and merger had been consummated as of the beginning of each year presented, or the results which may be attained in the future.

                                     VALERO

                    PRO FORMA CONDENSED STATEMENTS OF INCOME

                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                            YEAR ENDED DECEMBER 31, 1995         YEAR ENDED DECEMBER 31, 1994
                          -----------------------------------  ----------------------------------
                                      NATURAL GAS                          NATURAL GAS
                            VALERO     BUSINESS      VALERO      VALERO     BUSINESS     VALERO
                          HISTORICAL  HISTORICAL   PRO FORMA   HISTORICAL  HISTORICAL  PRO FORMA
                          ----------  -----------  ----------  ----------  ----------- ----------
OPERATING REVENUES......  $3,197,872  $(1,425,234) $1,772,638  $1,837,440   $(746,943) $1,090,497
                          ----------  -----------  ----------  ----------   ---------  ----------
COSTS AND EXPENSES:
 Cost of sales and
  operating expenses....   2,830,636   (1,270,312)  1,560,324   1,561,225    (613,569)    947,656
 Selling and
  administrative
  expenses..............      78,120      (46,728)     31,392      66,258     (42,075)     24,183
 Depreciation expense...     100,325      (43,158)     57,167      84,032     (28,985)     55,047
                          ----------  -----------  ----------  ----------   ---------  ----------
   Total................   3,009,081   (1,360,198)  1,648,883   1,711,515    (684,629)  1,026,886
                          ----------  -----------  ----------  ----------   ---------  ----------
OPERATING INCOME
 (LOSS).................     188,791      (65,036)    123,755     125,925     (62,314)     63,611
EQUITY IN EARNINGS OF
 VALERO NATURAL GAS
 PARTNERS, L.P. ........         --           --          --      (10,698)     10,698         --
PROVISION FOR
 ACQUISITION
 EXPENSE ACCRUAL........      (2,506)       2,506         --      (16,192)     16,192         --
OTHER INCOME (EXPENSE),
 NET....................      10,075       (4,199)      5,876       5,868      (1,966)      3,902
INTEREST AND DEBT
 EXPENSE, NET...........    (101,222)      60,287     (40,935)    (76,921)     38,211     (38,710)
                          ----------  -----------  ----------  ----------   ---------  ----------
INCOME (LOSS) FROM
 CONTINUING OPERATIONS
 BEFORE INCOME TAXES....      95,138       (6,442)     88,696      27,982         821      28,803
INCOME TAX EXPENSE
 (BENEFIT)..............      35,300       (4,846)     30,454      10,700        (408)     10,292
                          ----------  -----------  ----------  ----------   ---------  ----------
INCOME (LOSS) FROM
 CONTINUING OPERATIONS..      59,838       (1,596)     58,242      17,282       1,229      18,511
INCOME (LOSS) FROM
 DISCONTINUED
 OPERATIONS, NET OF
 TAX....................         --         1,596       1,596         --       (1,229)     (1,229)
                          ----------  -----------  ----------  ----------   ---------  ----------
NET INCOME (LOSS).......      59,838          --       59,838      17,282         --       17,282
 Less: preferred stock
  dividend
  requirements..........      11,818          --       11,818       9,490         --        9,490
                          ----------  -----------  ----------  ----------   ---------  ----------
NET INCOME (LOSS)
 APPLICABLE TO COMMON
 STOCK..................  $   48,020  $       --   $   48,020  $    7,792   $     --   $    7,792
                          ==========  ===========  ==========  ==========   =========  ==========
EARNINGS (LOSS) PER
 SHARE OF COMMON STOCK:
 Continuing
  Operations............                           $     1.33                          $      .43
 Discontinued
  Operations............                                 (.23)                               (.25)
                                                   ----------                          ----------
   Total................                           $     1.10                          $      .18
                                                   ==========                          ==========
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING (in
 thousands).............                               43,652                              43,370

               SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION

  The following table sets forth Summary Selected Historical Financial Informa-tion for Valero. For financial reporting purposes under federal securities laws, New Valero will be a "successor registrant" to Valero. As a result, the historical financial information set forth below and elsewhere in this Prospec-tus is the historical financial information of Valero and includes the results of operations and financial position of the Natural Gas Business. Accordingly, the historical information presented below is not indicative of the results of operations or financial position that would have been obtained if New Valero had been an independent company during the periods shown or of New Valero's fu-ture performance as an independent company. It is important that you read the section titled "New Valero Unaudited Pro Forma Condensed Combined Financial Statements" for reference to what New Valero's financial position and results of operations might have been had New Valero been operated as an independent company.

  The financial data set forth below has been derived from the consolidated fi-nancial statements of Valero. The data should be read in conjunction with "Man-agement's Discussion and Analysis of Financial Condition and Results of Opera-tions" and the consolidated financial statements of Valero and the notes thereto included elsewhere in this Prospectus. The selected financial data set forth below for the year ended December 31, 1996 is derived from Valero's con-solidated financial statements. The selected financial data for the years ended prior to December 31, 1996 is derived from the selected financial data con-tained in Valero's Annual Report on Form 10-K for the year ended December 31, 1995 except as noted below.

  The following summaries are in thousands of dollars except for per share amounts:

                                        YEAR ENDED DECEMBER 31,
                         ---------------------------------------------------------------
                            1996          1995        1994(A)         1993       1992
                         ----------    ----------    ----------    ---------- ----------
OPERATING REVENUES.....  $4,990,681    $3,197,872(b) $1,837,440    $1,222,239 $1,234,618
OPERATING INCOME.......  $  200,909    $  188,791    $  125,925    $   75,504 $  134,030
EQUITY IN EARNINGS
 (LOSSES) OF AND INCOME
 FROM VALERO NATURAL
 GAS PARTNERS, L.P.....  $      --     $      --     $  (10,698)   $   23,693 $   26,360
NET INCOME.............  $   72,701    $   59,838    $   17,282(c) $   36,424 $   83,919
  Less: Preferred stock
   dividend
   requirements........      11,327        11,818         9,490         1,262      1,475
                         ----------    ----------    ----------    ---------- ----------
NET INCOME APPLICABLE
 TO COMMON STOCK.......  $   61,374    $   48,020    $    7,792(c) $   35,162 $   82,444
                         ==========    ==========    ==========    ========== ==========
EARNINGS PER SHARE OF
 COMMON STOCK..........  $     1.40    $     1.10    $      .18(c) $      .82 $     1.94
TOTAL ASSETS...........  $3,134,774(c) $2,861,880(c) $2,816,558(c) $1,764,437 $1,759,100
LONG-TERM OBLIGATIONS
 AND REDEEMABLE
 PREFERRED STOCK.......  $  869,450    $1,042,541    $1,034,470    $  499,421 $  497,308
COMMON STOCK AND OTHER
 STOCKHOLDERS' EQUITY..  $1,075,825(c) $1,024,213(c) $1,002,880(c) $  842,297 $  820,758
DIVIDENDS PER SHARE OF
 COMMON STOCK..........  $      .52    $      .52    $      .52    $      .46 $      .42

--------
(a) Reflects the consolidation of Valero Natural Gas Partners, L.P. together with its consolidated subsidiaries as of May 31, 1994.
(b) Revised to include revenues from certain refining and marketing trading ac-tivities previously classified as a reduction of cost of sales.
(c) Restated to reflect the effects of a prior period adjustment resulting in a charge to 1994 income for an acquisition expense accrual originally charged to property, plant and equipment. See "Restatement of Financial Informa-tion" in Note 1 of Valero Energy Corporation and Subsidiaries Notes to Con-solidated Financial Statements.

                 WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

  Valero files (and New Valero will file) annual, quarterly and special re-ports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any reports, statements or other in-formation that Valero or New Valero files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Valero's and New Valero's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

  New Valero has filed with the SEC a Registration Statement on Form S-1 (the New Valero Registration Statement) under the Securities Act of 1933, as amend-ed, relating to the shares of New Valero common stock to be issued pursuant to the spinoff. This Prospectus, which forms a part of the New Valero Registra-tion Statement, does not contain all of the information in the New Valero Reg-istration Statement and the related exhibits and schedules. Statements in this Prospectus as to the contents of any contract, agreement or other document are summaries only and are not necessarily complete. For complete information as to these matters, refer to the applicable exhibit or schedule to the New Valero Registration Statement. The New Valero Registration Statement and the related exhibits filed by New Valero may be inspected at the public reference facilities of the SEC listed above.

  The principal office of New Valero is located at 530 McCullough Avenue, San Antonio, Texas 78215 (telephone: (210) 246-2000).

  Questions concerning Valero, New Valero, the Distribution (as defined here-in) or the Merger (as defined herein) should be directed to the Investor Rela-tions Department, Valero Energy Corporation, P.O. Box 500, San Antonio, Texas 78292-0500 (telephone: (210) 246-2099) or Harris Trust and Savings Bank, P.O. Box A3504, Chicago, Illinois 60690-3504, Attn: Proxy Services (telephone:
(312) 461-6001).

                               ----------------

  NO   PERSON  IS   AUTHORIZED  TO   GIVE   ANY  INFORMATION   OR  TO   MAKE
     ANY REPRESENTATIONS OTHER  THAN THOSE CONTAINED  IN THIS  PROSPECTUS,
       AND, IF GIVEN OR MADE,  SUCH INFORMATION OR REPRESENTATIONS MUST
          NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                 INTRODUCTION

  This Prospectus (the "Prospectus") is being furnished to stockholders of Valero Energy Corporation, a Delaware corporation ("Valero"), in connection with the contemplated pro rata distribution (the "Distribution") to Valero stockholders of shares of common stock, par value $0.01 per share ("New Valero Common Stock"), of Valero Refining and Marketing Company, a Delaware corporation and wholly owned subsidiary of Valero ("New Valero"). The holders of Valero common stock, par value $1.00 per share ("Valero Common Stock"), will receive, at the time the Distribution is effected (the "Time of Distribution"), one share of New Valero Common Stock, together with an associated Valero preferred share purchase right (a "Right"), with respect to each share of Valero Common Stock held by such holder on the record date for the Distribution (the "Distribution Record Date") (references hereinafter to New Valero Common Stock will be deemed to include a reference to the associated Rights). The Distribution will result in 100% of the outstanding shares of New Valero Common Stock being distributed to Valero stockholders on a share-for-share basis. The Distribution is being effected by Valero in connection with the acquisition by PG&E Corporation, a California corporation ("PG&E Corp."), of the Natural Gas Business, pursuant to a merger (the "Merger") of a newly formed subsidiary of PG&E Corp. ("Merger Sub") with and into Valero immediately following the Distribution. After the Merger, Valero will be renamed "PG&E Gas Transmission, Texas, Co." and New Valero will be renamed "Valero Energy Corporation."

  Valero stockholders are being asked to vote on the Distribution and the Merger but are not being asked to vote on any of the asset transfers or other actions taken to facilitate the Distribution (the "Intercorporate Reorganization") or on the acquisition (the "Basis Acquisition") of Basis Petroleum, Inc. ("Basis"), a wholly owned subsidiary of Salomon Inc ("Salomon"). Although the Distribution will not be effected unless the Merger is approved and about to occur, the Distribution is separate from the Merger and the New Valero Common Stock to be received by holders of Valero Common Stock in the Distribution will not constitute a part of the Merger consideration. No consideration will be paid by Valero stockholders for the shares of New Valero Common Stock to be received by them in the Distribution. There is currently no public trading market for trading the shares of New Valero Common Stock. New Valero intends to apply to list the New Valero Common Stock on the New York Stock Exchange, Inc. (the "NYSE") where it is expected to be traded under the symbol "VLO."

  The Distribution has not yet been declared by the Valero Board of Directors (the "Valero Board"), and, accordingly, the Distribution Record Date has not yet been determined. The Distribution may be abandoned at any time prior to the date of its effectiveness by the Valero Board in the event of the termination of the Agreement and Plan of Merger, dated as of January 31, 1997 (as it may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), among Valero, PG&E Corp. and Merger Sub, which is attached as Appendix A to the Proxy Statement-Prospectus which was mailed to the stockholders of Valero together with this Prospectus (the "Proxy Statement-Prospectus"). See "The Merger Agreement" in the Proxy Statement-Prospectus.

  The Distribution and the Merger (sometimes referred to herein collectively as the "Transactions") are conditioned upon receipt of opinions of Wachtell, Lipton, Rosen & Katz, special counsel to Valero and Orrick, Herrington & Sutcliffe LLP, counsel to PG&E Corp. (together, the "Tax Opinions"), as to certain income tax consequences of the Transactions. The opinion of Wachtell, Lipton, Rosen & Katz is to be principally to the effect that, for federal income tax purposes, the receipt of New Valero Common Stock in the Distribution will be tax free to holders of Valero Common Stock and to Valero and the receipt of PG&E Corp. common stock, no par value, ("PG&E Corp. Common Stock") in the Merger also will be tax free. The opinion of Orrick, Herrington & Sutcliffe LLP is to be principally to the effect that the receipt of PG&E Corp. Common Stock in the Merger will be tax free for federal income tax purposes. See "The Proposed Transactions--Material Federal Income Tax Consequences" in the Proxy Statement-Prospectus.

  The following terms will be used throughout this Prospectus:

"Natural Gas Business"...........  the business involving natural gas and natural gas liquids related services, power marketing and risk management activities which is being acquired by PG&E Corp. pursuant to the Merger Agreement.

"Refining Business"..............  the business involving the refining and processing of petroleum and other
                                   feedstocks and the marketing of various
                                   fuels and other products which is owned and operated by New Valero and is being spun off immediately prior to the Merger. The Refining Business will include the business of Basis.

  All of the agreements, instruments, understandings, assignments and other arrangements, excluding the Merger Agreement, to be entered into in connection with the transactions contemplated by the Agreement and Plan of Distribution (the "Distribution Agreement"), including, without limitation, the Tax Sharing Agreement among Valero, New Valero and PG&E Corp. (the "Tax Sharing Agreement"), the Employee Benefits Agreement between Valero and New Valero (the "Employee Benefits Agreement") and the Interim Services Agreement between Valero and New Valero (the "Interim Services Agreement") are sometimes referred to herein collectively as the "Ancillary Agreements."

                                 RISK FACTORS

  Stockholders should carefully consider and evaluate the following risk factors together with the other information set forth in this Prospectus.

  Stockholders should also be aware that this Prospectus includes certain estimates, predictions, projections and other "forward-looking statements" that involve various risks and uncertainties. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect New Valero's current judgment regarding the direction of its business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions, or other future performance suggested herein. Some important factors (but not necessarily all factors) that could affect New Valero's sales volumes, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in any forward-looking statement include the following: general economic conditions in the areas served by the Refining Business; changes in commodity pricing and demand; renewal or satisfactory replacement of New Valero's residual oil feedstock arrangements as well as market, political or other forces generally affecting the pricing and availability of residual oil feedstock and other refinery feedstocks and refined products; excess industry capacity; competition from products and services offered by other energy enterprises; changes in the cost or availability of third-party vessels, pipelines and other means of transporting feedstocks and products; the acquisition of Basis described herein and implementation of the cost reductions and operational changes and realization of certain assumptions described in "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations--Basis Petroleum"; execution of planned capital projects; accidents or other unscheduled shutdowns affecting New Valero's, its suppliers' or its customers' pipelines, plants, machinery or equipment; weather conditions affecting New Valero's operations or the areas in which New Valero's products are marketed; state and federal environmental, economic, safety and other policies and regulations, any changes therein, legal or regulatory delays or other factors beyond New Valero's control; adverse rulings, judgments, or settlements in litigation or other legal matters, including unexpected environmental remediation costs in excess of any reserves; the introduction or enactment of legislation including tax legislation, affecting the spinoff and the merger; adverse changes in the credit ratings assigned to New Valero's debt securities and trade credit and the other factors referred to herein under "Risk Factors." New Valero undertakes no obligation to release publicly the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

NO OPERATING HISTORY AS AN INDEPENDENT COMPANY

  New Valero does not have an operating history as an independent public company. While New Valero has been profitable as part of Valero, there is no assurance that as a stand-alone company profits will continue at the same level. The Refining Business has historically relied on Valero for various financial and administrative services. After the Distribution, New Valero will maintain its own lines of credit, banking relationships and administrative functions.

NO PRIOR MARKET FOR NEW VALERO COMMON STOCK

  There has been no prior trading market for New Valero Common Stock and there can be no assurance as to the prices at which the New Valero Common Stock will trade before or after the Time of Distribution. Until the New Valero Common Stock is fully distributed and an orderly market develops, the prices at which the New Valero Common Stock trades may fluctuate significantly. Prices for the New Valero Common Stock will be determined in the trading markets and may be influenced by many factors, including the depth and liquidity of the market for New Valero Common Stock, investor perceptions of New Valero and the prospects for its businesses, the amount of New Valero's reported earnings or losses, New Valero's dividend policy and general economic and market conditions. See "--New Valero Dividend Policy" and "The Distribution--Listing and Trading of New Valero Common Stock."

NEW VALERO DIVIDEND POLICY

  The decision to declare a dividend and the amount thereof, if any, will be in the sole discretion of the New Valero Board of Directors (the "New Valero Board"). Any future payment of dividends will depend upon the financial condition, capital requirements and earnings of New Valero, and such other factors that the New Valero Board may deem relevant. Following the Distribution, the New Valero Board will consider declaring a quarterly cash dividend with respect to the New Valero Common Stock. However, the New Valero Board may change its policy on dividends at any time.

CERTAIN ANTI-TAKEOVER EFFECTS

  The Restated Certificate of Incorporation of New Valero (the "New Valero Certificate"), the By-laws of New Valero (the "New Valero By-laws"), the Rights and the Delaware General Corporation Law (the "DGCL") contain several provisions that could have the effect of delaying, deferring or preventing a change of control of New Valero in a transaction not approved by the New Valero Board. In addition, the New Valero Board has adopted certain other programs, plans and agreements with its management and/or employees which may make such a change of control more expensive. See "--Certain Federal Income Tax Considerations" and "Anti-Takeover Effects of Certain Provisions."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  As a condition to the Merger (and therefore, as a condition to the Distribution as well), Valero and PG&E Corp. must receive Tax Opinions to the effect that, for United States federal income tax purposes (i) the Distribution will qualify as a transaction described in Section 355 of the Internal Revenue Code of 1986, as amended (the "Code") and a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code and (ii) the Merger will qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code. The Tax Opinions will be based, in part, on certain factual representations and assumptions. PG&E Corp., Valero and New Valero have agreed to certain restrictions on their future actions following the Distribution to provide further assurance that the Transactions will qualify for tax-free treatment. If the Distribution were taxable, then (i) corporate level income taxes would be payable by the consolidated group of which Valero is the common parent, based upon the amount by which the fair market value of the New Valero Common Stock distributed in the Distribution exceeds Valero's basis therein and (ii) each holder of Valero Common Stock who receives shares of New Valero Common Stock in the Distribution would be treated as if such stockholder received a taxable distribution, taxed as a dividend to the extent of such stockholder's pro rata share of Valero's current and accumulated earnings and profits. New Valero has agreed to indemnify Valero and PG&E Corp. for any adverse corporate level income tax consequences resulting from the failure of the Distribution and/or the Merger to qualify for tax-free treatment, except that Valero will be liable to the extent that such failure is attributable to actions of Valero following the Distribution that are inconsistent with the contemplated tax treatment of the Distribution and the Merger. See "Agreements Between Valero and New Valero--Tax Sharing Agreement." The potential corporate level income tax liability which could arise from an acquisition of New Valero for a period of time following the Distribution, together with the foregoing indemnification arrangements, could have an anti-takeover effect with respect to a potential acquisition of control of New Valero.

BASIS ACQUISITION

  As is discussed more fully in "Business and Properties--Acquisition of Basis Petroleum", "Business and Properties--Litigation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Basis Petroleum," on April 22, 1997, Valero entered into a stock purchase agreement to acquire Basis, and on May 1, 1997, pursuant to the terms of the stock purchase agreement, Valero acquired Basis. Basis owns three refineries located in Texas and Louisiana and conducts marketing operations. Basis has recently completed a significant refinery upgrading project which has not been fully reflected in its operating results; additionally, Basis has incurred operating losses during the last several years. New Valero does not have an operating history with respect to the Basis refineries. While New Valero's Refining Business has been profitable, there is no assurance that, following the Basis Acquisition, the combined entities will be profitable, or will be able to achieve the cost savings and operational improvements anticipated by New

Valero or that the projected prices of refinery feedstocks and refined products assumed by New Valero in connection with the Basis Acquisition will be realized. Additionally, although Valero and New Valero have conducted a due diligence investigation of Basis prior to the closing of the purchase, the scope of such investigation, particularly in light of the volume of environmental, litigation and other matters to be investigated, has necessarily been limited. The stock purchase agreement provides for indemnification from the seller with respect to suits, actions, claims and investigations pending at the time of the acquisition and for additional indemnification, subject to certain terms, conditions and limitations, with respect to other matters. However, there can be no assurance that other material matters, not identified or fully investigated in due diligence, will not subsequently be identified or that the matters heretofore identified will not prove to be more significant than currently expected.

INDEMNIFICATION

  From and after the effective time of the Merger (the "Effective Time"), New Valero and its successors and assigns will indemnify, defend and hold harmless Valero and PG&E Corp. from and against, and pay or reimburse Valero and PG&E Corp. for certain losses arising from (i) certain New Valero assets and liabilities relating to the Refining Business, (ii) with respect to information provided by New Valero any untrue statement of a material fact contained in any filings with the SEC or any omission to state in such filings a material fact so as to make the statement not misleading, (iii) certain guarantees made by Valero relating to the Refining Business and certain specified indebtedness of New Valero, (iv) the transfer of certain real property by warranty deeds, (v) any breach by New Valero of the Distribution Agreement and (vi) the enforcement by Valero and PG&E Corp. of their rights to be indemnified, defended and held harmless under the Distribution Agreement. The amount of any loss or liability for which indemnification is provided will be net of any amounts actually recovered by the indemnitee from third parties. See "Agreements Between Valero and New Valero--Distribution Agreement."

EFFECT OF ECONOMIC AND OTHER CONDITIONS ON OPERATING MARGINS

  New Valero conducts significant refining and marketing operations in the state of Texas and the surrounding region, and significant marketing operations in the northeastern, southeastern and midwestern United States. Results of these operations will be significantly affected by changes in the volumes of refined products sold and the prices received on those volumes. These, in turn, are influenced by such factors as the general economic condition of such regions, which affect the overall demand for gasoline and other refined products, the actions taken by competitors, including both pricing and the expansion and retirement of refining capacity in response to market conditions and environmental and other regulations. Projections as to the level of future earnings are dependent on New Valero's ability to produce and sell the volumes of refined products and to achieve the margins on which those projections are based.

EFFECT OF POLITICAL AND REGULATORY FACTORS ON NEW VALERO'S OPERATIONS

  New Valero's ability to conduct refining and marketing operations is dependent on the political and regulatory climate in the particular geographic regions where its properties are located, as well as environmental regulations issued by the state and federal governments, including particularly regulations dealing with gasoline composition and characteristics. New Valero's ability to negotiate and implement specific projects in a timely and favorable manner may be impacted by political considerations unrelated to or beyond the control of New Valero. Political constraints either in the form of express legal requirements or general political pressure may limit the margins otherwise available to New Valero. Possible political and regulatory actions by governments may affect future results in unpredictable ways.

OPERATING HAZARDS

  New Valero's refining and marketing operations are subject to various hazards common to the industry, including explosions, fires, and uncontrollable flows of oil and gas. They are also subject to the additional hazards of loss from severe weather conditions.

COMMODITY PRICING AND DEMAND

  New Valero's refining and marketing operating results are affected by the relationship between refined product prices and residual fuel oil ("resid") prices, which, in turn, are largely determined by market forces. The price of resid is affected by the relationship between the growth in the demand for fuel oil and other products (which increases crude oil demand, thereby increasing the supply of resid when more crude oil is processed) and worldwide additions to resid conversion capacity (which has the effect of reducing the available supply of resid). The crude oil and refined products markets typically experience periods of extreme price volatility and may vary based on factors such as seasonal weather patterns, the national and regional economy, market demand, regulatory changes, the price of resid and other feedstocks, the ability of regional refiners and New Valero to provide a sufficient supply of refined products and unexpected national and international events. During such periods, disproportionate changes in the prices of refined products and resid usually occur. Also, a substantial amount of New Valero's Refinery (as defined herein) feedstocks and refined product production is purchased or sold on the spot market or under short-term contracts at market sensitive prices. Spot market prices for such feedstock and products are subject to volatile trading patterns in the commodity futures markets, including among others, the New York Mercantile Exchange, because of the factors mentioned above. Although the futures markets provide some indication of feedstock and refined product prices for the subsequent 12 to 18 months, prices in the futures markets are subject to substantial changes in relatively short periods of time. The potential impact of changing crude oil and refined product prices on New Valero's results of operations is further affected by the fact that New Valero generally buys its resid feedstock approximately 45 to 50 days prior to processing it in the Refinery (as defined herein).

FEEDSTOCK SUPPLY

  The predominant feedstock for the Refinery is resid produced at refineries outside the United States. Most of the large refineries in the United States are able to convert internally produced resid into higher value end-products. Many overseas refineries, however, are less sophisticated, process a smaller portion of resid internally, and therefore produce larger volumes of resid for sale. As a result, New Valero acquires and expects to acquire most of its resid in international markets. New Valero has entered into several term agreements for the supply of approximately 58,000 barrels per day of resid feedstocks at market-related prices which provide for approximately 70% of New Valero's estimated resid feedstock requirements for 1997. These supply agreements include an agreement with the Saudi Arabian Oil Company to provide an average of 36,000 barrels per day of resid from its Ras Tanura, Saudi Arabia, refinery through mid-1998. The Saudi Arabian Oil Company has advised New Valero that it plans to begin operation of certain new resid conversion units at the Ras Tanura refining complex in 1998. As a result, the production of resid at Ras Tanura for export would be significantly reduced. A reduction in resid production at Ras Tanura could adversely affect the price or availability of resid feedstocks in the future. New Valero believes that if any of its existing feedstock arrangements were interrupted or terminated, supplies of resid could be obtained from other sources or on the open market; however, New Valero could be required to incur higher feedstock costs or substitute other types of resid, thereby producing less favorable operating results. Over the past few years, demand for the type of resid feedstock now processed at the Refinery has increased in relation to the availability of supply. New Valero expects resid to continue to sell at a discount to crude oil, but is unable to predict future relationships between the supply of and demand for resid. Installation of additional refinery crude distillation and upgrading facilities, as well as price volatility, international political developments and other factors beyond the control of New Valero, are likely to continue to play an important role in refining industry economics.

COMPETITION

  The refining industry is highly competitive with respect to both supply and markets. New Valero competes with numerous other companies for available supplies of resid and other feedstocks and for outlets for its refined products. Whereas New Valero obtains all of its resid feedstock from unaffiliated sources, many of New Valero's competitors obtain a significant portion of their feedstocks from company-owned production and are able to dispose of refined products at their own retail outlets. Competitors that have their own production or retail outlets may be able to offset losses from refining operations with profits from producing or retailing operations, and may be better positioned than New Valero to withstand periods of depressed refining margins or feedstock shortages. See "Business and Properties--Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ENVIRONMENTAL MATTERS

  Like others in similar businesses, Valero is, and New Valero will be, subject to extensive federal, state and local environmental laws and regulations. Although New Valero's environmental policies and practices are designed to ensure compliance with these laws and regulations, future developments and increasingly stringent regulation could require New Valero to make additional unforeseen expenditures relating to environmental matters. In 1996, capital expenditures for the Refining Business attributable to compliance with environmental regulations were approximately $5 million and are currently estimated to be $7 million for 1997 (exclusive of any expenditures for Basis). Although the level of future expenditures for such matters cannot be determined with absolute certainty, based on the facts currently known to it, management does not believe that such costs are likely to have a material effect on New Valero's financial position, results of operations or liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties-- Environmental Matters."

                               THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION

  For the past several years, Valero's management has noted significant, ongoing changes in the natural gas industry, as well as in the electric utility industry. Valero recognized that these trends would change the terms and conditions upon which it would be required to compete in the future.

  Over a period of years continuing until November 1996, Valero management engaged in discussions with prospective joint venture partners regarding possible alliances, combinations, partnerships or joint venture transactions involving its Natural Gas Business. However, Valero management was not successful in arranging any such transaction on satisfactory terms. Over this same period, merger and acquisition activity in the energy industry, as well as the size and scope of announced transactions, increased markedly.

  On November 21, 1996, Valero announced that the Valero Board had determined to pursue strategic alternatives to further position its businesses for future growth, including accelerating existing efforts to seek a strategic alliance for Valero's Natural Gas Business and likely spinoff of its Refining Business. The management and Valero Board concluded that such a transaction had the greatest potential for enhancing the competitive position of the Natural Gas Business, and thereby enhancing overall stockholder value, since Valero stockholders would receive--on a tax-free basis--both common stock in a new company (i.e., the Natural Gas Business combined with the acquiror's existing business) that would have a stronger market position and stronger earnings growth potential than Valero's Natural Gas Business on a stand-alone basis, as well as separate common stock in the spun off company holding the Refining Business. Valero also concluded that a separation of the Refining Business from the Natural Gas Business would benefit the Refining Business by permitting it to adopt a capitalization structure and strategies and investment opportunities that best suited its needs, without concern for or competition for capital from the Natural Gas Business.

  On January 30, 1997, the Valero Board reviewed the terms of the Merger Agreement, the Distribution Agreement, and the Ancillary Agreements, determined that the Distribution and the Merger were in the best interests of Valero and Valero's stockholders and approved the Merger Agreement, the Distribution Agreement and the Ancillary Agreements.

  The Valero Board believes that the Distribution and the Merger will accomplish a number of important business objectives. The Distribution and Merger will allow Valero's stockholders to retain an equity participation in a stronger, more competitive natural gas business and to realize a significant premium for Valero's existing Natural Gas Business. The Valero Board also believes that the Distribution will permit Valero's stockholders to continue their participation in the Refining Business in a form designed to maximize its strengths and focus on its particular business needs by adopting strategies and pursuing investment opportunities that are appropriate to its business and operating needs without concern for or competition for capital from the Natural Gas Business. The Distribution will enable New Valero to have its own publicly traded equity security to finance its own growth opportunities. By distributing the New Valero Common Stock to Valero's stockholders, the Valero Board believes that there will be a greater potential for increasing the long-term value of the investment of Valero's stockholders in the Refining Business. The Valero Board believes that the Distribution and Merger will enable investors to evaluate better the performance, investment characteristics and the future prospects of the Refining Business now conducted by Valero, enhancing the likelihood that it will achieve appropriate market recognition of its performance and potential.

MANNER OF EFFECTING THE DISTRIBUTION

  The Distribution is expected to be effected immediately prior to the Effective Time. Immediately after the Time of Distribution, the New Valero Common Stock will be delivered to the distribution agent (the "Distribution Agent"). As soon as practicable thereafter, the Distribution Agent will begin mailing share certificates for New Valero Common Stock to holders of Valero Common Stock as of the close of business on the Distribution Record Date on the basis of one share of New Valero Common Stock for every share of Valero Common Stock held on the Distribution Record Date. Based on the number of shares of Valero Common Stock issued and outstanding at May 2, 1997 and after giving effect to the expected conversion of shares of Valero's $3.125 Convertible Preferred Stock (the "Convertible Preferred Stock"), the exercise of certain Valero Options (as defined herein) and the issuance of 3,429,796 shares of Valero Common Stock to Salomon in connection with the Basis Acquisition, approximately 56 million shares of New Valero Common Stock are expected to be issued pursuant to the Distribution. All shares of New Valero Common Stock will be fully paid, nonassessable and free of preemptive rights. The New Valero Board is expected to adopt the New Valero Rights Agreement (as defined herein) and declare a distribution of one Right for every outstanding share of New Valero Common Stock, which Rights will be evidenced by the outstanding certificates of New Valero Common Stock distributed in the Distribution. Each Right, among other things, would allow stockholders to purchase additional shares of New Valero Common Stock upon the occurrence of certain takeover related events. See "Description of New Valero Capital Stock--New Valero Purchase Rights."

  Immediately following the Distribution, PG&E Corp., pursuant to the Merger, will acquire the Natural Gas Business and each share of Valero Common Stock will, at the Effective Time, be converted into a right to receive a fraction of a share of PG&E Corp. Common Stock. Shares of Valero Common Stock owned by PG&E Corp. or Valero and their wholly owned subsidiaries will not be so converted. See "The Merger Agreement" in the Proxy Statement-Prospectus.

  Following the Distribution, approximately 94 million shares of New Valero Common Stock will remain authorized but unissued, of which approximately 4.8 million will be reserved for issuance pursuant to incentive compensation awards and other employee stock plans.

  NO HOLDER OF VALERO COMMON STOCK WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF NEW VALERO COMMON STOCK TO BE RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE SHARES OF VALERO COMMON STOCK (OTHER THAN IN REGARD TO THE EXCHANGE AS PART OF THE MERGER AS DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS) OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE NEW VALERO COMMON STOCK.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  For a discussion of the material United States federal income tax consequences of the Transactions to Valero and Valero's stockholders, please refer to "Material Federal Income Tax Consequences" in the Proxy Statement-Prospectus. In addition to describing United States federal income tax consequences of the Transactions, that section of the Proxy Statement-Prospectus also discusses the President's budget recommendations calling for new legislation which could have an effect on the Transactions. If the proposed United States legislative initiatives are enacted or pending prior to the Merger with an effective date provision that could cause Valero to be subject to tax, the Tax Opinions may not be available and as a result the Distribution and the Merger may not be consummated.

LISTING AND TRADING OF NEW VALERO COMMON STOCK

  The New Valero Common Stock is expected to be listed on the NYSE, under the symbol "VLO." There is currently no public trading market for New Valero Common Stock. Prices at which New Valero Common Stock may trade prior to or following the Distribution cannot be predicted. See "Risk Factors--No Prior Market for New Valero Common Stock." A when-issued trading market is expected to develop on or about the Distribution Record Date. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. Prices at which the shares of New Valero Common Stock may trade on a when-issued basis or after the Distribution cannot be predicted.

  As of the Distribution Record Date, New Valero expects to have approximately 6,300 stockholders of record, based upon the number of holders of record of Valero Common Stock as of March 31, 1997. The Transfer Agent and Registrar for the New Valero Common Stock will be Harris Trust and Savings Bank. As of April 30, 1997, approximately 4 million options to acquire shares of Valero Common Stock were outstanding, of which, if outstanding at the Distribution, approximately 3 million will be converted into options to acquire shares of New Valero Common Stock in connection with the Distribution, were held by current or former employees of New Valero.

  Shares of New Valero Common Stock distributed to Valero stockholders in the Distribution will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of New Valero under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of New Valero generally include individuals or entities that control, are controlled by, or are under common control with, New Valero, and may include certain officers and directors of New Valero as well as principal stockholders of New Valero, if any. Persons who are affiliates of New Valero may sell their shares of New Valero Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(2) of the Securities Act and Rule 144 thereunder.

                              REGULATORY MATTERS

  Other than as described in the Proxy Statement-Prospectus, no material United States federal or state regulatory approvals are required in connection with the Distribution which have not been obtained. For a discussion of United States regulatory approvals with respect to the Transactions, see "The Merger Agreement--Certain Regulatory Matters" in the Proxy Statement-Prospectus.

                   AGREEMENTS BETWEEN VALERO AND NEW VALERO

  For the purpose of effecting the Distribution and governing certain of the relationships between Valero and New Valero after the Distribution, Valero and New Valero have entered or will enter into the various agreements described below. The Distribution Agreement, the material features of which are summarized below, is attached as Appendix B to the Proxy Statement-Prospectus, and the Ancillary Agreements, the material features of which are summarized below, have been filed as exhibits to New Valero's Registration Statement on Form S-1 (the "New Valero Registration Statement"). The following descriptions do not purport to be complete and are qualified in their entirety by reference to such agreements.

DISTRIBUTION AGREEMENT

  Method of Effecting the Distribution. The Distribution Agreement provides that, at the Time of Distribution, Valero will distribute all outstanding shares of New Valero Common Stock to holders of record of Valero Common Stock on the Distribution Record Date on the basis of one share of New Valero Common Stock for each share of Valero Common Stock outstanding on the Distribution Record Date. The Distribution will be made immediately prior to PG&E Corp. acquiring Valero through the Merger.

  Intercorporate Reorganization. Prior to or at the Time of Distribution, Valero and New Valero will complete the Intercorporate Reorganization the purpose and effect of which will be to facilitate the Merger by separating the Natural Gas Business from the Refining Business. The assets retained by Valero will consist principally of the assets that are used primarily in or held primarily for use in or otherwise necessary for the operation, as presently conducted, of the Natural Gas Business. The assets owned by New Valero will consist principally of the assets that are used primarily in or held primarily for use in or otherwise necessary for the operation, as presently conducted, of the Refining Business.

  The Distribution Agreement provides that Valero will transfer to New Valero or to one of New Valero's subsidiaries all of Valero's right, title and interest in certain Refining Business assets. New Valero will transfer to Valero or a subsidiary of Valero (a "Retained Subsidiary"), all of New Valero's right, title and interest in certain Natural Gas Business assets. Valero or a Retained Subsidiary will assume and agree to pay, perform and discharge in due course certain liabilities relating to or arising in connection with the Natural Gas Business. New Valero or one of New Valero's subsidiaries will assume and agree to pay, perform and discharge in due course certain liabilities relating to or arising from the Refining Business, Valero's filings with the SEC prior to the Time of Distribution, any breach or alleged breach by any director or officer of Valero of the director's fiduciary duties to Valero and its stockholders occurring at or prior to the Effective Time, the MTBE plant in Mexico (as defined and described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--1996 Compared to 1995"), and certain assumed liabilities.

  Repayment of Intercompany Indebtedness and Cash Dividend. Prior to the Time of Distribution, Valero will redeem (or convert) the Convertible Preferred Stock. The redemption, if any, of the Convertible Preferred Stock will be funded by Valero with the proceeds of borrowings under the $835 million credit facility (the "New Credit Facility") which New Valero will assume immediately prior to the Distribution. Prior to the Time of Distribution, New Valero shall pay a cash dividend (the "Cash Dividend") to Valero in an amount equal to $210,000,000.

  Valero and New Valero will (a) eliminate without payment the $212,450,000 net amount of the intercompany note owing from Valero to New Valero as of December 31, 1996, (b) refrain from creating any obligations under such intercompany note after December 31, 1996, except in the ordinary course of business consistent with past practice or as contemplated by the Ancillary Agreements and (c) satisfy by cash payment at the Time of Distribution the full net amount of such note for the period from January 1, 1997 to the Time of Distribution (which intercompany note will not reflect the assumption by New Valero of liabilities related to the acquisition of Basis and redemption of the Convertible Preferred Stock). Prior to the assumption by New Valero of liabilities under the New Credit Facility, all liabilities under the New Credit Facility that are unrelated to (i) Valero's acquisition of Basis or
(ii) the redemption of the Convertible Preferred Stock will be transferred to certain uncommitted facilities of Valero or, to the extent capacity is not available thereunder, be borne by Valero by a reduction in amounts owed by New Valero (or an increase in amounts owed by Valero) under the intercompany note.

  Valero Guarantees. Neither New Valero nor any of its subsidiaries (the "New Valero Group") will increase its outstanding obligations in excess of the aggregate amount of all obligations under certain guarantees of Valero (the "Valero Guarantees") as of January 31, 1997, nor will New Valero or the New Valero Group renew or enter into any additional obligations for which Valero would act as guarantor unless such guarantee by its terms expires as to Valero and its subsidiaries (the "Valero Group") without further liability at or prior to the Time of Distribution. New Valero will use its reasonable best efforts to obtain any amendments to, or consents with respect to, the Valero Guarantees that are necessary in order that Valero be released no later than the Time of Distribution from any liability or obligation under the Valero Guarantees; provided that if any such release has not been obtained by the Time of Distribution, New Valero will: (i) provide Valero with a full indemnity with respect thereto and (ii) continue to use its best efforts to obtain such release as soon as practicable thereafter.

  Use of Names, Trademarks, etc. Pursuant to the Distribution Agreement, from and after the Time of Distribution, New Valero will have all rights, including all intellectual property rights in and exclusive use of the trademarks, trade names and service marks, the United States federal and Mexican registrations and applications, the Internet domain registration and exclusive use of the name "Valero," and any and all other designs, logos and slogans, related to the names "Valero" and "Valero Energy Corporation" and the "Walking Flame" service mark, and all other rights (whether tangible or intangible, statutory, at common law or otherwise) in connection therewith, whether alone or in combination with one or more other words or marks in connection therewith. As promptly as practicable after the Effective Time, but in any event no later than six months after the Effective Time, Valero will cease using the "Valero" name and mark or service mark and the "Walking Flame" service mark.

  Intercompany Arrangements. Certain agreements, contracts, arrangements and commitments, between a member of the New Valero Group on the one hand, and Valero or one of its subsidiaries on the other hand, which were entered into prior to the closing date of the Transactions for the purchase or sale of goods or services, will remain in effect as of and after the Time of Distribution.

  Non-Competition Covenants. From and after the Distribution until the second anniversary of the closing date of the Transactions, New Valero will not, and will cause its affiliates and subsidiaries not to, directly or indirectly, within the geographic area in which such businesses are currently conducted by the Valero Group (i) engage in marketing natural gas or marketing and trading electric power (a "Competitive Business") (provided that nothing in the Distribution Agreement will preclude New Valero from marketing surplus electric power generated at its refineries), (ii) sell, assign or otherwise transfer the trademarks, trade names, service marks, the use of the name "Valero" or any and all other designs, logos and slogans, related to the names "Valero" and "Valero Energy Corporation" and the "Walking Flame" service mark to a Competitive Business, or (iii) invest in, as principal, partner or stockholder (otherwise than through the ownership of less than 4% of the outstanding voting securities of any corporation which are listed on a national securities exchange or accepted for quotation on the over-the-counter market), any person, partnership, firm, corporation or other business entity which is engaged in a Competitive Business; provided, that New Valero will not be precluded from acquiring (or, thereafter, from operating) a Competitive Business if the operations constituting a Competitive Business are incidental to a larger acquisition of a business or entity whose principal operations do not constitute a Competitive Business.

  Conditions to the Distribution. The obligations of Valero to consummate the Distribution are subject to the fulfillment of each of the following conditions: (i) each of the covenants and provisions in the Distribution Agreement required to be performed or complied with on or before the Time of Distribution having been performed and complied with; (ii) each condition to the closing of the Merger Agreement, other than the condition as to the consummation of the Distribution, having been fulfilled or waived by the party for whose benefit such condition exists; (iii) the Boards of Directors of Valero and PG&E Corp. being satisfied that Valero's surplus would be sufficient to permit, without violation of Section 170 of the DGCL, the Distribution and having given final approval of the Distribution; (iv) the New Valero Common Stock having been approved for listing, upon notice of issuance, on the NYSE; (v) the Distribution having been duly approved by the requisite vote of the holders of Valero Common Stock; and (vi) the Intercorporate Reorganization having been completed as contemplated by the terms of the Distribution Agreement.

  The condition to Valero's obligation to consummate the Distribution may be waived in whole or part as may be agreed by Valero and PG&E Corp., and to the extent permitted by applicable law.

  Indemnification. Pursuant to the Distribution Agreement, from and after the Effective Time, New Valero and its successors and assigns, on the one hand, and Valero and its successors and assigns, on the other hand, will indemnify each other for certain losses (defined in the Distribution Agreement as "Indemnifiable Losses") arising from certain matters. Additionally, pursuant to an Agreement and Consent, dated as of March 10, 1997 (the "Consent"), executed in connection with the letter of intent relating to the Basis Acquisition, New Valero has agreed to indemnify Valero and PG&E Corp. with respect to certain matters regarding the Basis Acquisition.

  Specifically, New Valero and its successors and assigns will indemnify, defend and hold harmless the Valero Group from and against, and pay or reimburse the Valero Group for, all Indemnifiable Losses, as incurred:

    (i) relating to or arising from certain New Valero assets or liabilities relating to the Refining Business (including the failure by New Valero to pay, perform or otherwise discharge such liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Time of Distribution;

    (ii) arising from or based upon any untrue statement of a material fact contained in any of the filings with the SEC, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by Valero relating to the New Valero Group contained in or omitted from such filings;

    (iii) relating to the Valero Guarantees and Valero's guarantee of the industrial revenue bonds ("IRBs");

    (iv) relating to the transfer of certain real property by warranty deeds;

    (v) relating to any breach or violation of the Distribution Agreement by New Valero or, prior to the Time of Distribution, by Valero; any breach by New Valero or, prior to the Time of Distribution, by Valero, of any of the representations, warranties or covenants made in the Distribution Agreement, or any inaccuracy or misrepresentation in the schedules thereto or in any certificate or document delivered in accordance with the terms of the Distribution Agreement;

    (vi) incurred in connection with the enforcement by any member of the Valero Group of its rights to be indemnified, defended and held harmless under the Distribution Agreement; or

    (vii) relating to or arising from the Basis Acquisition of the assets or business being acquired, or from any breach of violation of the Consent by New Valero (or prior to the Effective Time, Valero).

  Valero and its successors and assigns will indemnify, defend and hold harmless the New Valero Group for and against, and pay or reimburse the New Valero Group for, all Indemnifiable Losses, as incurred:

    (i) relating to or arising from certain Valero assets or liabilities relating to the Natural Gas Business (including the failure by Valero to pay, perform or otherwise discharge such liabilities in accordance with their terms), whether such Indemnifiable Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Time of Distribution;

    (ii) arising from or based upon any untrue statement of a material fact contained in any filings with the SEC, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information provided by PG&E Corp. relating to PG&E Corp. or any of its subsidiaries contained in or omitted from such filings; or

    (iii) incurred in connection with the enforcement by any member of the New Valero Group of its rights to be indemnified, defended and held harmless under the Distribution Agreement.

  The amount of any Indemnifiable Losses or other liability for which indemnification is provided under the Distribution Agreement will be net of any amounts actually recovered by the indemnitee from third parties (including, without limitation, amounts actually recovered under insurance policies) with respect to such Indemnifiable Losses or other liability.

  Modification or Amendment. The Distribution Agreement provides that Valero and New Valero may modify or amend the Distribution Agreement only by written agreement executed and delivered by duly authorized officers of Valero and New Valero, and the written consent of PG&E Corp. thereto.

TAX SHARING AGREEMENT

  Prior to the Transactions, Valero, New Valero and PG&E Corp. will enter into the Tax Sharing Agreement, which will set forth each party's rights and obligations with respect to payments and refunds, if any, of federal, state, local or other taxes for periods before the Transactions. The Tax Sharing Agreement will also address related matters, such as the filing of tax returns and the conduct of audits and other tax proceedings.

  In general, under the Tax Sharing Agreement, Valero and New Valero will each be responsible for its allocable share of the federal, state and other taxes incurred by the combined operations of Valero and New Valero prior to the Distribution. Furthermore, New Valero will be responsible for any tax liability resulting from the Transactions, including any tax arising as a result of the failure of the Distribution to qualify as a transaction described in Section 355 of the Code and/or as a "reorganization" under
Section 368 of the Code, or of the Merger to qualify as a "reorganization" under Section 368 of the Code (a "Reorganization Tax"), except as follows: pursuant to the Tax Sharing Agreement, Valero will be responsible for any Reorganization Tax attributable to certain actions taken by Valero and/or PG&E Corp. and for any tax liability resulting from the Transactions other than a Reorganization Tax liability to the extent such tax liability is less than $3 million.

EMPLOYEE BENEFITS AGREEMENT

  The discussion below summarizes the terms by which assets relating to, and liabilities arising under, various benefit plans and programs presently maintained by Valero will be allocated pursuant to the Employee Benefits Agreement.

  Employees. The Employee Benefits Agreement provides for the transfer of employees between New Valero and Valero in connection with the Distribution.

  Stock Options and SARs. The Employee Benefits Agreement provides that, effective as of the Time of Distribution, each option to purchase Valero Common Stock ("Valero Option") held by a current or former New Valero employee will be converted into an option to acquire shares of New Valero Common Stock and, in connection with the Merger, each Valero Option held by a current or former employee of Valero will be converted into an option to acquire shares of PG&E Corp. Common Stock, in each case in a manner that will provide equivalent value to each Valero Option holder by preserving the aggregate "spread" that existed prior to the Transactions between the per share value of Valero Common Stock and the per share exercise price of the Valero Options being converted. Each Valero stock appreciation right ("SAR") which is held by a current or former New Valero employee and is outstanding at the Time of Distribution will be replaced as of the Time of Distribution with a number of New Valero SARs equal to the number of Valero SARs held by the holder immediately before such replacement in a manner that will provide equivalent value to each Valero SAR holder in the manner noted above.

  The Employee Benefits Agreement sets forth the manner in which the Valero Options of current and former employees of New Valero will be converted. Pursuant to the Employee Benefits Agreement, the per share exercise price of each New Valero option will be equal to the product of (i) the per share exercise price of the Valero Option immediately prior to the conversion multiplied by (ii) a fraction, the numerator of which is the Average Price (as defined herein) of New Valero Common Stock and the denominator of which is the Average Price of Valero Common Stock (the "Conversion Ratio"). The number of shares of New Valero Common Stock for which each New Valero option will be exercisable will be equal to the product of the number of shares of Valero Common Stock for which the Valero Option is exercisable immediately prior to the conversion multiplied by the reciprocal of the Conversion Ratio. "Average Price" with respect to any stock means the average of the daily closing prices per share of such stock on the NYSE for the 15 consecutive full NYSE trading days ending on the trading day before the Time of Distribution, in the case of New Valero Common Stock trading on a "when-issued" basis. The Employee Benefits Agreement also sets forth the manner in which Valero SARs held by current and former employees of New Valero will be converted, which is similar to the manner noted above with regard to Valero Options.

  Pension Plan. The Employee Benefits Agreement provides that, effective as of the Time of Distribution, New Valero will become the sponsor of the Pension Plan (as defined herein), which shall subsequently be referred to as the "New Valero Pension Plan." New Valero and the New Valero Pension Plan will thereafter be solely responsible for (i) pension liabilities existing immediately prior to the Time of Distribution to, or relating to, individuals employed by Valero after the Distribution, which liabilities shall become payable upon the retirement of such individuals, (ii) all liabilities to or relating to former employees of Valero and New Valero and (iii) all liabilities to or relating to current employees of New Valero.

  Non-Employee Directors Pension Plan. The Employee Benefits Agreement provides that, effective as of the Time of Distribution, New Valero shall assume and become solely responsible for all liabilities existing under the Non-Employee Director Pension Plan as of the Time of Distribution.

  Thrift Plan. The Employee Benefits Agreement provides that, effective as of the Time of Distribution, New Valero shall become the sponsor of Valero's thrift plan (the "Valero Thrift Plan"), which shall subsequently be referred to as the "New Valero Thrift Plan." Each current Valero employee participating in the Valero Thrift Plan prior to the Distribution shall be entitled to either (i) maintain his or her account in the New Valero Thrift Plan; (ii) transfer the account balance to a qualified "Individual Retirement Account";
(iii) transfer the account balance to the PG&E Corp. thrift plan; or (iv) receive a distribution of the account balance. (The transfers described in clauses (ii) and (iii) are hereinafter referred to as "Thrift Plan Transfers"). New Valero and the New Valero Thrift Plan shall be solely responsible for all liabilities arising under the New Valero Thrift Plan after the Time of Distribution to or with respect to current New Valero employees, former employees of both Valero and New Valero, and Valero employees who elected to maintain their account balances in the New Valero Thrift Plan.

  Excess Thrift Plan. The Employee Benefits Agreement provides that, effective as of the Time of Distribution, New Valero shall become the sponsor of Valero's excess thrift plan (the "Valero Excess Thrift Plan") and shall thereby assume all liabilities to or with respect to current and former employees of both Valero and New Valero arising under such plan.

  Supplemental Retirement Plans and Supplement Executive Retirement Agreements. The Employee Benefits Agreement provides that, effective as of the Time of the Distribution, New Valero shall become the sponsor of Valero's supplemental retirement plan (the "Valero Supplemental Retirement Plan") and Valero's Supplemental Executive Retirement Plan (the "SERP") and shall thereby assume all liabilities with respect to current and former employees of both Valero and New Valero under such plans. Such obligations of New Valero under the SERP are substantially fully funded through investments held in a trust established for the SERP (the "SERP Trust").

  The Employee Benefits Agreement provides further that, effective as of the Time of Distribution, New Valero shall be solely responsible for all liabilities arising under certain supplemental executive retirement agreements between Valero and former and current employees of both Valero and New Valero.

  Other Post Employment Benefits. The Employee Benefits Agreement provides that, effective as of the Time of Distribution, New Valero shall be solely responsible for all liabilities to former employees of both Valero and New Valero as well as current employees of New Valero arising under Valero's health care and life insurance programs.

  Deferred Compensation Plans. The Employee Benefits Agreement provides that, effective as of the Time of Distribution, New Valero shall become the sponsor of each of the two Valero deferred compensations plans, and shall thereby assume all liabilities of Valero arising under such plans to or relating to former and current employees of both Valero and New Valero.

  Severance Pay. The Employee Benefits Agreement provides that, for the purpose of any policy, plan program or agreement of Valero that provides for severance benefits, no Valero employee shall be deemed to have experienced a termination or severance of employment as a result of the Distribution.

  VESOP. The Employee Benefits Agreement provides that, at a time sufficiently in advance of the Time of Distribution to permit subsequent transactions relating to the leveraged employees' stock ownership plan sponsored by Valero (the "VESOP") (which are described in this paragraph) to occur prior to the Time of Distribution, Valero shall direct the trustee of the VESOP to sell Valero stock held in the VESOP suspense account in an amount sufficient to repay all outstanding debt of the VESOP. Following such transaction, Valero shall direct the trustee of the VESOP to allocate whatever stock remains in the suspense account to the accounts of participants in the VESOP. Valero shall subsequently terminate or merge the VESOP into the Valero Thrift Plan in a transaction consistent with the requirements of Section 4.14(l) of the Code.

  ESOP. The Employee Benefits Agreement provides that, prior to certain Thrift Plan Transfers, Valero shall terminate or merge the non-leveraged employees' stock ownership plan sponsored by Valero (the "ESOP") into the Valero Thrift Plan in a transaction consistent with the requirements of Section 4.14(l) of the Code.

  Indemnification. The Employee Benefits Agreement provides that all liabilities allocated pursuant to such Agreement shall be treated as Indemnifiable Losses under the Distribution Agreement. As a result, each of Valero and New Valero will indemnify, defend and hold harmless the other for all liabilities allocated to the indemnifying party pursuant to the Employee Benefits Agreement. For additional discussion of indemnification obligations and procedures, see "--Distribution Agreement--Indemnification."

INTERIM SERVICES AGREEMENT

  Term and Termination. The term of the Interim Services Agreement will commence at the Effective Time and will end on December 31, 1998, except for any particular service that is earlier canceled or for which the Interim Services Agreement specifically provides for an earlier or later termination.

  Payment. The Interim Services Agreement provides that certain fees, which are detailed in an exhibit to the Interim Services Agreement, will be charged for the services rendered by Valero and New Valero under the Interim Services Agreement. The fees will be calculated at a percentage use, cost or other basis depending on the services to be rendered.

  Information Services. In consideration for certain fees, Valero will provide various information services to New Valero. Such information services involve, among other things, data processing services, computer maintenance for the Valero system computer equipment, data storage, and access and instructions with regard to the Valero system.

  Financial and Regulatory Services. In consideration for certain fees, each of Valero and New Valero will provide the other with various financial and regulatory services. Such financial and regulatory services involve, among other things, tax services, governmental compliance services and check printing.

  Administrative Services. In consideration for certain fees, Valero will provide various administrative services to New Valero. Such administrative services involve, among other things, San Antonio, Texas office space and parking, security, telecommunications, mail, printing and document design and records storage, and travel.

  In consideration for certain fees, New Valero will provide various administrative services to Valero. Such administrative services involve, among other things, Houston, Texas office space, health care, payroll services and accounts payable processing.

  Liability and Indemnification. Neither Valero nor New Valero makes any warranty, express or implied, with respect to the services to be provided by Valero or New Valero with respect to the quality of performance of services provided under the Interim Services Agreement. The liability of any performing party ("Performing Party") with respect to the quality of performance of services provided under the Interim Services Agreement is limited to the total compensation for the services provided by the Performing Party under the Interim Services Agreement and will not include any contingent liability. The sole remedy (other than the amount of damages described in the foregoing sentence) for the Performing Party's breach of the Interim Services Agreement will be the termination of the Interim Services Agreement.

  With respect to any service performed for the benefit of a receiving party (the "Receiving Party"), the Receiving Party will indemnify, defend and hold the Performing Party harmless from and against any and all claims (except for certain excepted claims) incurred by or assessed against the Performing Party in connection with (i) the performance of services by the Performing Party under the Interim Services Agreement, (ii) the injury to or death of any individual during the term of the Interim Services Agreement who is an employee of the Receiving Party at the time of the occurrence which causes such injury or death, or (iii) loss of or damage to any property of the Receiving Party during the term of the Interim Services Agreement. With respect to the services performed by the Performing Party, the Performing Party will indemnify, defend and hold the Receiving Party harmless from and against any and all claims incurred by or assessed against the Receiving Party in connection with the gross negligence, willful misconduct, or fraud of, or the imposition of punitive or exemplary damages against, the Performing Party in the performance of services under the terms of the Interim Services Agreement.

  All indemnities set forth in the Interim Services Agreement extend to the officers, directors, employees and affiliates of the party indemnified. Unless the Interim Services Agreement expressly provides to the contrary, the indemnities set forth therein apply regardless of whether the indemnified party (or its employees, agents, contractors, successors or assigns) was a contributing cause of the indemnified claim, expressly including indemnified claims arising out of or resulting, in whole or part, from the indemnified party's (or its employees', agents', contractors', successors' or assigns') sole or concurrent negligence. However, the indemnities set forth in the Interim Services Agreement do not extend to any part of an indemnified claim that is the result of the gross negligence, willful misconduct or fraud of the indemnified party or the result of the imposition of punitive or exemplary damages on the indemnified party.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  For financial reporting purposes, New Valero is a "successor registrant" to Valero and, as such, all financial information included in this discussion and in the historical financial statements beginning on page F-2 represent the historical financial information of Valero. Therefore, references to the "Company" in this discussion and in the related historical financial statements are references to Valero, without giving effect to the Distribution or the Merger.

OVERVIEW

  The Company, a Delaware corporation incorporated in 1955, is a diversified energy company engaged in the production, transportation and marketing of environmentally clean fuels and products. The Company conducts its business through two business segments: the Refining Business, which refines, processes and markets various fuels and products, and the Natural Gas Business, which owns and operates natural gas pipeline systems and natural gas processing plants and markets natural gas and natural gas liquids (natural gas liquids are sometimes referred to herein as "NGL").

THE PROPOSED TRANSACTIONS

  On January 31, 1997, the Company announced that it had entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, which immediately prior to the Merger will operate only the Natural Gas Business. Prior to the Merger, the Company will (and will cause its subsidiaries to) (i) transfer all assets and related liabilities of the Refining Business that are not already owned by New Valero or its subsidiaries to New Valero or its subsidiaries and (ii) transfer all assets and related liabilities of the Natural Gas Business that are not already owned directly by the Company or by one of the Company's subsidiaries involved in the Natural Gas Business to the Company or one of such subsidiaries. Immediately prior to the Merger, the Company will spin off New Valero to the Company's stockholders in a tax-free distribution. Each holder of Valero Common Stock will receive one share of New Valero Common Stock for each share of Valero Common Stock owned immediately prior to the Distribution. In addition, prior to the Distribution, New Valero will pay a dividend to the Company pursuant to the terms of the Distribution Agreement. See "--Liquidity and Capital Resources" and "Description of Certain New Valero Indebtedness."

  The transactions described above are subject to, among other things, approval by the Company's stockholders, receipt of the Tax Opinions of the Company's and PG&E Corp.'s tax counsel regarding certain tax aspects of the Transactions and certain regulatory approvals. See "Agreements Between Valero and New Valero" and "The Merger Agreement--Conditions" in the Proxy Statement-Prospectus. If the transactions described above are consummated, at the Time of Distribution the only business that will be conducted by New Valero will be the Refining Business.

CHANGE IN SEGMENT REPORTING

  Prior to January 1, 1996, the Company reported three separate business segments: (i) a natural gas segment, (ii) a natural gas liquids segment and
(iii) a refining segment. Due to the restructuring of the interstate natural gas pipeline industry in 1993 through Federal Energy Regulatory Commission ("FERC") Order 636 and the resulting transformation of the United States natural gas industry into a more market and customer-oriented environment, the Company has recently integrated its natural gas and natural gas liquids businesses. Effective January 1, 1996, in recognition of this integration, the Company began to report its natural gas and natural gas liquids businesses as one industry segment. The primary effect of this change on the Company's segment disclosures was the elimination of volume, revenue and income amounts related to natural gas fuel and shrinkage volumes sold to and transported for the natural gas liquids segment by the natural gas segment. The Company's 1995 and 1994 financial and operating highlights for its Natural Gas Business which follow under "--Results of Operations," and the discussion of the Company's Natural Gas Business which follows under "--Results of

Operations--1995 Compared to 1994--Segment Results," have been revised from that contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 to reflect this change in segment reporting.

ACQUISITION OF VNGP, L.P.

  As described in Note 3 of Notes to Consolidated Financial Statements, the merger of Valero Natural Gas Partners, L.P. ("VNGP, L.P." and together with VNGP, L.P.'s consolidated subsidiaries, sometimes referred to herein as the "Partnership") with the Company (the "VNGP Merger") was consummated on May 31, 1994. As a result of the VNGP Merger, VNGP, L.P. became a subsidiary of the Company. The accompanying consolidated statements of income of the Company for the years ended December 31, 1996, 1995 and 1994 reflect the Company's 100% interest in the Partnership's operations after May 31, 1994 and its effective equity interest of approximately 49% for all periods prior to and including May 31, 1994. Because 1994 results of operations for the Natural Gas Business are not comparable to subsequent and prior periods due to the VNGP Merger, the discussion of this segment which follows under "--Results of Operations--1995 Compared to 1994--Segment Results" is based on pro forma operating results for 1994 that reflect the consolidation of the Partnership with the Company for all of such year.

RESULTS OF OPERATIONS

  The following are the Company's financial and operating highlights for each of the three years in the period ended December 31, 1996. For 1995 and 1994, operating revenues and operating income (loss) by segment and certain Natural Gas Business operating statistics have been restated to conform to the 1996 presentation. As used throughout this Prospectus, "Mbbls" is an abbreviation for "thousand barrels," "MMcf" is an abbreviation for "million cubic feet" and "Mcf" is an abbreviation for "thousand cubic feet."The amounts in the following table are in thousands of dollars, unless otherwise noted:

                                                 YEAR ENDED DECEMBER 31,
                                             ----------------------------------
                                                1996        1995        1994
                                             ----------  ----------  ----------
OPERATING REVENUES:
  Refining Business (1)....................  $2,757,801  $1,950,657  $1,090,368
  Natural Gas Business (2).................   2,445,504   1,396,468     784,287
  Other (2)................................         123         126      42,639
  Intersegment eliminations (2)............    (212,747)   (149,379)    (79,854)
                                             ----------  ----------  ----------
    Total..................................  $4,990,681  $3,197,872  $1,837,440
                                             ==========  ==========  ==========
OPERATING INCOME (LOSS):
  Refining Business........................  $  110,046  $  141,512  $   78,660
  Natural Gas Business (2).................     132,178      83,180      61,944
  Corporate general and administrative ex-
   penses and other, net (2)...............     (41,315)    (35,901)    (14,679)
                                             ----------  ----------  ----------
    Total..................................  $  200,909  $  188,791  $  125,925
                                             ==========  ==========  ==========
EQUITY IN EARNINGS (LOSSES) OF AND INCOME
 FROM:
  Valero Natural Gas Partners, L.P. (3)....  $      --   $      --   $  (10,698)
  Joint ventures...........................  $    3,899  $    4,827  $    2,437
LOSS ON INVESTMENT IN PROESA JOINT VEN-
 TURE......................................  $  (19,549) $      --   $      --
(PROVISION FOR) REVERSAL OF ACQUISITION EX-
 PENSE ACCRUAL (5).........................  $   18,698  $   (2,506) $  (16,192)
OTHER INCOME, NET..........................  $    4,921  $    5,248  $    3,431
INTEREST AND DEBT EXPENSE, NET.............  $  (95,177) $ (101,222) $  (76,921)
NET INCOME (5).............................  $   72,701  $   59,838  $   17,282
NET INCOME APPLICABLE TO VALERO COMMON
 STOCK (5).................................  $   61,374  $   48,020  $    7,792
EARNINGS PER SHARE OF VALERO COMMON STOCK
 (5).......................................  $     1.40  $     1.10  $      .18
PRO FORMA OPERATING INCOME (LOSS) (4):
  Refining Business........................  $  110,046  $  141,512  $   78,660
  Natural Gas Business.....................     132,178      83,180      69,769
  Corporate general and administrative ex-
   penses and other, net...................     (41,315)    (35,901)    (22,486)
                                             ----------  ----------  ----------
    Total..................................  $  200,909  $  188,791  $  125,943
                                             ==========  ==========  ==========
OPERATING STATISTICS:
  Refining Business:
    Throughput volumes (Mbbls per day).....         170         160         146
    Average throughput margin per barrel...  $     5.29  $     6.25  $     5.36
    Sales volumes (Mbbls per day) (1)......         291         231         140
  Natural Gas Business (4):
    Gas volumes (MMcf per day):
      Sales................................       1,693       1,429       1,139
      Transportation.......................       1,665       1,430       1,398
                                             ----------  ----------  ----------
        Total gas volumes..................       3,358       2,859       2,537
                                             ==========  ==========  ==========
    Average gas sales margin per Mcf.......  $     .146  $     .162  $     .184
    Average gas transportation fee per
     Mcf...................................  $     .089  $     .094  $     .102
    NGL plant production:
      Production volumes (Mbbls per day)...        80.9        80.3        79.5
      Average NGL market price per gallon..  $     .354  $     .258  $     .265
      Average gas cost per Mcf.............  $     1.93  $     1.40  $     1.75
      Average NGL margin per gallon........  $     .103  $     .080  $     .076

--------
(1) Revised for 1995 to include revenues and associated volumes related to certain Refining Business trading activities previously classified as a reduction of cost of sales.
(2) Reflects the consolidation of the Partnership commencing June 1, 1994.
(3) Represents the Company's approximate 49% effective equity interest in the operations of the Partnership and interest income on certain capital lease transactions with the Partnership for the period prior to June 1, 1994.
(4) Operating income (loss) presented herein for 1994 represents pro forma amounts that reflect the consolidation of the Partnership with the Company for all of such year. Operating statistics for the Natural Gas Business segment for 1994 represent pro forma statistics that reflect such consolidation.
(5) Restated for 1994 to reflect the effects of a prior period adjustment resulting in a charge to income for an acquisition expense accrual originally charged to property, plant and equipment. See "Restatement of Financial Information" in Note 1 of Valero Energy Corporation and Subsidiaries Notes to Consolidated Financial Statements.

 1996 COMPARED TO 1995

 CONSOLIDATED RESULTS

  The Company reported net income of $72.7 million, or $1.40 per share, for the year ended December 31, 1996 compared to $59.8 million, or $1.10 per share, for the year ended December 31, 1995. For the fourth quarter of 1996, net income was $18.8 million, or $.37 per share, compared to $12.9 million, or $.23 per share, for the fourth quarter of 1995. Net income and earnings per share increased during the 1996 fourth quarter and total year compared to the same periods in 1995 due primarily to a significant increase in operating income from the Company's Natural Gas Business, partially offset by a decrease in Refining Business operating income and an increase in corporate expenses. Lower net interest expense also contributed to the increase in net income and earnings per share, partially offset by higher income taxes.

  Operating revenues increased $1.8 billion, or 56%, to $5 billion during 1996 compared to 1995 due to an approximate $1 billion, or 75% increase in Natural Gas Business revenues and an approximate $800 million, or 41% increase in Refining Business revenues. Operating income increased $12.1 million, or 6%, to $200.9 million during 1996 compared to 1995 due to a $49 million, or 59% increase in Natural Gas Business operating income, partially offset by a $31.5 million, or 22% decrease in Refining Business operating income and a $5.4 million increase in corporate expenses resulting primarily from higher employee-related and other costs. Changes in operating revenues and operating income by business segment are explained below under "--Segment Results."

  During the fourth quarter of 1996, the Company wrote off its investment in its joint venture project to design, construct and operate a plant in Mexico to produce methyl tertiary butyl ether ("MTBE") and accrued an estimate of additional liabilities associated with such investment resulting in a loss of $19.5 million (see Note 7 of Valero Energy Corporation and Subsidiaries Notes to Consolidated Financial Statements). Also in the fourth quarter of 1996, the Company recorded $16.6 million of income representing the reversal of the excess portion of an accrual established in May 1994 to cover expected costs related to the Company's acquisition of the publicly held units of VNGP, L.P. Net interest and debt expense decreased $6 million to $95.2 million during 1996 compared to 1995 due primarily to a decrease in bank borrowings and paydowns of certain outstanding nonbank debt, partially offset by the issuance of medium-term notes ("Medium-Term Notes") in the first half of 1995. See "-- Liquidity and Capital Resources." Income tax expense increased $5.7 million in 1996 compared to 1995 due primarily to higher pre-tax income.

 SEGMENT RESULTS

 Refining Business

  Operating revenues from the Company's Refining Business operations increased $807.1 million, or 41%, to $2.8 billion during 1996 compared to 1995 due primarily to a 26% increase in sales volumes and a 12% increase in the average sales price per barrel. The increase in sales volumes was due primarily to increased volumes from trading and rack marketing activities, and a 6% increase in average daily throughput volumes resulting from various unit improvements and enhancements made during 1995 and a reduced impact on production due to unit turnarounds which occurred in 1996 compared to 1995, partially offset by the effects of two second quarter 1996 power outages at the Company's petroleum refinery in Corpus Christi, Texas (the "Refinery"). The average sales price per barrel increased due primarily to higher gasoline and distillate prices which generally followed an increase in crude oil prices during 1996.

  Operating income from Refining Business operations decreased $31.5 million, or 22%, to $110 million during 1996 compared to 1995 due primarily to a decrease in total throughput margins and higher operating expenses. The decrease in total throughput margins was due primarily to lower oxygenate margins resulting from higher butane feedstock costs, particularly in the fourth quarter, lower margins on sales of petrochemical feedstocks, and decreased results from price risk management activities. These decreases in throughput margins were partially offset by the increase in throughput volumes noted above, higher distillate margins, and an improvement in discounts on purchases of resid feedstocks. Operating expenses increased due primarily to costs associated with the Company's joint venture methanol plant which was placed in service in late August 1995 and higher variable costs resulting from increased throughput at the Refinery.

  The Company has entered into various term feedstock supply agreements for approximately 58,000 barrels per day of resid which are based on market prices and extend through 1997, including an agreement with the Saudi Arabian Oil Company for approximately 36,000 barrels per day which extends through mid-1998. These agreements provide approximately 70% of the Refinery's estimated daily resid feedstock requirements for 1997. The Company believes that if any of its existing resid feedstock arrangements were interrupted or terminated, supplies of resid could be obtained from other sources or on the open market. However, because the demand for the type of resid feedstock now processed at the Refinery has increased in relation to the availability of supply over the past few years, if any such interruptions or terminations did occur, the Company could be required to incur higher resid feedstock costs or substitute other types of resid, thereby producing less favorable operating results. The Company also has two agreements to supply feedstock for the Refinery's crude unit; one with the Chinese state-owned oil company for approximately 22,000 barrels per day of sweet crude oil extending through June 1997, and one with a domestic refiner for approximately 8,000 barrels per day of crude oil extending through the end of 1997. The remainder of the Refinery's resid and crude feedstocks are purchased at market-based prices under short-term contracts. Production from the Company's joint venture methanol plant normally provides all of the methanol feedstock presently required for the Refinery's production of oxygenates (as defined herein) used in reformulated gasoline ("RFG").

  In 1996, a maintenance turnaround and a catalyst change for the Refinery's hydrodesulfurization unit (the "HDS Unit") were completed in July, a turnaround of the Refinery's MTBE plant (the "MTBE Plant") was completed in September during which its capacity was increased by approximately 1,500 barrels per day, and turnarounds of the Refinery's Hydrocracker (as defined herein) and naphtha Reformer (as defined herein) units were completed in December. In early December, an explosion occurred at the methanol plant as it was being shut down for repairs. The Company's share of repair costs is estimated to be $2.5 million, and the plant resumed operations in late February 1997. In 1995, a maintenance turnaround and a catalyst change for the HDS Unit and turnarounds of the Hydrocracker and naphtha Reformer units were all completed in April of that year. The MTBE Plant was down for nine days in January 1997 to replace a catalyst and the HOC unit was down for approximately two weeks in the second quarter of 1997 for unscheduled maintenance. During 1997, the crude unit is scheduled for a maintenance turnaround in the second quarter, and the HDS Unit is scheduled for a maintenance turnaround and catalyst change in the fourth quarter.

  The Company enters into various exchange-traded and over-the-counter financial instrument contracts with third parties to manage price risk associated with refining feedstock and fuel purchases, refined product inventories and refining operating margins. Although such activities are intended to limit the Company's exposure to loss during periods of declining margins, such activities could tend to reduce the Company's participation in rising margins. In 1996, refining throughput margins were reduced by $1.2 million as a result of hedging activities compared to a $12.8 million benefit in 1995. The 1995 benefit resulted primarily from favorable price swap contracts on methanol, since methanol prices dropped by over 70% during that year. In 1996 and 1995, the Company was also able to reduce its operating costs by $2.8 million and $1 million, respectively, as a result of hedges on refining natural gas fuel requirements. See Note 1 under "Price Risk Management Activities" and Note 6 of Valero Energy Corporation and Subsidiaries Notes to Consolidated Financial Statements.

 Natural Gas Business

  Operating revenues from the Company's Natural Gas Business operations increased $1 billion, or 75%, to $2.4 billion during 1996 compared to 1995 due primarily to a 47% increase in average natural gas sales prices, an 18% increase in natural gas sales volumes, primarily off-system sales, a 37% increase in average NGL market prices, and a 28% increase in NGL sales volumes. Natural gas sales prices and volumes were higher due to increased demand for natural gas to replenish low industry-wide natural gas storage inventories drawn down by extreme cold winter weather during the 1996 first quarter and which remained below 1995 levels during all of 1996. Natural gas demand also increased due to early cold weather during the 1996 fourth quarter. NGL market prices increased as a result of historically low NGL inventory levels, firm petrochemical and refining demand, and strong crude oil and refined product prices. NGL sales volumes were higher due primarily to an increase in NGL marketing activities.

  Operating income from Natural Gas Business operations increased $49 million, or 59%, to $132.2 million during 1996 compared to 1995 due primarily to higher margins on NGL production, and, to a lesser extent, to increases in total gas sales margins, natural gas transportation revenues and income from NGL trading activities. Total margins on NGL production were higher due to the substantial increase in average NGL market prices noted above and to an approximate $16 million increase in benefits from price risk management activities which limited the increase in natural gas fuel and shrinkage costs. Total gas sales margins increased due primarily to the increase in off-system sales volumes noted above and to increased benefits from price risk management activities, partially offset by an increase in fuel costs. Natural gas transportation revenues were higher due to a 16% increase in transportation volumes resulting from increased marketing activities, partially offset by a 5% decrease in average transportation fees. NGL trading income increased due primarily to the increase in NGL marketing activities noted above. NGL production volumes increased slightly in 1996 compared to 1995 as production increases at various plants resulting from the completion in 1995 and 1996 of certain operational improvements and production enhancements generally offset the effects of the sale of two of the Natural Gas Business's West Texas processing plants in August 1995.

  Demand for natural gas continues to be affected by the operation of various nuclear and coal power plants in the Natural Gas Business's core service area. At full operation, the South Texas Project nuclear plant in Bay City, Texas and the Comanche Peak nuclear plant near Ft. Worth, Texas displace approximately 650 MMcf per day and 600 MMcf per day of natural gas demand, respectively. In addition, coal-fired electrical generation facilities owned and operated by San Antonio City Public Service displace a portion of natural gas demand.

  The Natural Gas Business's gas sales and transportation businesses are based primarily on competitive market conditions and contracts negotiated with individual customers. The Natural Gas Business has been able to mitigate, to some extent, the effect of competitive industry conditions by aggressive marketing efforts to increase gas sales and transportation volumes, particularly in its off-system marketing business with local distribution and industrial companies throughout the United States, and by the flexible use of its strategically located pipeline system. However, gas sales and transportation margins remain under intense pressure as the natural gas industry continues to adjust to deregulation and the customer-driven market that has developed since FERC Order 636 was enacted.

  Gas sales are also made, to a significantly lesser extent, to intrastate customers under contracts with 20- to 30-year terms which originated in the 1960s and 1970s. These contracts provide for the sale of gas at its weighted average cost ("WACOG"), plus a margin. In addition to the cost of gas purchases, WACOG has included storage, gathering and other fixed costs, including the amortization of deferred gas costs related to the settlement of take-or-pay and related claims. As a result of contracts expiring in 1998, the majority of storage costs previously included in WACOG (see Note 14 of Valero Energy Corporation and Subsidiaries Notes to Consolidated Financial Statements), will no longer be recovered through these gas sales rates.

  The Natural Gas Business's NGL operations benefit from the strategic location of its facilities in relation to natural gas supplies and markets, particularly in South Texas which is a core supply area for the Natural Gas

Business's natural gas and NGL operations. Currently, approximately 93% of the Natural Gas Business's NGL production comes from plants in South Texas and the Texas Gulf Coast. The Natural Gas Business's NGL operations should benefit in the longer term from the expected continued growth in demand for NGLs as petrochemical feedstocks and in the production of MTBE. The demand for NGLs, particularly natural gasoline, will continue to be affected seasonally, however, by Environmental Protection Agency ("EPA") regulations limiting gasoline volatility during the summer months.

  The Natural Gas Business enters into various exchange-traded and over-the-counter financial instrument contracts with third parties to manage price risk associated with its natural gas storage, natural gas marketing and NGL operations. Such activities are intended to manage price risk but may result in gas, fuel and shrinkage costs either higher or lower than those that would have been incurred absent such activities. In 1996 and 1995, total gas sales margins benefitted from gas cost reductions of $23.4 million and $12 million, respectively, resulting from price risk management activities. Of these amounts, $12.6 million and $5.6 million, respectively, were recognized in the 1996 and 1995 fourth quarters. In addition, in 1996 and 1995, total margins on NGL production benefitted from fuel and shrinkage cost reductions of $19.7 million and $4.1 million, respectively, resulting from price risk management activities. For all such activities, an additional $16.6 million and $3.8 million was deferred at December 31, 1996 and 1995, respectively, which is recognized as a reduction to cost of sales in the subsequent year. See Note 1 under "Price Risk Management Activities" and Note 6 of Valero Energy Corporation and Subsidiaries Notes to Consolidated Financial Statements.

 1995 COMPARED TO 1994

 CONSOLIDATED RESULTS

  The Company reported net income of $59.8 million, or $1.10 per share, for the year ended December 31, 1995 compared to $17.3 million, or $.18 per share, for the year ended December 31, 1994. For the fourth quarter of 1995, net income was $12.9 million, or $.23 per share, compared to net income of $3.9 million, or $.02 per share, for the fourth quarter of 1994. Net income and earnings per share increased during 1995 compared to 1994 due primarily to a significant increase in operating income from the Refining Business, improved operating results from the Natural Gas Business, including the effect of the VNGP Merger, and the nonrecurring recognition in expense in 1994 of an accrual for loss contingencies recorded in connection with the VNGP Merger. The increases in net income and earnings per share resulting from these factors were partially offset by increases in corporate expenses, net interest expense and income tax expense and the nonrecurring recognition in income in 1994 of deferred management fees resulting from the VNGP Merger. The increase in earnings per share was also partially offset by an increase in preferred stock dividend requirements resulting from the issuance in March 1994 of 3.45 million shares of the Convertible Preferred Stock. See Note 9 of Valero Energy Corporation and Subsidiaries Notes to Consolidated Financial Statements.

  Operating revenues increased $1.4 billion, or 74%, to $3.2 billion during 1995 compared to 1994 due primarily to an increase in operating revenues from Refining Business operations which is explained under "--Segment Results" and the inclusion of operating revenues attributable to Partnership operations in all of 1995 versus only the months of June through December in 1994. Other operating revenues decreased $42.5 million due to the elimination of management fee revenues received by the Company from the Partnership as a result of the VNGP Merger.

  Operating income increased $62.9 million, or 50%, to $188.8 million during 1995 compared to 1994 due primarily to an increase in operating income from Refining Business operations and to the inclusion of Partnership operating income in all of 1995 versus only the months of June through December in 1994. Partially offsetting these increases in operating income was an increase in corporate expenses, net, resulting primarily from the nonrecurring recognition in income in 1994 of deferred management fees resulting from the VNGP Merger, the allocation of corporate expenses to the Partnership in 1994 for the periods prior to the VNGP Merger and an increase in compensation expense.

  As a result of the VNGP Merger and the Company's change in the method of accounting for its investment in the Partnership from the equity method to the consolidation method, the Company did not report equity in earnings (losses) of and income from the Partnership for 1995 and the months of June through December 1994. See "--Segment Results" for a discussion of the Natural Gas Business's operations, including 100% of the operations of the Partnership on a pro forma basis for 1994. Equity in earnings of joint ventures increased
$2.4 million to $4.8 million for 1995 compared to 1994 due to an increase in the Company's equity in earnings of Javelina Company ("Javelina"), a general partnership that owns a refinery off-gas processing plant in Corpus Christi, Texas. Javelina's earnings increased due primarily to higher product prices as a result of strong product demand from the petrochemical industry, as well as from lower feedstock costs.

  Net interest and debt expense increased $24.3 million to $101.2 million during 1995 compared to 1994 due primarily to the inclusion of Partnership interest expense in all of 1995 versus only the months of June through December in 1994, and to a lesser extent to the issuance of Medium-Term Notes in December 1994 and the first half of 1995. Income tax expense increased $24.6 million to $35.3 million in 1995 compared to 1994 due primarily to higher pre-tax income.

 SEGMENT RESULTS

 Refining Business

  Operating revenues from Refining Business operations increased $860.3 million, or 79%, to $2 billion during 1995 compared to 1994 due primarily to a 65% increase in sales volumes and a 9% increase in the average sales price per barrel. The increase in sales volumes was due primarily to higher purchases for resale of conventional gasoline to supply rack customers as a result of the Company's conversion of its Refinery operations to produce primarily RFG beginning in the fourth quarter of 1994, a 10% increase in throughput volumes resulting from various unit improvements completed during the latter part of 1994 and first half of 1995, and additional sales volumes in 1995 related to increased fuel oil trading activities. The average sales price per barrel increased due to higher refined product prices, including higher prices received on sales of RFG and other higher-value products.

  Operating income from Refining Business operations increased $62.8 million, or 80%, to $141.5 million during 1995 compared to 1994 due primarily to an increase in total throughput margins partially offset by an increase in operating and other expenses. Total throughput margins increased due to higher margins on sales of RFG, oxygenates and petrochemical feedstocks, the effects of the unit improvements noted above, and the nonrecurrence of a turnaround of the Refinery's heavy oil cracking complex completed during the latter part of 1994, net of the effect of unit turnarounds which occurred in 1995. The increase in total throughput margins resulting from these factors was partially offset by a decrease in conventional refined product margins ("crack spread") resulting primarily from depressed gasoline markets in early 1995 attributable to uncertainties pertaining to the general acceptance of RFG and oxygenates. Costs for the Company's resid feedstocks increased in 1995 compared to 1994 due to a continuing worldwide decrease in resid supplies resulting from the addition of new refinery upgrading capacity and increased production of light sweet crude oil in relation to heavy crude oil. However, the effect of such increased resid costs on throughput margins was more than offset by a decrease in other feedstock costs, including a $7.5 million increase in benefits from price risk management activities, approximately $7 million of which was attributable to fourth quarter operations. Although operating expenses increased approximately 4% due primarily to higher costs resulting from increased throughput, operating expenses per barrel decreased by approximately 5%. Selling and administrative expenses increased due to higher compensation and other expenses, while depreciation expense increased approximately 4% due to capital expenditures incurred during the latter part of 1994 and in 1995.

  In 1995 and 1994, refining feedstock costs were reduced by $12.8 million and $5.3 million, respectively, as a result of price risk management activities. In addition, in 1995, the Company was able to reduce its operating costs by $1 million as a result of such activities. In 1994, the effect of such activities on operating costs was not significant.

 Natural Gas Business

  Operating income from Natural Gas Business operations was $83.2 million for 1995 compared to pro forma operating income of $69.8 million for 1994. The $13.4 million, or 19%, increase was due primarily to an increase in total gas sales margins and other operating revenues, higher margins on NGL production, a decrease in NGL transportation and fractionation costs, and a decrease in operating, selling and administrative expenses. The increase in operating income resulting from these factors was partially offset by decreases in natural gas transportation revenues and NGL revenues from transportation and fractionation of third-party plant production. Total gas sales margins increased due to a 25% increase in gas sales volumes, reductions in gas costs resulting from price risk management activities, and the nonrecurrence of certain settlements relating to measurement and customer billing differences which adversely affected 1994. The increase in total gas sales margins resulting from these factors was partially offset by reduced volumetric gains and lower unit margins due primarily to an increase in lower-margin spot and off-system sales. Total margins on NGL production were higher due to a decrease in fuel and shrinkage costs resulting from a 20% decrease in the average cost of natural gas, which more than offset a 3% decrease in the average NGL market price. Average natural gas costs decreased due to surplus industry capacity and benefits from price risk management activities, while average NGL prices decreased due to weak ethane prices resulting from above-normal inventory levels. The decrease in operating, selling and administrative expenses was due primarily to the nonrecurrence of certain adverse settlements in 1994, including $6.8 million related to a settlement with the City of Houston regarding a franchise fee dispute, partially offset by higher ad valorem tax, maintenance and compensation expenses. The decrease in transportation revenues was due primarily to an 8% decrease in average transportation fees. NGL production volumes increased slightly in 1995 compared to 1994 as volume increases in 1995 resulting from the addition of new natural gas supplies under processing agreements with natural gas producers and operational improvements and production enhancements at certain of the Natural Gas Business's NGL plants were mostly offset by volume decreases resulting primarily from the sale of two of the Natural Gas Business's West Texas processing plants in August 1995.

  In 1995, total gas sales margins benefitted from gas cost reductions of $12 million resulting from price risk management activities, $5.6 million of which was recognized in the fourth quarter, compared to $2.1 million in 1994 on a pro forma basis. In addition, in 1995, total margins on NGL production benefitted from fuel and shrinkage cost reductions of $4.1 million resulting from price risk management activities. In 1994, the effect of such activities on fuel and shrinkage costs was not significant. For all such activities, an additional $3.8 million and $6.8 million was deferred at December 31, 1995 and 1994, respectively, which is recognized as a reduction to cost of sales in the subsequent year.

 Other

  Pro forma corporate general and administrative expenses and other, net, increased $13.4 million during 1995 compared to 1994 due primarily to the nonrecurring recognition in income in 1994 of deferred management fees resulting from the VNGP Merger, as noted above, and an increase in compensation expense.

 BASIS PETROLEUM

  Valero has acquired (and will transfer to New Valero) Basis. Basis owns and operates three petroleum refineries located in Texas and Louisiana and markets refined products. New Valero believes that Salomon has invested approximately $660 million in the Basis refineries for upgrading facilities and other improvements since 1992. Most of these improvements were made at the two Texas refineries. Although Basis recorded a small profit in 1994, Basis's audited financial statements reflect that Basis incurred pre-tax losses of approximately $91 million in 1995 and $100 million in 1996. However, New Valero believes that the Basis refineries can be operated profitably due to recently completed refinery upgrading projects, a reduction in depreciation and amortization expense due to the acquisition cost of Basis being less than its net book value, and a projected reduction in operating and overhead costs expected to be achieved through certain changes to be implemented by New Valero, as described below. New Valero believes that, assuming the realization of the assumptions described below, the Basis refineries will be accretive to New Valero's consolidated cash flow and earnings beginning in 1997.

  The following table shows certain selected pro forma projected income statement, balance sheet and cash flow information for New Valero, Basis, and New Valero and Basis combined for the years ended December 31, 1997 and 1998. Such selected pro forma projected financial information (i) assumes the completion of certain refinery turnarounds, as described below, (ii) reflects cash proceeds of approximately $150 million from an inventory purchase agreement currently being negotiated, (iii) excludes certain marketing operations of Basis which are expected to be discontinued, and (iv) includes a preliminary allocation of the purchase price of Basis to the assets acquired and liabilities assumed. The 1998 cash flow of Basis and New Valero and Basis combined was reduced by $3.2 million representing a projected earn-out payment for the period from May 1, 1997 through April 30, 1998. Operating income and net income for 1998 were each reduced by approximately $.1 million representing the effect of increased depreciation expense resulting from the treatment of the earn-out payment as an additional cost of the acquisition. The purchase accounting adjustments necessary to allocate the purchase price of Basis remain subject to change and the depreciation and amortization expense ultimately reflected in New Valero's financial statements may vary, perhaps significantly, from the information presented herein.

                         NEW VALERO AND BASIS COMBINED
              SELECTED PRO FORMA PROJECTED FINANCIAL INFORMATION
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------
                                      1997                      1998
                            ------------------------- -------------------------
                            NEW VALERO BASIS COMBINED NEW VALERO BASIS COMBINED
                            ---------- ----- -------- ---------- ----- --------
INCOME STATEMENT
 INFORMATION:
  Operating Income.........   $ 133     $47   $ 180     $ 138     $88   $ 226
  Interest expense, net....      13      11      24         8      15      23
  Income taxes.............      42      13      55        47      25      72
  Income from continuing
   operations..............      78      24     102        86      47     133
  Earnings per share of
   common stock from
   continuing operations...    1.53      --    1.90      1.69      --    2.44
BALANCE SHEET INFORMATION:
  Working capital..........     149      50     199       149      50     199
  Property, plant and
   equipment, net..........   1,259     300   1,559     1,343     327   1,670
  Deferred charges and
   other assets............     113      27     140       117      29     146
  Long-term debt...........     251     229     480       245     197     442
  Deferred income taxes and
   other deferred credits
   and other liabilities...     276       5     281       293      20     313
  Stockholders' equity.....     994     143   1,137     1,070     190   1,260
CASH FLOW INFORMATION:
  Depreciation expense.....      56       9      65        56      17      73
  Amortization expense.....      36       3      39        30      13      43
  Capital expenditures.....      85      36     121        60      80     140
  Deferred turnaround and
   catalyst costs..........      18      12      30        29      16      45

  The following table includes historical and projected operating statistics for Basis, reflecting the feedstocks utilized and products produced by Basis for 1995 and for the first nine months of 1996, and as projected following the Basis Acquisition after giving effect to the operational improvements which New Valero expects to implement. The information shown in the column "Historical January-September 1996" reflects charges and yields prior to completion of the Residfiner and ROSE units at the Texas City refinery.

    BASIS REFINERY SYSTEM CHARGE AND YIELD SUMMARY (IN THOUSAND BARRELS PER
                                 CALENDAR DAY)

                                                            HISTORICAL
                                                            JANUARY-
                                                 HISTORICAL SEPTEMBER
                                                    1995       1996    PROJECTED
                                                 ---------- ---------- ---------
FEEDSTOCKS:
Crude oil:
  Medium sour...................................     94        146        159
  Heavy sweet...................................     75         38         80
  Light sweet...................................     66         78         61
                                                    ---        ---        ---
  Total crude oil...............................    235        262        300
Vacuum gas oil..................................     18         21         15
Other feedstocks................................      4         10         14
                                                    ---        ---        ---
Total refinery feedstocks.......................    257        293        329
                                                    ===        ===        ===
PRODUCTS:
Gasoline and components.........................    113        118        132
Distillates.....................................     91         98        129
Naphtha.........................................      4         16         36
Propylene/LPG...................................     16         14         20
Low-sulfur resid................................     15         13         15
High-sulfur resid...............................     18         27          0
Other...........................................      0          8          1
                                                    ---        ---        ---
Total products..................................    257        294        333
                                                    ===        ===        ===

  In preparing such projections, New Valero has made certain assumptions, both with respect to general refining industry conditions and with respect to the future operations of Basis in particular. Such projections and underlying assumptions have been made in good faith and reflect New Valero's current judgment regarding such matters. However, there can be no assurance that actual results will not vary, perhaps significantly, from the future performance suggested herein. See "Forward-Looking Statements." The following principal assumptions have been made by New Valero in preparing the foregoing projections:

  Improved Refining Economics. If refining industry economics improve, New Valero believes that the operating results of the Basis refineries should also improve. New Valero has assumed that during 1997-1998, as well as subsequent periods, there will be some improvement from depressed 1996 levels in general refining economics and, accordingly, in the margins or "spreads" obtainable in the market between key refined products, on the one hand, and high-quality West Texas Intermediate crude oil ("WTI"), a key pricing benchmark, on the other hand, as well as some improvement in the discounts to WTI obtainable for key refinery feedstocks.

  One nominal indicator of refining profitability is the "2-1-1 crack spread," which indicates profitability based upon the Gulf Coast prices received for one barrel of conventional 87 octane unleaded gasoline and one barrel of No. 2 fuel oil, less the cost of two barrels of WTI. Since 1991, the average annual 2-1-1 crack spread per barrel has varied from $2.19 to $3.91, and averaged $2.88 per barrel for such six-year period. For 1996, the average 2-1-1 crack spread per barrel was approximately $2.65. New Valero has assumed that for 1997-1998, the 2-1-1 crack spread will average about $2.68 per barrel in 1997 and about $2.73 per barrel in 1998.

  New Valero expects that medium sour crude oil and heavy sweet crude oil will be the principal feedstocks utilized for the Basis refineries, and that gasoline, gasoline blendstocks and distillates will constitute the principal refined products to be produced at these refineries.

  New Valero expects that, as a result of the increasing availability of heavier and higher sulfur crude oils, the discounts between the Basis refineries' principal feedstocks and WTI will improve. The table below specifies (in per barrel amounts), for each of the two principal feedstocks for the Basis refineries, the range of such discount over the past six years, the average discount in 1996 and the average discount that New Valero has assumed for 1997 and 1998.

                 FEEDSTOCK DIFFERENTIALS TO WTI (PER BARREL)*

                                              DISCOUNT TO WTI
                               ---------------------------------------------
                                                                   ASSUMED
                                   RANGE OF                       DISCOUNT
                               DISCOUNT FOR THE AVERAGE DISCOUNT -----------
       FEEDSTOCK               PERIOD 1991-1996     IN 1996      1997  1998
       ---------               ---------------- ---------------- ----- -----
     Medium sour crude.......    $1.03-$2.04         $1.17       $1.42 $1.42
     Heavy sweet crude.......    $0.06-$1.09         $0.18       $0.29 $0.29
    --------
    * based on feedstocks delivered to the refinery, including duties.

  New Valero also expects that the margins or "spreads" between the Basis refineries' principal refined products and WTI will improve in the period
1997-1998. The following table sets forth (in per barrel amounts) the range of the high and low spread (based on Platt's mean) over the past six years, the average spread in 1996 and the assumed average spread for 1997-1998, for the spread between regular unleaded 87 octane conventional gasoline, and No. 2 fuel oil, respectively, and WTI.

               REFINED PRODUCT DIFFERENTIALS TO WTI (PER BARREL)

                                  SPREAD BETWEEN REFINED PRODUCTS AND WTI
                               ---------------------------------------------
                                                                   ASSUMED
                               RANGE OF SPREAD                     SPREAD
                                FOR THE PERIOD   AVERAGE SPREAD  -----------
           REFINED PRODUCT        1991-1996         IN 1996      1997  1998
           ---------------     ---------------- ---------------- ----- -----
     Regular unleaded 87 oc-
      tane conventional gaso-
      line...................    $2.87-$5.01         $2.87       $3.18 $3.20
     No. 2 fuel oil..........    $1.40-$2.81         $2.43       $2.18 $2.25

  Reduction of Operating Costs. The 1997 budget prepared by Basis reflects approximately $140 million of refinery variable costs, approximately $177 million of refinery fixed costs and approximately $42 million of refinery secondary costs and corporate overhead and selling, general and administrative costs. Both New Valero and Basis have extensive refined product marketing operations and market substantially more refined products than they produce. New Valero has estimated that consolidation of Basis's corporate and refinery support staff, including its selling, marketing, trading, transportation, accounting and other functions, will result in net savings in personnel related costs (including salaries, wages and employee benefit expense; rental expenses; allocated overhead expense; and other employee-related costs) of approximately $25 million annually.

  Reconfiguration of Operations. Although Basis recently upgraded its facilities through the addition of, among other things, a 75,000 barrel per day ("BPD") resid hydrodesulfurization unit ("Residfiner") and a 40,000 BPD solvent deasphalter ("ROSE Unit") at the Texas City, Texas refinery, such new facilities were not placed in service until October 1996, and did not achieve planned operating levels during 1996. New Valero believes that use of these facilities has not yet been fully optimized. New Valero intends to modify the slate of feedstocks processed at Basis's Texas refineries principally by increasing the use of medium sour and heavy sweet crudes; New Valero believes that this change in the feedstock slate will more efficiently utilize the Residfiner and ROSE Units and produce a lesser amount of low-value resid and a greater proportion of higher value gasoline and other premium products. New Valero believes that it can also achieve more reliable and efficient operation of other of Basis's refinery units, and intends to shut down certain marginal and inefficient units. New Valero also believes that it can reduce offsite storage and working capital requirements, and that it can achieve various other efficiencies by coordinating the operation of the Basis refineries with its existing refinery in Corpus Christi, Texas. In its projections, New Valero has assumed that there would be a turnaround for the Texas City Residfiner and cogeneration units in 1997 and for the Houston refinery in 1998.

  Allocation of Purchase Price. The amounts shown above in the "New Valero and Basis Combined Selected Pro Forma Projected Financial Information" table include preliminary allocations of the purchase price of Basis to the assets acquired and liabilities assumed based on estimated fair value. Further allocations will be made based upon appraisal of such assets and liabilities.

  Contingent Liabilities. Basis is a party to a substantial number of claims and legal proceedings arising in the ordinary course of business, many of which allege injuries resulting from exposures to asbestos, benzene and other allegedly toxic and/or carcinogenic compounds. The stock purchase agreement provides that Salomon will indemnify Valero, New Valero and Basis from loss, cost, damage or expense attributable to all obligations, liabilities and expenses related to suits, actions, claims and investigations pending as of the closing date, and for additional indemnification, subject to certain terms, conditions and limitations, with respect to other matters. The foregoing projections assume that all losses, costs, damages and expenses incurred by New Valero and Basis following the acquisition will not materially exceed the amount of such indemnification and that all applicable indemnification will be provided in accordance with such indemnification agreement. See "Business and Properties--Litigation--Basis Litigation." The foregoing projections also assume that capital expenditures and other costs of environmental compliance at the Basis refineries will not materially exceed certain amounts which New Valero has budgeted therefor and which it has factored into its purchase offer for Basis. See "Business and Properties-- Environmental Matters."

 OUTLOOK

 Refining Business

  Over the next few years, light product demand is expected to grow moderately and refining capacity in the United States is expected to remain tight. However, the ongoing restructuring of the refining industry to improve performance as a result of poor margins experienced in recent years will create an extremely competitive business environment. The Company entered into several new feedstock arrangements in 1996 and will continue to explore various opportunities, both domestically and abroad, to diversify its sources of feedstock supply. The Company expects resid to continue to sell at a discount to crude oil, but is unable to predict the amount of such discount or future relationships between the supply of and demand for resid. Domestic gasoline demand, which increased by 1%, 1.5% and 1.7% in 1996, 1995 and 1994, respectively, is expected to continue to grow over the next several years due to slowing gains in fuel efficiency for passenger cars, higher sales of light trucks and sport-utility vehicles which average fewer miles per gallon than passenger cars, higher speed limits and an increasing number of miles driven. The demand for RFG increased in 1996 to over 30% of the total demand for gasoline in the United States following the implementation of the California Air Resources Board's "CARB II" gasoline program (gasoline that contains between zero and 2.7% oxygen by weight is sometimes known as

"CARB II" gasoline), and may continue to increase if areas of the country whose ozone emissions exceed permitted levels are permitted and elect to "opt in" to the RFG program to reduce their emission levels. The demand for oxygenates, including MTBE, is expected to increase due to the future need to replace the octane displaced by the worldwide movement to reduce the use of lead in gasoline, and to growing demand for oxygenated gasolines. Refinery throughput volumes are expected to benefit from the full year effect of various unit improvements and enhancements made during 1996 and no significant unit turnarounds being scheduled in 1997. On January 31, 1997, the Company announced that its Refining Business would be spun off to stockholders. See "--The Proposed Transactions" and Note 2 of Valero Energy Corporation and Subsidiaries Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

  As described above, the Refining Business is expected to be spun off as a separate company to the Company's stockholders. The Refining Business currently obtains working capital financing from the Company pursuant to the Company's new $835 million revolving bank credit and letter of credit facility (which replaces a prior $300 million facility) and certain uncommitted short-term bank credit lines and uncommitted bank letter of credit facilities obtained by the Company as described under "--Current Structure." Such new credit facility has been used to provide financing for the Basis Acquisition and credit support for the reissue and refunding of the IRBs. At the Time of Distribution the new credit facility will be assumed by New Valero and will also be used for other general corporate purposes, including the issuance of letters of credit and the funding of a dividend payable to Valero pursuant to the terms of the Distribution Agreement. In addition, a $150 million inventory purchase agreement is being arranged that is expected to be used to monetize a portion of the Basis and/or New Valero inventories. Closing of the inventory purchase agreement is expected to occur during the third quarter of 1997.

  On April 16, 1997, the Industrial Development Corporation of the Port of Corpus Christi issued $98.5 million principal amount of tax-exempt refunding revenue bonds (the "Refunding Bonds"), in four series, the proceeds of which were loaned to New Valero and deposited with a trustee so as to defease $90 million principal amount of 10 1/4% refunding revenue bonds and $8.5 million principal amount of 10 5/8% revenue bonds issued on behalf of New Valero in 1987. The Series 1997A Refunding Bonds have a principal amount of $24.4 million and are due in 2027. The Series 1997B and 1997C Refunding Bonds each have a principal amount of $32.8 million and mature in 2018. The Series 1997D Refunding Bonds have a principal amount of $8.5 million and are due in 2009. The Series 1997A, 1997B and 1997C Refunding Bonds are each subject to a mandatory sinking fund beginning in 2010. The Refunding Bonds are supported by an irrevocable, direct-pay letter of credit issued by Bank of Montreal under the new credit facility described above. The letter of credit is scheduled to expire April 15, 1998, but is expected to be renewed or replaced. In the event that the Refunding Bonds were not supported by a qualifying letter of credit or other qualifying credit enhancement, the Refunding Bonds would be subject to mandatory tender or acceleration. The Refunding Bonds will initially accrue interest at a floating rate determined weekly and initially set at 3.85% per annum with respect to the Series 1997A, 1997B, 1997C Refunding Bonds and 3.95% with respect to the Series 1997D Refunding Bonds, but such rate may be converted from time to time at the election of New Valero to a daily, weekly or commercial paper rate, or to a fixed rate.

  The Company believes that New Valero, after the Time of Distribution, will have sufficient funds from operations, and to the extent necessary, from the public and private capital markets and bank markets, to fund its ongoing operating requirements.

 Current Structure

  Net cash provided by the Company's operating activities increased $120 million to $275.8 million in 1996 compared to 1995 due primarily to the increase in income described under "--Results of Operations" and to the changes in current assets and current liabilities detailed in Note 1 of Valero Energy Corporation and Subsidiaries Notes to Consolidated Financial Statements under "Statements of Cash Flows." Included in such changes was a substantial increase in accounts payable in 1996 offset to a large extent by increases in accounts receivable and inventories. Accounts payable and accounts receivable increased in 1996 due to higher commodity prices and increased purchase and sales volumes of refined products, natural gas and NGLs. Refining inventories increased in 1996 due to increased rack and wholesale marketing activities, while Refining inventories decreased in 1995 resulting from a decrease in volumes available under crude feedstock contracts, above-normal low-sulphur heavy oil cracking complex (the "HOC") feedstock inventories at the end of 1994 in anticipation of a turnaround of the HDS Unit in the first quarter of 1995, and above-normal refined product inventories at the end of 1994 attributable to uncertainties related to the implementation of the new RFG regulations. Prepaid and other expenses decreased in 1996 compared to an increase in 1995 due to lower commodity deposits and deferrals, while accrued interest decreased in 1996 compared to an increase in 1995 as a result of timing differences on interest payments for certain nonbank debt. During 1996, the Company utilized the cash provided by its operating activities, a portion of its existing cash balances, proceeds from issuances of Valero Common Stock related to the Company's employee benefit plans, and proceeds from dispositions of various nonessential properties to fund capital expenditures and deferred turnaround and catalyst costs, reduce bank debt, repay principal on certain outstanding nonbank debt, pay common and preferred stock dividends, and redeem a portion of its outstanding Cumulative Preferred Stock, $8.50 Series A.

  The Company currently maintains an unsecured $835 million revolving bank credit and letter of credit facility (which replaces a prior $300 million facility) that is available for general corporate purposes including working capital needs and letters of credit. Borrowings under this facility bear interest at either LIBOR plus a margin (inclusive of a facility fee), a Base Rate or a competitive bid money market rate. The Company is also charged various fees, including various letter of credit fees. As of December 31, 1996, the Company had approximately $273 million available under the prior committed bank credit facility for additional borrowings and letters of credit. The Company also has $190 million of uncommitted short-term bank credit lines and $170 million of uncommitted bank letter of credit facilities, of which $108 million and $129 million, respectively, were available as of December 31, 1996 for additional borrowings and letters of credit. The Company was in compliance with all covenants contained in its various debt facilities as of December 31, 1996. See Notes 4 and 5 of Valero Energy Corporation and Subsidiaries Notes to Consolidated Financial Statements.

  In the first quarter of 1995, the SEC declared effective the Company's shelf registration statement to offer up to $250 million principal amount of additional debt securities, including Medium-Term Notes, $96.5 million of which were issued in 1995. The net proceeds were used for general corporate purposes, including the repayment of existing indebtedness, financing of capital projects and additions to working capital. See Note 5 of Valero Energy Corporation and Subsidiaries Notes to Consolidated Financial Statements. No additional Medium-Term Notes have been issued since June 1995 and none are expected to be issued in the future. The Company's ratio of earnings to fixed charges, as computed based on rules promulgated by the SEC, was 1.98 for the year ended December 31, 1996.

  During 1996, the Company expended approximately $165 million for capital investments, including capital expenditures and deferred turnaround and catalyst costs. Of this amount, $93 million related to Refining Business operations while $66 million related to Natural Gas Business operations. Included in the Refining Business amount was $36 million for turnarounds of the Refinery's HDS Unit, MTBE Plant, and Hydrocracker and naphtha Reformer units. For 1997, the Company currently expects to incur approximately $175 million for capital expenditures and deferred turnaround and catalyst costs.

  During 1996, the Company entered into a sublease agreement for unused space in its corporate headquarters office complex. The sublease has a primary term of 20 years, with the sublessee having an option to terminate the lease after 10 years. The sublessee is scheduled to occupy the premises in phases, with full occupancy currently expected in 1997. The sublease reduced the Company's rent expense in 1996 by $.5 million and is expected to reduce future rent expense by approximately $2.1 million per year once fully occupied.

  Dividends on Valero Common Stock are considered quarterly by the Valero Board and may be paid only when approved by the Valero Board. The current quarterly dividend rate on Valero Common Stock of $.13 per share has remained unchanged since the fourth quarter of 1993. Because appropriate levels of dividends are determined by the Valero Board on the basis of earnings and cash flows, the Company cannot assure the continuation of Valero Common Stock dividends at any particular level. For information regarding dividends on New Valero Common Stock, see "Risk Factors--New Valero Dividend Policy."

  The Company believes it has sufficient funds from operations, and to the extent necessary, from the public and private capital markets and bank markets, to fund its ongoing operating requirements. The Company expects that to the extent necessary, it can raise additional funds from time to time through equity or debt financings; however, except for borrowings under bank credit agreements and as otherwise described herein, the Company has no specific financing plans as of the date hereof.

  The Refining Business has a concentration of customers in the oil refining industry and spot and retail gasoline markets. The Natural Gas Business has a concentration of customers in the natural gas transmission and distribution, and refining and petrochemical industries. These concentrations of customers may impact the Company's overall exposure to credit risk, either positively or negatively, since the customers in each specific industry segment may be similarly affected by changes in economic or other conditions. However, the Company believes that its portfolio of accounts receivable is sufficiently diversified to the extent necessary to minimize potential credit risk. Historically, the Company has not had any significant problems collecting its accounts receivable. The Company's accounts receivable are not collateralized.

  The Company is subject to environmental regulation at the federal, state and local levels. The Company's capital expenditures for environmental control and protection for Refining Business operations totalled approximately $5 million in 1996 and are expected to be approximately $7 million in 1997 (excluding any expenditures for Basis). These amounts are exclusive of any amounts related to constructed facilities for which the portion of expenditures relating to environmental requirements is not determinable. Capital expenditures for environmental control and protection for Natural Gas Business operations have not been material to date and are not expected to be material in 1997. The Refinery was completed in 1984 under more stringent environmental requirements than many existing United States refineries, which are older and were built before such environmental regulations were enacted. As a result, the Company believes that it may be able to more easily comply with present and future environmental legislation. Within the next several years, all United States refineries must obtain federal operating permits under provisions of the Clean Air Act Amendments of 1990 (the "Clean Air Act"). In addition, Clean Air Act provisions will require many of the Natural Gas Business's gas processing plants and gas pipeline facilities to obtain new operating permits. However, the Clean Air Act is not expected to have any significant adverse impact on the Company's operations and the Company does not anticipate that it will be necessary to expend any material amounts in addition to those mentioned above to comply with such legislation. The Company is not aware of any material environmental remediation costs related to its operations. Accordingly, no amount has been accrued for any contingent environmental liability.

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The statement is effective for transactions occurring after December 31, 1996. Based on information currently known by the Company, this statement will not have a material effect on the Company's consolidated financial statements.

                            BUSINESS AND PROPERTIES

  Except for historical information, the matters discussed in this section are forward-looking statements that involve risks and uncertainties, including general economic, business and market conditions, costs or difficulties related to the establishment of New Valero as an independent entity, increased competitive pressure in the refining and marketing business and other risks detailed throughout this Prospectus. These forward-looking statements represent New Valero's judgment as of the filing date of the New Valero Registration Statement of which this Prospectus is a part. New Valero disclaims, however, any intent or obligation to update such statements.

OVERVIEW

  New Valero was incorporated in Delaware in 1981. New Valero's principal business is specialized refining; it owns the Refinery in Corpus Christi , Texas, and refines high-sulfur atmospheric resid oil and other refinery feedstocks into refined products, primarily RFG and petrochemical feedstocks. New Valero markets refined products principally in Texas and also in the midwestern, northeastern and southeastern United States.

STRATEGY

  Following the Distribution, New Valero expects that its ratio of debt-to-total capitalization will be substantially reduced from Valero's current 49% debt. New Valero's objective is to utilize this enhanced financial flexibility to pursue acquisitions and strategic alliances, and to become a multi-facility refiner. See "--Acquisition of Basis Petroleum."

  New Valero also plans to continue to produce a high percentage of its refined products as RFG, to focus significant marketing efforts on the RFG and oxygenates markets and to further expand its product slate to pursue higher margin products.

  New Valero will seek to diversify further its feedstock supply position to reduce reliance on any single supplier and to benefit from changing feedstock supply patterns and pricing differentials. New Valero will also seek to strengthen its marketing and trading operations, and to reduce its per-barrel operating costs to further enhance operating results.

REFINING OPERATIONS

  The Refinery processes high-sulphur atmospheric tower bottoms, a type of resid, and other feedstocks into a product slate of higher value products, principally RFG and middle distillates. The Refinery can produce approximately 171,500 barrels per day of refined products, with gasoline and gasoline-related products comprising approximately 85% of the Refinery's production, and middle distillates comprising the remainder. The Refinery can produce all of its gasoline as RFG and all of its diesel fuel as low-sulfur diesel. The Refinery has substantial flexibility to vary its mix of gasoline products to meet changing market conditions. For additional information regarding the Refining Business operating results for the three years ended December 31, 1996, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Refinery's principal operating units include the HDS Unit and the HOC. The HDS Unit removes sulfur and metals from resid to improve the resid's subsequent cracking characteristics. The HDS Unit has a capacity of approximately 70,000 barrels per day. The HOC processes feedstock primarily from the HDS Unit and has a capacity of approximately 74,000 barrels per day. The Refinery's other significant units include a 36,000 barrel-per-day "Hydrocracker" (which produces reformer feed naphtha from the Refinery's gas oil and distillate streams), a 36,000 barrel-per-day continuous catalyst regeneration "Reformer" (which produces "reformate," a low vapor pressure high-octane gasoline blendstock, from the Refinery's naphtha streams), a 31,000 barrel-per-day reformate splitter (which separates a benzene concentrate stream from reformate produced at the Reformer), a 30,000 barrel-per-day crude unit, and a 24,000 barrel-per-day vacuum unit.

  Also located at the Refinery are New Valero's MTBE Plant and MTBE/TAME Unit (the "MTBE/TAME Unit"). The MTBE Plant can produce approximately 17,000 barrels per day of MTBE from butane and methanol feedstocks. MTBE is an oxygen-rich, high-octane gasoline blendstock produced by reacting methanol and isobutylene, and is used to manufacture oxygenated and reformulated gasolines. New Valero can blend the MTBE produced at the Refinery into its own gasoline production or sell the MTBE separately. The Refinery's MTBE/TAME Unit converts streams produced by the HOC into MTBE and tertiary amyl methyl ether ("TAME"). TAME, like MTBE, is an oxygen-rich, high-octane gasoline blendstock. The MTBE Plant and MTBE/TAME Unit enable New Valero to produce approximately 22,500 barrels per day of total oxygenates. Substantially all of the methanol feedstocks required for the production of oxygenates at the Refinery can normally be provided by a methanol plant in Clear Lake, Texas owned by a joint venture between New Valero and Hoechst Celanese Chemical Group, Inc. (the "Methanol Plant"). The Methanol Plant can produce approximately 13,000 barrels per day of methanol.

  In January 1997, New Valero placed into service a xylene fractionation facility ("Xylene Unit") which recovers xylene from the Reformer's reformate stream. The fractionated xylene may be sold into the petrochemical feedstock market for use in the production of paraxylene. The Xylene Unit is designed to recover a mixed xylene stream of approximately 6,500 barrels per day. The MTBE Plant, the MTBE/TAME Unit, the Xylene Unit and related facilities diversify New Valero's refining operations, enabling the Refining Business to pursue the higher margin product markets.

  In 1996, New Valero completed scheduled turnarounds on its HDS Unit, Hydrocracker, Reformer, and MTBE Plant. The capacity of the MTBE Plant was increased by approximately 1,500 barrels per day. During the second quarter of 1996, New Valero experienced unscheduled down time at the Refinery because of two power outages. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Refinery's other principal refining units operated during 1996 without significant unscheduled down time. However, the Methanol Plant suffered an explosion in early December 1996. There were no injuries, but New Valero's share of repair costs is estimated to be $2.5 million. The Methanol Plant resumed operations in late February 1997. The MTBE Plant was down for nine days in January 1997 to replace a catalyst and the HOC Unit was down for approximately two weeks in the second quarter of 1997 for unscheduled maintenance. During 1997, the HDS Unit is scheduled for a maintenance turnaround and catalyst change in the fourth quarter. The crude unit is scheduled to be down for approximately 14 days in the second quarter of 1997 for a maintenance turnaround.

SALES

  Set forth below is a summary of the Refining Business' refining and marketing throughput volumes per day, average throughput margin per barrel and sales volumes per day for the three years ended December 31, 1996. Average throughput margin per barrel is computed by subtracting total direct product cost of sales from product sales revenues and dividing the result by throughput volumes.

                                                     YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                      1996    1995       1994
                                                     ------- -------    -------
   Throughput volumes (Mbbls per day)...............     170     160        146
   Average throughput margin per barrel............. $  5.29 $  6.25    $  5.36
   Sales volumes (Mbbls per day)....................     291     231(1)     140

--------
(1) Revised for 1995 to include sales volumes related to certain refining and marketing trading activities previously classified as a reduction of cost of sales.

  New Valero sells refined products under term contracts as well as on a spot and truck rack basis. A "truck rack sale" is a sale to a customer that provides trucks to take delivery at loading facilities. In 1996, term, spot and truck rack sales volumes accounted for approximately 35%, 49% and 16%, respectively, of total gasoline and distillate sales. Sales of New Valero's refined products under term contracts are made principally to large oil companies. Spot sales of New Valero's refined products are made to large oil companies and gasoline distributors. The principal purchasers of New Valero's products from truck racks have been wholesalers and jobbers in the eastern and midwestern United States. New Valero's products are transported through common-carrier pipelines, barges and tankers. Interconnects with common-carrier pipelines give the Refining Business the flexibility to sell products to the northeastern, midwestern or southeastern United States.

  Approximately 50% of New Valero's RFG production is under contract to supply wholesale gasoline marketers in Texas at market-related prices; another 17% of New Valero's RFG production is under contract to gasoline marketers in the northeast United States, which is currently the largest RFG market in the United States. In 1996, New Valero also supplied approximately 1.5 million barrels of CARB II gasoline in the West Coast markets in connection with the commencement of the California Air Resources Board's gasoline program. See "-- Factors Affecting Operating Results."

FEEDSTOCK SUPPLY

  The predominant feedstock for the Refinery is resid produced at refineries outside the United States. Most of the large refineries in the United States are able to convert internally produced resid into higher value end-products. Many overseas refineries, however, are less sophisticated, process smaller portion of resid internally, and, therefore, produce larger volumes of resid for sale. As a result, New Valero acquires and expects to acquire most of its resid in international markets. These supplies are loaded aboard chartered vessels and are subject to the usual maritime hazards. New Valero maintains insurance on its feedstock cargos.

  The Refining Business has entered into several term agreements for the supply of approximately 58,000 barrels per day of resid feedstocks at market-related prices which provide for approximately 70% of New Valero's estimated resid feedstock requirements for 1997. These supply agreements include an agreement with the Saudi Arabian Oil Company to provide an average of 36,000 barrels per day of resid from its Ras Tanura refinery to New Valero through mid-1998. New Valero believes that if any of its existing feedstock arrangements were interrupted or terminated, supplies of resid could be obtained from other sources or on the open market; however, the Refining Business could be required to incur higher feedstock costs or substitute other types of resid, thereby producing less favorable operating results. Over the past few years, demand for the type of resid feedstock now processed at the Refinery has increased in relation to the availability of supply. See "-- Factors Affecting Operating Results." New Valero also recently entered into term contracts for the supply of crude oil feedstocks for the Refinery's crude unit, including a contract for approximately 20,000 barrels per day of Daqing sweet crude oil for the first six months of 1997, and a contract for approximately 8,000 barrels per day of domestically produced crude extending through 1997. The remainder of the Refinery's resid and crude feedstocks are purchased at market-based prices under short-term contracts.

  In connection with the Distribution, New Valero entered into several contracts with its former affiliates, including a 10-year term contract under which a former affiliate is to supply substantially all of the butane and methanol feedstocks currently required to operate the MTBE Plant. New Valero also entered into a 10-year term contract whereby another former affiliate supplies at least one-half of the Methanol Plant's natural gas feedstock requirements.

  New Valero owns feedstock and product storage facilities with a capacity of approximately 6.9 million barrels. Approximately 4.4 million barrels of storage capacity are heated tanks for heavy feedstocks. New Valero also leases fuel oil and refined product storage facilities in various locations, including approximately 600,000 barrels of gasoline storage in the Houston, Texas area. New Valero also owns dock facilities at the Refinery that can unload simultaneously two 150,000 dead-weight ton capacity ships and can dock larger crude carriers after partial unloading.

ACQUISITION OF BASIS PETROLEUM

  On April 22, 1997 Valero and Salomon entered into a stock purchase agreement pursuant to which Valero agreed, subject to certain terms and conditions, to acquire the stock of Basis from Salomon for $285 million, plus approximately $200 million for the value of inventories and other working capital. In addition, the stock purchase agreement provides for the seller to receive up to 10 additional payments following each anniversary date of the closing of the acquisition. These annual earn-out payments would be based on the difference between a stated base refining "crack spread" and the theoretical spread computed using actual average quoted prices, and calculated using a nominal average annual throughput of 100 million barrels. These payments are limited to $35 million in any year and $200 million in the aggregate. Any such participation payments, if made, will be accounted for as an additional cost of the acquisition of Basis by Valero and will be depreciated over the remaining lives of the assets to which the additional cost is allocated. The purchase price was paid, in part, with 3,429,796 shares of Valero Common Stock having a fair market value of $120 million, with the remainder paid in cash. Valero has assumed that approximately $150 million of the cash consideration can be financed through an inventory purchase agreement which is expected to be implemented in the third quarter of 1997; the remaining portion of the cash consideration was borrowed under credit facilities. Prior to the Distribution, Valero will transfer the stock of Basis to New Valero.

  Basis owns and operates three petroleum refineries with a total crude oil processing capacity of about 310,000 BPD, including a 160,000 BPD facility at Texas City, Texas; an 85,000 barrel per day facility in Houston, Texas; and a 65,000 barrel per day facility in Krotz Springs, Louisiana. The three refineries currently are projected to produce approximately 330,000 BPD of refined products, including about 130,000 BPD of gasoline, about 130,000 BPD of distillates and jet fuel, and approximately 20,000 BPD of chemical grade propylene and LPGs.

  The Texas City and Houston refineries are fully integrated merchant refining facilities capable of receiving feedstocks and shipping refined products via ocean-going tankers. In addition to crude oil and vacuum units, the Texas City facility includes, among other processing units, a 48,000 BPD fluid catalytic cracking unit ("FCC Unit") (which further processes gas oil feedstock from the crude and vacuum units), a 22,000 BPD naphtha Reformer, a ROSE Unit (which recovers deasphalted oil for feed to the FCC Unit from vacuum tower bottoms) and a Residfiner (which improves the cracking characteristics of the residual oil feed for the FCC Unit). The Texas City refinery was upgraded in the third quarter of 1996 through the addition of the Residfiner and ROSE Units, as well as sour crude oil conversion capacity, tankage and various other improvements.

  The Houston facility includes a 61,000 BPD FCC Unit and a 17,000 BPD ROSE Unit. The Krotz Springs, Louisiana facility includes a 30,000 BPD FCC Unit and a 12,000 BPD Reformer. The Krotz Springs facility has access to the Colonial Pipeline, a major interstate refined product pipeline. Basis is a merchant refiner and markets refined products in approximately 155 markets in 36 states. Basis currently employs approximately 1,275 persons; the workforce is not unionized.

  The stock purchase agreement contains provisions whereby Salomon will indemnify Valero, New Valero and Basis with respect to suits, actions, claims and investigations pending at the time of the acquisition. Subject to certain terms, conditions and limitations, Salomon will also provide indemnification for certain other matters arising prior to the closing and Valero and New Valero will provide indemnification for certain matters arising subsequent to the closing. The closing documentation contains, among other things, standstill provisions limiting sales of Valero or New Valero stock acquired by Salomon, provisions granting to Valero certain rights of first refusal with respect to sales of Valero or New Valero stock by Salomon and provisions granting certain registration rights to Salomon if the Merger is not consummated.

  For certain historical pro forma financial information with respect to Basis, see "New Valero Unaudited Pro Forma Condensed Combined Financial Statements."

  For a presentation of certain forward-looking information, including certain projections and related assumptions, with respect to the Basis Acquisition, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Basis Petroleum."

FACTORS AFFECTING OPERATING RESULTS

  The Refining Business' refining and marketing operating results are affected by the relationship between refined product prices and resid prices, which in turn are largely determined by market forces. The price of resid is affected by the relationship between the growth in the demand for fuel oil and other products (which increases crude oil demand, thereby increasing the supply of resid when more crude oil is processed) and worldwide additions to resid conversion capacity (which has the effect of reducing the available supply of resid). The crude oil and refined products markets typically experience periods of extreme price volatility. During such periods, disproportionate changes in the prices of refined products and resid usually occur. The potential impact of changing crude oil and refined product prices on New Valero's results of operations is further affected by the fact that New Valero generally buys its resid feedstock approximately 45 to 50 days prior to processing it in the Refinery.

  Because the Refinery is more complex than many conventional refineries and is designed principally to process resid rather than crude oil, its operating costs per barrel are generally higher than those of most conventional refineries. But because resid usually sells at a large enough discount to crude oil, New Valero has been generally able to recover its higher operating costs and generate higher margins than many conventional refiners that use crude oil as their principal feedstock. Moreover, through recent improvements in technology, the Refinery has improved its ability to process different types of feedstocks, including synthetic domestic heavy oil blends that have been successfully processed in the HDS Unit.

  The Saudi Arabian Oil Company has advised the Company that it plans to begin operation of certain new resid conversion units in 1998 at the Ras Tanura refining complex in Saudi Arabia. As a result, the production of resid at Ras Tanura for export would be significantly reduced. The resid feedstock purchased by New Valero from the Saudi Arabian Oil Company is produced at Ras Tanura. Accordingly, a reduction in resid production at Ras Tanura could adversely affect the price or availability of resid feedstocks in the future. New Valero expects resid to continue to sell at a discount to crude oil, but is unable to predict future relationships between the supply of and demand for resid. Installation of additional refinery crude distillation and upgrading facilities, price volatility, international political developments and other factors beyond the control of New Valero are likely to continue to play an important role in refining industry economics.

  Because the Refinery is able to manufacture all of its gasoline as RFG and can produce approximately 22,500 barrels per day of total oxygenates, certain federal and state clean-fuels programs significantly affect the operations of the Refining Business and the markets in which New Valero sells its refined products. First, the EPA's oxygenated fuel program under the Clean Air Act requires for certain winter months that areas designated nonattainment for carbon monoxide use gasoline that contains a prescribed amount of clean burning oxygenates./1/ Second, the EPA's RFG program under the Clean Air Act is required in areas designated "extreme" or "severe" nonattainment for ozone. In addition to these nonattainment areas, approximately 43 of the 87 areas that were designated as "serious," "moderate," or "marginal" nonattainment for ozone also "opted in" to the RFG program to decrease their emissions of hydrocarbons and toxic pollutants./1/ In 1996, California adopted a statewide, year-round program requiring the use of gasoline that meets more restrictive emissions specifications than the federally mandated RFG. Under the California gasoline program, areas not subject to either the federal oxygenated fuels program or the federal RFG program may use CARB II gasoline so long as the gasoline meets the California emissions standards.
--------
(1) "Oxygenates" are liquid hydrocarbon compounds containing oxygen. Gasoline that contains oxygenates usually has lower carbon monoxide emissions than conventional gasoline. The Clean Air Act and certain state laws require oxygenated gasoline to have a minimum oxygen content of 2.7% by weight. As of September 1996, only 31 of the original 42 areas designated as nonattainment for carbon monoxide remain designated as nonattainment. As areas have come into "attainment," they generally have left the oxygenated fuels program. However, Minnesota elected to use oxygenated gasoline statewide and year-round beginning in 1997, and other states are considering similar requirements.

  MTBE margins are affected by the price of the MTBE and its feedstocks, methanol and butane, as well as the demand for RFG, oxygenated gasoline and premium gasoline. The worldwide movement to reduce lead in gasoline is expected to increase worldwide demand for oxygenates to replace the octane provided by lead-based compounds. The general United States growth in gasoline demand as well as additional "opt-ins" by certain areas into the EPA clean fuels programs are expected to continue to grow the demand for MTBE.

COMPETITION

  The refining industry is highly competitive with respect to both supply and markets. New Valero competes with numerous other companies for available supplies of resid and other feedstocks and for outlets for its refined products. New Valero obtains all of its resid feedstock from unaffiliated sources. Many of New Valero's competitors obtain a significant portion of their feedstocks from company-owned production and are able to dispose of refined products at their own retail outlets. New Valero does not have retail gasoline operations. Competitors that have their own production or retail outlets (and brand-name recognition) may be able to offset losses from refining operations with profits from producing or retailing operations, and may be better positioned than the Refining Business to withstand periods of depressed refining margins or feedstock shortages.

  Because the Refinery was completed in 1984, it was built under more stringent environmental requirements than many existing refineries. The Refinery currently meets EPA emissions standards requiring the use of "best available control technology," and is located in an area currently designated "attainment" for air quality. Accordingly, New Valero expects to be able to comply with the Clean Air Act and future environmental legislation more easily than older refineries, and will not be required to spend significant additional capital for environmental compliance. In 1996, the Corpus Christi, Texas, area was approved as a "flexible attainment region" ("FAR") by the EPA and the Texas Natural Resource Conservation Commission ("TNRCC"). Under the Clean Air Act, the FAR designation will allow local officials to design and implement an ozone prevention strategy customized for the community. This designation also prevents the EPA from designating the Corpus Christi area as "nonattainment" for a five-year period while agreed-upon control strategies are being initiated to reduce ozone formation. The FAR designation should provide greater flexibility with respect to possible future expansion projects at the Refinery.

  New Valero produces enough oxygenates to blend all of its gasoline as RFG and to sell additional quantities of oxygenates to third parties who require oxygenates for blending. RFG generally sells at a premium over conventional gasoline. Most of the United States refining industry uses the conventional "3-2-1 crack spread" (which assumes the input of three parts of WTI and the output of two parts gasoline and one part diesel) as an approximation for gross margins; however, the Refinery produces predominately premium products such as RFG and low-sulfur diesel and also produces a higher percentage of its refined products as gasoline. Thus, New Valero's "85-15 clean fuels crack spread" (85% RFG, 15% low-sulfur diesel) has provided a wider margin than the typical crack spread experienced by a conventional refiner.

ENVIRONMENTAL MATTERS

  New Valero's operations are subject to environmental regulation by federal, state and local authorities, including the EPA and the TNRCC and the Texas Railroad Commission. The regulatory requirements relate primarily to water and storm water discharges, waste management and air pollution control measures. In 1996, capital expenditures for the Refining Business attributable to compliance with environmental regulations were approximately $5 million and are currently estimated to be $7 million for 1997 (excluding any expenditures for Basis). These amounts are exclusive of any amounts related to constructed facilities for which the portion of expenditures relating to compliance with environmental regulations is not determinable.

EMPLOYEES

  As of the date of Distribution, New Valero is expected to have approximately 770 employees, not including employees of Basis.

PROPERTIES

  New Valero's properties include the Refinery and related facilities all located in Texas. See "Refining Operations," which includes detailed information regarding properties of the Refining Business. New Valero believes that its facilities are generally adequate for their respective operations, and that its facilities are maintained in a good state of repair. Valero is the lessee under a number of cancelable and noncancelable leases for certain real properties, including the Xylene Plant and certain storage facilities. See Note 14 of Valero Energy Corporation and Subsidiaries Notes to Consolidated Financial Statements. As a result of the Basis Acquisition, the properties of New Valero will also include the three Basis refineries described under "--Acquisition of Basis Petroleum."

LITIGATION

  Javelina Company Litigation. Valero Javelina Company owns a 20% general partner interest in Javelina. Javelina has been named as a defendant in 11 lawsuits filed since 1993 in state district courts in Nueces County, and Duval County, Texas. Nine of the suits include as defendants other companies that own refineries or other industrial facilities in Nueces County. These suits were brought by a number of plaintiffs who reside in neighborhoods near the facilities. The plaintiffs claim injuries relating to alleged exposure to toxic chemicals, and generally claim that the defendants were negligent, grossly negligent and committed trespass. The plaintiffs claim personal injury and property damages resulting from soil and ground water contamination and air pollution allegedly caused by the operations of the defendants. The plaintiffs seek an unspecified amount of actual and punitive damages. The remaining two suits were brought by plaintiffs who either live or have businesses near the Javelina plant. The plaintiffs in these suits allege claims similar to those described above and seek unspecified actual and punitive damages.

  Teco Pipeline Company v. Valero Energy Corporation, et al., 215th State District Court, Harris County, Texas (filed April 24, 1996). New Valero's former parent company, Valero, and certain Valero subsidiaries have been sued by Teco Pipeline Company ("Teco") regarding the operation of the 340-mile West Texas pipeline in which a subsidiary of Valero holds a 50% undivided interest. In 1985, a subsidiary of Valero sold a 50% undivided interest in the pipeline and entered into a joint venture through an ownership agreement and an operating agreement, each dated February 28, 1985, with the purchaser of the interest. In 1988, Teco succeeded to that purchaser's 50% interest. A subsidiary of Valero has at all times been the operator of the pipeline. Notwithstanding the written ownership and operating agreements, the plaintiff alleges that a separate, unwritten partnership agreement exists, and that the defendants have exercised improper dominion over such alleged partnership's affairs. The plaintiff also alleges that the defendants acted in bad faith by negatively affecting the economics of the joint venture in order to provide financial advantages to facilities or entities owned by the defendants and by allegedly usurping for the defendants own benefit certain opportunities available to the joint venture. The plaintiff asserts causes of action for breach of fiduciary duty, fraud, tortious interference with business relationships, and other claims, and seeks unquantified actual and punitive damages. Valero's motion to compel arbitration was denied, but has been appealed. Valero has filed a counterclaim alleging that the plaintiff breached its own obligations to the joint venture and jeopardized the economic and operational viability of the pipeline by its actions; Valero is seeking unquantified actual and punitive damages. Pursuant to the Distribution Agreement, New Valero has agreed to indemnify and hold harmless Valero to the extent of (i) 50% of the amount of any final judgment or settlement amount not in excess of $30 million, and (ii) 100% of that part of any final judgment or settlement amount in excess of $30 million.

  Other. New Valero is also a party to additional claims and legal proceedings arising in the ordinary course of business. Except as noted, many of the foregoing matters are in preliminary stages, involve complex issues of law and fact and may proceed for protracted periods of time. Based upon a review of the petitions in the above matters, New Valero believes that many of such petitions contain questionable allegations and that there are numerous meritorious defenses. New Valero believes it is unlikely that the final outcome of any of the claims or proceedings to which New Valero is a party, including those described above, would have a material adverse effect on New Valero's financial statements; however, due to the inherent uncertainty of litigation, the range of possible loss, if any, cannot be estimated with a reasonable degree of precision and there can be no assurance that the resolution of any particular claim or proceeding would not have an adverse effect on New Valero's results of operations for the interim period in which such resolution occurred.

  Basis Litigation. Basis is a defendant in numerous lawsuits brought by present or former employees of Basis, by employees of Basis' customers or contractors, or by other persons based on negligence, gross negligence, products liability, strict liability, breach of warranty and other theories of recovery and claiming injuries, including wrongful death, resulting from exposure to asbestos, benzene and other allegedly toxic or carcinogenic compounds allegedly processed, used, manufactured, distributed or sold by Basis or its predecessors. Approximately ten of the lawsuits involve class or other actions involving numerous plaintiffs and defendants, while the remaining actions have individual plaintiffs and involve only Basis or a limited group of defendants. In most such cases, discovery is underway and trial dates have not been set.

  In addition to the foregoing matters, Basis is a defendant in a lawsuit, Friends of the Earth, Inc. v. Phibro Energy USA, Inc., filed in the United States District Court for the Southern District of Texas (filed June 1994), alleging, among other things, that Basis has violated the terms of its National Pollutant Discharge Elimination System permit for wastewater discharge at its Houston, Texas refinery. Although the District Court granted Basis a summary judgment, the United States Court of Appeals for the Fifth Circuit reversed the summary judgment and remanded the case to the trial court for further discovery. The case is currently stayed by mutual agreement pending the decision of the United States Court of Appeals for the Fifth Circuit in a similar case (Friends of the Earth v. Chevron Chemical Co., Inc.) in which the lower court granted summary judgment dismissing the case for lack of standing by the plaintiffs.

  Basis is also a defendant in a lawsuit, Amoco Chemical Company, et al. v. United States of America, et al., pending in the United States District Court for the Southern District of Texas (served May 1996), which is a CERCLA cost recovery action related to the Tex-Tin "superfund" site. Such site is not owned by Basis, and Basis has advised New Valero that Basis has not disposed of any material at the site. However, Basis has been identified as a "generator defendant" with respect to such site, as the successor to the previous refinery owner. Basis may potentially be named as a defendant or "potentially responsible party" in other similar pending or threatened superfund-related actions. Basis is also a defendant in City of Houston v. Phibro Energy, USA, Inc., filed in the 11th Judicial District Court, Harris County, Texas (filed December 20, 1995) involving alleged Texas Clean Air Act violations related to allegedly excessive SO2 emissions. Agreement among the various parties has been reached to settle the City of Houston action on terms and conditions not material to Basis; however, such settlement is not yet final.

  Basis has also received TNRCC notices of violation ("NOV") and/or federal Environmental Protection Agency ("EPA") NOVs or administrative orders with respect to environmental matters at each of its three refineries, including an April 10, 1997 notice of intention to file civil suit for alleged violations of the New Source Performance Standards under the Clean Air Act at the Texas City, Texas refinery. Certain of such notices and orders may need to be addressed through operational and capital improvements, and may involve the assessment of substantial monetary penalties.

  Basis is also a plaintiff in a lawsuit, Phibro Energy USA, Inc. v. Belmont Contractors, Inc. et al., pending in the 190th Judicial District Court, Harris County, Texas (filed March 26, 1996) and alleging generally that through a bribery and kickback scheme, defendants destroyed plaintiff's independent bargaining position with respect to construction work performed by defendants, creating causes of action for fraud, tortious interference with contract, breach of fiduciary duty, breach of contract and negligent misrepresentation. Defendant Belmont has previously asserted in a separate action against Basis causes of action for breach of contract and quantum meruit and various construction claims aggregating approximately $25 million; while Belmont's original suit has been abated, these claims are expected to be asserted in the Harris County litigation.

  Basis is also a party to various other lawsuits arising in the ordinary course of its business. The various lawsuits referred to herein seek actual and punitive damages which, in many cases, are unspecified but which total several hundreds of millions of dollars, together, in certain cases, with demands for injunctive relief. In certain of the matters cited above, including the cited TNRCC and EPA matters, Basis could potentially be adversely affected through: required reductions in emissions or discharges; required additions and improvements to refinery controls or other equipment; required reductions in permit limits or refinery throughput; and/or fines and penalties. Additionally, although Valero and New Valero have conducted a due diligence investigation of Basis prior to the closing of the purchase, the scope of such investigation, particularly in light of the volume of environmental, litigation and other matters to be investigated, has necessarily been limited. The stock purchase agreement provides for indemnification from the seller with respect to suits, actions, claims and investigations pending at the time of the acquisition and for additional indemnification, subject to certain terms, conditions and limitations, with respect to other matters. However, there can be no assurance that other material matters, not identified or fully investigated in due diligence, will not subsequently be identified or that the matters heretofore identified will not prove to be more significant than currently expected.

  Many of the lawsuits in which Basis is involved, including certain of those mentioned above, are in preliminary stages, involve complex issues of law and fact and may proceed for a protracted period of time. Based upon a preliminary review of Basis' files in connection with its due diligence investigation of Basis, and Basis' representations and warranties in the Basis purchase agreement, New Valero believes that many of such petitions contain questionable allegations and that there are numerous meritorious defenses which Basis can raise. As noted above, Valero and New Valero have considered the possible need for capital expenditures related to environmental matters in developing their offer to purchase Basis. Particularly in light of the indemnification provided to Valero, New Valero and Basis by Salomon pursuant to the stock purchase agreement, New Valero believes it is unlikely that the final outcome of any of the claims or proceedings to which Basis is a party at the time of the closing of the purchase of Basis, including those described above, would have a material adverse effect on New Valero's financial statements; however, due to the inherent uncertainty of litigation, the range of possible loss, if any, that may be sustained by Basis cannot be estimated with a reasonable degree of precision and there can be no assurance that the resolution of any particular claim or proceeding could not have an adverse effect on Basis' and New Valero's results of operations for the interim period in which such resolution occurred.

                DESCRIPTION OF CERTAIN NEW VALERO INDEBTEDNESS

  New Valero currently obtains working capital financing from Valero pursuant to Valero's committed revolving credit and letter of credit facility and certain short-term uncommitted bank lines and letter of credit facilities maintained by Valero. Valero and New Valero have arranged an $835 million committed revolving credit and letter of credit facility, which became effective May 1, 1997. The new facility has provided financing for the Basis Acquisition, credit support for the reissue and refunding of the Refunding Bonds (hereafter defined), credit support for a planned issuance of $25 million of tax-exempt industrial revenue bonds for Basis, and will provide financing for other general corporate purposes, including the issuance of letters of credit, the funding of a $210 million dividend (as such amount may be increased or decreased in connection with the repayment of the intercompany note, see "Agreements Between Valero and New Valero") payable to Valero immediately prior to the Distribution pursuant to the terms of the Distribution Agreement, and, if necessary, up to $175 million for the redemption of the Convertible Preferred Stock. Under the new $835 million revolving credit and letter of credit facility, availability is limited to $600 million ($775 million if necessary to fund redemption of the Convertible Preferred Stock) prior to the Distribution. At the time of the Distribution, the new credit facility will be assumed by New Valero and Valero would be released from any obligations thereunder. In addition, a $150 million inventory purchase agreement is being arranged that is expected to be used to monetize a portion of the Basis and/or New Valero inventories. The bank credit facility has (and inventory purchase agreement is expected to have) a term of five years. The bank credit facility reduces by $150 million at the end of each of the third and fourth years. In addition, the amount of the facility would be reduced by the amount of cash proceeds realized from certain assets sales and issuances of debt, and by 75% of the cash proceeds from certain issuances of equity securities. Borrowings under the new revolving bank credit facility will bear interest annually at the rate of (i) LIBOR plus a margin, or (ii) a Base Rate, or (iii) a money market rate determined by auction. In addition, various fees and expenses, including a facility fee, a letter of credit issuance fee and a fee based on letters of credit outstanding are payable under the facility. The interest margins and fees described in this paragraph will fluctuate based upon the credit ratings assigned from time to time to New Valero's long-term debt. The credit facility contains various covenants that relate to or limit, among other things, and subject to certain exceptions, liens, subsidiary debt, investments, loans and advances, consolidations, mergers and transfers of assets, transactions with affiliates and lease payments. The credit facility also contains certain financial covenants, including a minimum fixed charge coverage ratio, a maximum permitted debt-to-capitalization ratio, a minimum net worth test and a requirement that the Company maintain certain interest cap hedging facilities. The credit facility also limits the amount of certain restricted payments, including dividends on, or repurchases of, common stock of New Valero, to $22 million (or, under certain circumstances, $15 million) during the period prior to April 30, 1998, and, during any 12-month period ending April 30 in any subsequent year, to the sum of 25% (15% under certain circumstances) of consolidated net income of New Valero for the four consecutive fiscal quarters ending with the preceding March 31, plus such portion of such $22 million (or, if applicable, $15 million) amount not utilized in any prior period. Except for any unused portion of such $22 million (or $15 million) amount, amounts available to be paid but not paid in any 12-month period may not be carried forward to the subsequent 12-month period. The new credit facility is unsecured; however, following the Distribution, each of the principal subsidiaries of New Valero will guaranty the obligations of New Valero under the new credit facility. New Valero may also obtain short-term uncommitted revolving credit or letter of credit facilities, the lenders or issuers, amounts, terms and conditions of which cannot currently be determined.

  On April 16, 1997, the Industrial Development Corporation of the Port of Corpus Christi issued $98.5 million principal amount of tax-exempt refunding revenue bonds (the "Refunding Bonds"), in four series, the proceeds of which were loaned to New Valero and deposited with a trustee so as to defease $90 million principal amount of 10 1/4% refunding revenue bonds and $8.5 million principal amount of 10 5/8% revenue bonds issued on behalf of New Valero in 1987. The Series 1997A Refunding Bonds have a principal amount of $24.4 million and are due in 2027. The Series 1997B and 1997C Refunding Bonds each have a principal amount of $32.8 million and mature in 2018. The Series 1997D Refunding Bonds have a principal amount of $8.5 million and are due in 2009. The Series 1997A, 1997B and 1997C Refunding Bonds are each subject to a mandatory sinking fund beginning in 2010. The Refunding Bonds are supported by an irrevocable, direct-pay letter of credit issued by Bank of Montreal under the new credit facility described above. The letter of credit is scheduled to expire April 15, 1998, but is expected to be renewed or replaced. In the event that the Refunding Bonds were not supported by a qualifying letter of credit or other qualifying credit enhancement, the Refunding Bonds would be subject to mandatory tender or acceleration. The Refunding Bonds will initially accrue interest at a floating rate determined weekly and initially set at 3.85% per annum with respect to the Series 1997A, 1997B, 1997C Refunding Bonds and 3.95% with respect to the Series 1997D Refunding Bonds, but such rate may be converted from time to time at the election of New Valero to a daily, weekly or commercial paper rate, or to a fixed rate.

                                  MANAGEMENT

DIRECTORS OF NEW VALERO

  Pursuant to the New Valero Certificate and the New Valero By-laws as expected to be adopted prior to the Distribution, the business of New Valero will be managed by or under the direction of the New Valero Board. The New Valero Board will conduct its business through meetings of the New Valero Board and its committees. Pursuant to the New Valero Certificate, the New Valero Board has standing Audit, Compensation and Executive Committees. When deemed necessary or advisable, the New Valero Board may also form from its members a Nominating Committee to consider and recommend candidates for election to the New Valero Board. The standing committees of the New Valero Board are described below. The New Valero Certificate requires the New Valero Board to be divided into Class I, Class II and Class III directors, with each class serving a staggered three-year term. At the Time of Distribution, the size of the New Valero Board is expected to be set at eight members and is expected to be divided into two Class I, three Class II and three Class III directors.

  The following table sets forth information as to the individuals who will serve as directors of New Valero following the Distribution, their class membership and their original terms (the directors' ages are as of December 31, 1996). Initially, following the Distribution, the New Valero Board will consist of the individuals who currently serve as directors of Valero (other than Mr. Dudley, who will retire as of the annual meeting of stockholders as described in the Proxy Statement-Prospectus). Mr. Greehey will serve as the initial Chairman of the New Valero Board. All of the individuals that currently serve as directors of Valero will cease to be directors of Valero as of or prior to the Effective Time.

  The New Valero By-laws provide that no individual may stand for election or re-election as a director after having attained the age of 70 (except that, in the case of individuals who served as directors of Valero prior to February 25, 1993, such age is 72).

                                                                            AGE
                                                              EXECUTIVE    AS OF
                                                              OFFICER OR  DECEMBER INITIAL
                                  POSITION(S) HELD           DIRECTOR OF    31,     TERM   DIRECTOR
          NAME                       WITH VALERO             VALERO SINCE   1996   EXPIRES  CLASS
          ----           ----------------------------------- ------------ -------- ------- --------
Edward C. Benninger..... Director, President                     1979        54     2000     III
Ronald K. Calgaard...... Director                                1996        59     1999      II
Robert G. Dettmer....... Director                                1991        65     2000     III
Ruben M. Escobedo....... Director                                1994        59     1998       I
William E. Greehey...... Director, Chairman of the Board and     1979        60     1998       I
                          Chief Executive Officer
James L. Johnson........ Director                                1991        69     2000     III
Lowell H. Lebermann..... Director                                1986        57     1998       I
Susan Kaufman Purcell... Director                                1994        54     1999      II

  Mr. Benninger has served as a director of Valero since 1990. He was elected President and Chief Financial Officer of Valero in 1996. He had served as Executive Vice President of Valero since 1989, and previously served as Chief Operating Officer of Valero Natural Gas Company from 1992 to 1995. He has served in various other capacities with Valero since 1975. Mr. Benninger will cease to be an officer of Valero as of or prior to the Effective Time.

  Dr. Calgaard has been a director of Valero since 1996. He has served as President of Trinity University, San Antonio, Texas since 1979. Dr. Calgaard previously served as a director of Valero Natural Gas Company from 1987 until 1994.

  Mr. Dettmer was elected as a director of Valero in 1991. He retired from PepsiCo, Inc. in 1996 after serving as Executive Vice President and Chief Financial Officer since 1986.

  Mr. Escobedo was elected as a director of Valero in 1994. He has been with his own accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc. and previously served as a director of Valero Natural Gas Company from 1989 to 1994.

  Mr. Greehey has served as Chief Executive Officer and as a director of Valero since 1979 and as Chairman of the Board since 1983. He retired from his positions as President and Chief Executive Officer in June 1996 but resumed his duties as Chief Executive Officer following the resignation of his successor in November 1996. Mr. Greehey is also a director of Weatherford Enterra, Inc. and Santa Fe Energy Resources, Inc. Mr. Greehey will cease to be an officer of Valero as of or prior to the Effective Time.

  Mr. Johnson has been a director of Valero since 1991. He previously served as Chairman and Chief Executive Officer of GTE Corporation from 1988 to 1992, and since 1992 has served as Chairman Emeritus. Mr. Johnson also serves as a director of CellStar Corporation, FINOVA Group, Inc., Harte-Hanks Communications, Inc., The Mutual Life Insurance Company of New York and Walter Industries, Inc.

  Mr. Lebermann was elected as a director of Valero in 1986, and previously served on Valero's Board from 1979 to 1993. Mr. Lebermann has been President of Centex Beverage, Inc., a beverage distributor in Austin, Texas, since 1981. Mr. Lebermann is also a director of Station Casinos, Inc. and of Franklin Federal Bankcorp, a Federal Savings Bank, Austin, Texas.

  Dr. Purcell was elected as a director of Valero in 1994. She has served as Vice President of the Americas Society in New York, New York since 1989 and is also Vice President of the Council of the Americas. Dr. Purcell is a consultant for several international and national firms and serves on the boards of several mutual funds, including The Argentina Fund, The Latin America Dollar Income Fund and Scudder World Income Opportunities Fund.

AUDIT COMMITTEE

  The Audit Committee reviews and reports to the New Valero Board on various auditing and accounting matters, including the quality and performance of New Valero's internal and external accountants and auditors, the adequacy of its financial controls, and the reliability of financial information reported to the public. The Audit Committee also monitors New Valero's efforts to comply with environmental laws and regulations. The initial members of the Audit Committee are expected to be James L. Johnson (Chairman), Ruben M. Escobedo, and Susan Kaufman Purcell.

COMPENSATION COMMITTEE

  The Compensation Committee reviews and reports to the New Valero Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls; management development; management succession; and benefit programs. The Compensation Committee also approves and administers New Valero's stock option, executive stock incentive, incentive bonus and other stock plans. The initial members of the Compensation Committee are expected to be Lowell H. Lebermann (Chairman), Robert G. Dettmer and James L. Johnson, none of whom is a current or former employee or officer of Valero or New Valero.

  There are no Compensation Committee interlocks. For the previous three fiscal years, except for compensation arrangements disclosed herein, New Valero has not participated in any contracts, loans, fees, awards or financial interests, direct or indirect, with any committee member, nor is New Valero aware of any means, directly or indirectly, by which a committee member could receive a material benefit from New Valero or from its predecessor, Valero.

EXECUTIVE COMMITTEE

  The Executive Committee exercises the power and authority of the New Valero Board between meetings of the New Valero Board. Actions taken by the Executive Committee do not require ratification by the New Valero Board. In the absence of a Nominating Committee, the Executive Committee may also review possible director candidates and recommend individuals for election as a director. The initial members of the Executive Committee are expected to be Robert G. Dettmer (Chairman), Ronald K. Calgaard, William E. Greehey and Lowell H. Lebermann.

COMPENSATION OF DIRECTORS

  Effective at the date of Distribution, non-employee directors will receive a retainer fee of $18,000 per year, plus $1,000 for each New Valero Board and committee meeting attended. Each director will also be reimbursed for expenses of meeting attendance. Directors who are employees of New Valero will receive no compensation (other than reimbursement of expenses) for serving as directors.

  New Valero has adopted a Restricted Stock Plan for Non-Employee Directors ("Director Plan") and a Non-Employee Director Stock Option Plan ("Director Option Plan") to supplement the compensation paid to non-employee directors and increase their identification with the interests of New Valero's stockholders through ownership of New Valero Common Stock ("Director Stock"). Under the Director Plan, non-employee directors receive grants of Director Stock that vest (become nonforfeitable) in three equal annual installments. Such annual installments will usually vest on or about the date of New Valero's annual meeting of stockholders. When all of the Director Stock previously granted to a director is fully vested and the director is reelected for an additional term, or his or her term of office otherwise continues after such Director Stock is fully vested, another similar grant will be made. The value of such subsequent grants will be equal to the value of the original grant, adjusted to reflect subsequent changes in the consumer price index. However, if a director is not eligible for reelection due to New Valero's mandatory retirement policy or if a director does not intend to stand for reelection, the grant would be reduced pro rata based on the number of years remaining to the end of that director's term.

  The Director Option Plan provides non-employee directors of New Valero automatic annual grants of stock options for New Valero Common Stock. To the extent necessary, the Director Option Plan is administered by the Compensation Committee of the New Valero Board. The Director Option Plan provides that, after the Time of Distribution, each new non-employee director joining the New Valero Board will receive an initial grant of 5,000 options. On the date of each New Valero annual meeting, each non-employee director (other than any new non-employee directors receiving their initial grant of 5,000 options) automatically receives a grant of 1,000 additional options. Options awarded under the Director Option Plan will have an exercise price equal to the market price of the New Valero Common Stock on the date of grant. The initial grant of options to each non-employee director will vest in three equal annual installments. Such annual installments will usually vest on or about the date of New Valero's annual meeting of stockholders. The subsequent annual grants of 1,000 options will vest fully six months following the date of grant. All options will expire 10 years following the date of grant. Options vest and remain exercisable in accordance with their original terms in the case of a director retiring from the New Valero Board. In the event of a "Change of Control" of New Valero, as defined in the Director Option Plan, all options previously granted under the plan immediately become vested or exercisable upon the date of the Change of Control. The Director Option Plan also provides for adjustment in the number of options to prevent dilution or enlargement of the benefits or potential benefits intended under the plan in the event the Compensation Committee determines that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of New Valero or other similar corporate transaction or event affects New Valero Common Stock.

  The Director Plan and Director Option Plan will be approved by Valero, as the sole stockholder of New Valero, prior to the Distribution.

  Under the Retirement Plan for Non-Employee Directors ("Retirement Plan"), non-employee directors become entitled to a retirement benefit upon completion of five years of service (including prior service with Valero). The annual benefit at retirement is equal to 10% of the highest annual cash retainer paid to the director during his or her service on the New Valero Board (or Valero Board), multiplied by the number of full and partial years of service (not to exceed 10 years). Such benefit is then paid for a period equal to the shorter of the director's number of years of service or the director's lifetime, but in no event for longer than 10 years. The Retirement Plan provides no survivor benefits and is an unfunded plan paid from the general assets of New Valero.

EXECUTIVE OFFICERS OF NEW VALERO

  New Valero's senior management team (the "Executive Officers") consists primarily of individuals currently responsible for the management of the Refining Business as conducted by Valero. No family relationship exists among any of the Executive Officers or directors of New Valero. There is no arrangement or understanding between any Executive Officer and any other person pursuant to which he was or is to be selected as an officer. All of such individuals will resign from any positions they may hold with Valero and its subsidiaries (other than New Valero and its subsidiaries) effective as of the Time of Distribution.

                                                                         YEAR FIRST ELECTED
                                           NEW VALERO                      OR APPOINTED AS    AGE AS OF
                                          POSITION AND                   OFFICER OR DIRECTOR DECEMBER 31,
   NAME                                    OFFICE HELD                      OF NEW VALERO        1996
   ----                                   ------------                   ------------------- ------------
William E. Greehey...... Director, Chairman of the Board                        1982              60
                         and Chief Executive Officer
Edward C. Benninger..... Director, President and Chief Financial Officer        1984              54
Stan L. McLelland....... Executive Vice President and General Counsel           1984              51
E. Baines Manning....... Executive Vice President                               1986              56
George E. Kain.......... Senior Vice President                                  1994              60
John R. Gibbons......... Vice President Finance and Treasurer                   1992              43
Gregory C. King......... Vice President                                         1997              36

  Mr. Greehey: for biography, see "--Directors of New Valero."

  Mr. Benninger: for biography, see "--Directors of New Valero."

  Mr. McLelland was elected Executive Vice President and General Counsel of Valero in 1989 and had served as Senior Vice President and General Counsel of Valero since 1981.

  Mr. Manning has served as Executive Vice President of New Valero since 1995 and has served in various other capacities with the Refining Business since 1986.

  Mr. Kain has served as Senior Vice President of New Valero since 1994 and has served in various other capacities with the Refining Business since 1982.

  Mr. Gibbons was elected Vice President Finance of Valero in 1997; he had served as Treasurer of Valero since 1992 and in various other capacities with Valero since 1981.

  Mr. King was elected Vice President of Valero in 1997 and has served as Associate General Counsel since joining Valero in 1993. Prior to joining Valero, Mr. King was a partner at the law firm of Bracewell & Patterson, L.L.P., Houston, Texas, where he had been employed since 1985.

                            EXECUTIVE COMPENSATION

  All direct and indirect remuneration of all Executive Officers and certain other executives will be approved by the Compensation Committee and, in the case of the Chief Executive Officer and President, by the New Valero Board. It is anticipated that compensation for the Executive Officers and for other executives will consist principally of base salary, an annual incentive bonus opportunity and long-term stock-based incentive awards. The following tables and narrative text discuss the compensation paid by Valero in 1996 to New Valero's Chief Executive Officer and to the four other most highly compensated executive officers of New Valero (the "Named Executive Officers") for services rendered in all capacities to Valero for the last three years. Benefits under health care, disability, term life insurance, vacation and other plans available to employees generally are not included herein.

                    SUMMARY COMPENSATION TABLE (1994--1996)

                            ANNUAL COMPENSATION        LONG-TERM COMPENSATION
                          ----------------------- --------------------------------
                                                  RESTRICTED SECURITIES
                                                    STOCK    UNDERLYING             ALL OTHER
                                          BONUS     AWARDS    OPTIONS/     LTIP    COMPENSATION
  NAME AND POSITION(S)    YEAR SALARY($)  ($)(1)    ($)(2)    SARS(#)   PAYOUTS(3)    ($)(4)
  --------------------    ---- --------- -------- ---------- ---------- ---------- ------------
William E. Greehey(5)...  1996 $497,337  $670,739 $1,545,362    5,000    $325,000    $928,949
 Director, Chairman of    1995  684,540   560,000    431,250        0           0      73,007
 the Board and Chief      1994  622,020         0          0  355,300           0      71,664
 Executive Officer of
 New Valero
F. Joseph Becraft(5)....  1996 $450,030  $      0 $  276,250   40,000    $271,138    $  4,252
 Director, President and  1995  266,680   180,000    421,875  120,000           0       4,252
 Chief Executive Officer
 of New Valero
Edward C. Benninger(5)..  1996 $357,180  $335,370 $  497,500   25,000    $ 93,698    $ 28,541
 Director and President   1995  342,600   210,000    189,750        0           0      27,016
 of New Valero            1994  335,040         0          0  125,500           0      27,598
Stan L. McLelland.......  1996 $300,930  $111,812 $        0   25,000    $ 70,200    $ 25,631
 Executive Vice           1995  278,700   162,000    138,000        0           0      23,313
 President and General    1994  262,380         0          0   82,600           0      23,836
 Counsel of New Valero
E. Baines Manning.......  1996 $253,230  $122,989 $        0   18,000    $ 58,500    $ 18,758
 Executive Vice           1995  231,420   120,000     51,750        0           0      12,468
 President of New Valero  1994  216,420         0          0   63,500           0      15,524
George E. Kain..........  1996 $178,530  $ 55,922 $        0    5,500    $      0    $ 11,282
 Director, Senior Vice    1995  175,020    72,011     34,250        0           0       9,974
 President of New Valero  1994  161,020         0          0   20,911           0      11,002

--------
(1) In 1994, the Named Executive Officers received no bonuses. For 1995, the Named Executive Officers received bonuses payable 70% in cash and 30% in Valero Common Stock. For 1996, the Named Executive Officers received bonuses payable 25% in cash and 75% in Valero Common Stock.
(2) For each Named Executive Officer, the number of restricted shares of Valero Common Stock ("Restricted Stock") held at December 31, 1996, and the value thereof, based on the closing market price of the Common Stock at December 31, 1996, was as follows: Mr. Greehey: 62,073 shares-- $1,776,840; Mr. Benninger: 27,333 shares--$782,407; Mr. McLelland: 5,333 shares--$152,667; Mr. Manning: 2,000 shares--$57,250; and Mr. Kain: 1,333 shares--$38,157.13. Dividends are paid on the Restricted Stock at the same rate as on unrestricted Valero Common Stock. The 1996 grants of Restricted Stock to Messrs. Greehey and Benninger will vest upon completion of the transaction contemplated by the Merger Agreement or, if such transaction is not consummated, would vest in annual increments of 33 1/3% beginning on the first anniversary of the grant date. Mr. Becraft did not hold Restricted Stock at December 31, 1996.
(3) Long-Term Incentive Plan ("LTIP") payouts are the number of performance share awards vested for 1996 multiplied by the market price per share on the vesting date. For more information see the notes following the table entitled "Long Term Incentive Plans--Awards in Last Fiscal Year."
(4) Amounts include Valero contributions pursuant to employee stock plans, and that portion of interest accrued under Valero's Executive Deferred Compensation Plan which is deemed to be at "above-market" rates under applicable SEC rules. Messrs. Greehey, Becraft, Benninger, McLelland, Manning and Kain were allocated $31,460, $10,973, $25,574, $21,074,
    $18,758 and $11,282, respectively, as a result of Company contributions to employee stock plans for 1996, and $9,066, $0, $2,967, $4,557, $0 and $0, respectively, as a result of "above-market" allocations to the Valero Executive Deferred Compensation Plan for 1996. Messrs. Becraft, Manning and Kain do not participate in the Valero Executive Deferred Compensation Plan. Amounts for Mr. Greehey also include executive insurance policy premiums with respect to cash value life insurance (not split-dollar life insurance) in the amount of $13,000 for 1994 and 1995 and $7,583 for 1996; such amounts for 1996 also include (i) consulting fees ($141,667), Valero Board fees ($29,833), SERP payments ($278,862) and the interest component of deferred compensation plan payments ($27,648) made during the period following his retirement and prior to his reemployment, and (ii) payments made following his retirement for Valero Excess Thrift Plan balances ($339,617) and unused vacation ($63,213). Payments received during Mr. Greehey's retirement directly from the Pension Plan (as defined herein) are excluded.
(5) Mr. Becraft was employed by Valero beginning May 1, 1995, and was elected President of Valero on January 1, 1996 and Chief Executive Officer of Valero on June 30, 1996. Mr. Greehey resigned from his position as Chief Executive Officer of Valero on June 30, 1996. Mr. Becraft resigned from his positions as President and Chief Executive Officer of Valero on November 20, 1996, whereupon Mr. Greehey was reappointed Chief Executive Officer of Valero. At that time, the Board also elected Mr. Benninger President of Valero.

STOCK OPTION GRANTS AND RELATED INFORMATION

  The following table provides further information regarding the grants of stock options with respect to Valero Common Stock to the Named Executive Officers.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

                         NUMBER OF   PERCENT OF
                         SECURITIES    TOTAL
                         UNDERLYING   OPTIONS/
                          OPTIONS/  SARS GRANTED               MARKET
                            SARS    TO EMPLOYEES EXERCISE OR  PRICE AT              GRANT DATE
                          GRANTED    IN FISCAL   BASE PRICE  GRANT DATE EXPIRATION PRESENT VALUE
   NAME                    (#)(1)       YEAR       ($/SH)      ($/SH)      DATE        $ (2)
   ----                  ---------- ------------ ----------- ---------- ---------- -------------
William E. Greehey......    5,000       0.69%     $25.3125    $25.3125  07/01/2006    $29,580
F. Joseph Becraft.......   40,000       5.56%      27.5625     27.5625  05/30/2006    259,440
Edward C. Benninger.....   25,000       3.47%      27.5625     27.5625  05/30/2006    162,150
Stan L. McLelland.......   25,000       3.47%      27.5625     27.5625  05/30/2006    162,150
E. Baines Manning.......   18,000       2.50%      27.5625     27.5625  05/30/2006    116,748
George E. Kain..........    5,500       0.77%      27.5625     27.5625  05/30/2006     35,673

--------
(1) Options granted in 1996 vest (become exercisable and nonforfeitable) in equal increments over a three-year period from the date of grant. In the event of a change of control of Valero (including stockholder approval of the Merger Agreement), such options would also become immediately exercisable pursuant to provisions of the Valero Executive Stock Incentive Plan (the "Valero ESIP") or of an executive severance agreement. Under the terms of the Valero ESIP, the exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.
(2) A variation of the Black-Scholes option pricing model was used to determine grant date present value. This model is designed to value publicly traded options. Options issued under Valero's option plans are not freely traded, and the exercise of such options is subject to substantial restrictions. Moreover, the Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The estimated grant date present values presented in this table were calculated using an expected average option term of 3.32 years, a risk-free rate of return of 6.41%, an average volatility rate of 25.4% for the options expiring May 30, 2006 and of 25.17% for the options expiring July 1, 2006 and a dividend yield of 1.88% for the options expiring May 30, 2006 and 2.04% for the options expiring July 1, 2006. The actual value of stock options could be zero; realization of any positive value depends upon the actual future performance of the Valero Common Stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved.

  The following table provides information regarding securities underlying options exercisable with respect to Valero Common Stock at December 31, 1996, and options exercised during 1996, for the Named Executive Officers:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                                                          VALUE OF UNEXERCISED
                                                NUMBER OF SECURITIES          IN-THE-MONEY
                           SHARES              UNDERLYING UNEXERCISED        OPTIONS/SARS AT
                          ACQUIRED    VALUE   OPTIONS/SARS AT FY-END(#)       FY-END($)(1)
                         ON EXERCISE REALIZED ------------------------- -------------------------
          NAME               (#)       ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
William E. Greehey......     --        --       510,184        5,000    $4,522,154    $  15,625
F. Joseph Becraft.......     --        --       160,000          --      1,167,500          --
Edward C. Benninger.....     --        --        62,472      133,833       364,587    1,031,800
Stan L. McLelland.......     --        --        47,857       96,266       328,157      682,762
E. Baines Manning.......     --        --        38,217       72,833       270,792      524,300
George E. Kain..........     --        --        19,635       21,500       108,345      151,687

--------
(1) Represents the dollar value obtained by multiplying the number of unexercised options/SARs by the difference between the stated exercise price per share of the options/SARs and the average market price per share of Valero Common Stock on December 31, 1996.

  The following table provides information regarding long-term incentive awards made to the Named Executive Officers during 1996:

           LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR (1)

                                                              ESTIMATED FUTURE PAYOUTS
                                                               UNDER NON-STOCK PRICE-
                                                                    BASED PLANS
                                                          --------------------------------
                                           PERFORMANCE
                            NUMBER OF    OR OTHER PERIOD
                          SHARES, UNITS  UNTIL MATURATION THRESHOLD    TARGET    MAXIMUM
      NAME               OR OTHER RIGHTS    OR PAYOUT     (# SHARES) (# SHARES) (# SHARES)
      ----               --------------- ---------------- ---------- ---------- ----------
William E. Greehey......     10,000          12/31/96          0       10,000     20,000
                             10,000          12/31/97          0       10,000     20,000
                             10,000          12/31/98          0       10,000     20,000
F. Joseph Becraft.......      3,634          12/31/96          0        3,634      7,268
                              3,633          12/31/97          0        3,633      7,266
                              3,633          12/31/98          0        3,633      7,266
Edward C. Benninger.....      2,884          12/31/96          0        2,884      5,768
                              2,883          12/31/97          0        2,883      5,766
                              2,883          12/31/98          0        2,883      5,766
Stan L. McLelland.......      2,160          12/31/96          0        2,160      4,320
                              2,160          12/31/97          0        2,160      4,320
                              2,160          12/31/98          0        2,160      4,320
E. Baines Manning.......      1,800          12/31/96          0        1,800      3,600
                              1,800          12/31/97          0        1,800      3,600
                              1,800          12/31/98          0        1,800      3,600

--------
(1) LTIP awards are grants of performance shares ("Performance Shares") made under the Valero ESIP. Mr. Kain did not receive a LTIP award.
(2) Total shareholder return ("TSR") during a specified "performance period" was established as the performance measure for determining what portion of the 1996 Performance Share awards will vest. For purposes of the Performance Share awards, TSR is measured by dividing the sum of (i) the net change in the price of a share of Valero's Common Stock between the beginning of the performance period and the end of the performance period, and (ii) the total dividends paid on the Valero Common Stock during the performance period, by (iii) the price of a share of Valero's Common Stock at the beginning of the performance period. Each 1996 Performance Share award is subject to vesting in three increments, based upon Valero's TSR during overlapping three-year periods, with the first such three-year period for the 1996 grants beginning January 1, 1994 and ending December 31, 1996. At the end of the three-year performance period, Valero's TSR is compared to the TSR for each company in a target group of approximately 16 companies. Valero and the companies in the target group are then ranked by quartile. At the end of each performance period, participants earn 0%, 50%, 100% or 150% of the initial grant amount for such period depending upon whether Valero's TSR is in the last, 3rd, 2nd or 1st quartile of the target group; 200% will be earned if Valero ranks highest in the group. Amounts not earned in a given three-year period can be carried forward for one additional three-year period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for such subsequent period.

RETIREMENT BENEFITS

  At or prior to the Time of Distribution, New Valero will become the sponsor of the Valero Pension Plan ("Pension Plan") and assume all obligations of Valero with respect to (i) individuals who are retirees at the time of Distribution and (ii) individuals who are or become employees of the Refining Business. Substantially all employees of New Valero having one year or more of service with New Valero and/or Valero will be eligible to participate in the Pension Plan, which is a noncontributory, defined benefit plan. Prior service with Valero will be fully credited in determining retirement benefits payable under the Pension Plan upon retirement from New Valero. The following table shows the estimated annual gross benefits payable under the Pension Plan, the Valero Supplemental Pension Plan (the "Supplemental Pension Plan") and SERP upon retirement at age 65, based upon the assumed compensation levels and years of service indicated and assuming an election to have payments continue for the benefit of the life of the participant only.

                  ESTIMATED ANNUAL PENSION BENEFITS AT AGE 65

                                                 YEARS OF SERVICE
      COVERED                      --------------------------------------------
   COMPENSATION                       15       20       25       30       35
   ------------                    -------- -------- -------- -------- --------
     $  200,000................... $ 55,000 $ 73,000 $ 92,000 $110,000 $128,000
        300,000...................   84,000  112,000  141,000  169,000  197,000
        400,000...................  114,000  151,000  189,000  227,000  265,000
        500,000...................  143,000  190,000  238,000  286,000  333,000
        600,000...................  172,000  229,000  287,000  344,000  401,000
        700,000...................  201,000  268,000  336,000  403,000  470,000
        800,000...................  231,000  307,000  384,000  461,000  538,000
        900,000...................  260,000  346,000  433,000  520,000  606,000
      1,000,000...................  289,000  385,000  482,000  578,000  674,000
      1,100,000...................  289,000  385,000  482,000  578,000  674,000
      1,200,000...................  348,000  463,000  579,000  695,000  811,000
      1,300,000...................  377,000  502,000  628,000  754,000  879,000

  In addition to the Pension Plan, Valero also maintains (and New Valero will assume and become the sponsor of) a noncontributory, nonqualified Supplemental Pension Plan which provides supplemental pension benefits to certain highly compensated employees to the extent that the pension benefits otherwise payable to such employees from the Pension Plan would exceed benefits permitted under applicable regulations to be paid from a tax-qualified defined benefits plan. Accrued contributions for the 1996 Pension Plan year were approximately 5.5% of total covered compensation. No contributions were made to the Supplemental Pension Plan. The Pension Plan (supplemented, as necessary, by the Supplemental Pension Plan) provides a monthly pension at normal retirement equal to 1.6% of the participant's average monthly compensation (based upon the participant's base earnings during the 60 consecutive months of the participant's credited service affording the highest such average) times the participant's years of credited service, plus .35% times the product of the participant's years of credited service (maximum 35 years) multiplied by the excess of the participant's average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires.

  Valero also maintains (and New Valero will assume and become the sponsor of) the SERP, a non-qualified plan providing additional pension benefits to certain executive officers and employees. The obligations which will be assumed by New Valero under the SERP are substantially fully funded through investments held in the SERP Trust under which Frost National Bank of San Antonio, N.A., serves as trustee. During 1996 contributions aggregating $9.2 million were made to the SERP Trust.

  Compensation for purposes of the Valero Pension Plan and Supplemental Pension Plan includes only salary as reported in the Summary Compensation Table and excludes cash bonuses. For purposes of the SERP, the participant's most highly compensated consecutive 36 months of service during the participant's last 10 years of employment (rather than 60 months) are considered, and bonuses are included. Accordingly, the amounts reported in the Summary Compensation Table under the headings "Salary" and "Bonus" constitute covered compensation for purposes of the SERP. Pension benefits are not subject to any deduction for social security or other offset amounts.

  Credited years of service for the period ended December 31, 1996 for the Named Executive Officers in the Summary Compensation Table are as follows: Mr. Greehey--33 years; Mr. Becraft--6 years; Mr. Benninger--22 years; Mr. McLelland--18 years; Mr. Manning--10 years; and Mr. Kain--17 years. The credited service for Mr. Becraft and Mr. McLelland includes five years and two years service, respectively, credited pursuant to the terms of his employment by Valero and for which benefits are payable only from the SERP. See "-- Arrangements with Certain Officers and Directors."

DESCRIPTION OF EXECUTIVE BONUS, STOCK INCENTIVE AND STOCK OPTION PLANS

  New Valero has adopted an executive incentive bonus plan (the "New Valero Bonus Plan") under which Executive Officers will have the opportunity to earn an annual incentive bonus based upon the position of the Executive Officer, realization by New Valero of financial performance targets approved by the Compensation Committee and a qualitative evaluation of the individual's performance. Bonus targets for each eligible executive are expected to be established based upon compensation levels for similar positions at a comparator group of companies with which New Valero competes for executive talent. However, the composition of such comparator group, individual bonus targets, the quantitative performance factors upon which awards will be based, individuals eligible to receive awards, evaluations of individual performance and other matters relating to incentive bonus awards, including any determination as to whether to pay such awards in cash, in New Valero Common Stock, or in a combination of cash and stock, will be made by the Compensation Committee in its discretion. No fixed number of shares of New Valero Common Stock has been designated for awards under the Bonus Plan.

  New Valero has adopted an executive stock incentive plan (the "New Valero ESIP") authorizing the grant of various stock and stock-related awards to Executive Officers and other key employees. Awards available under the New Valero ESIP will include options to purchase shares of New Valero Common Stock, stock appreciation rights ("SARs"), restricted stock, performance awards and other stock-based awards. A total of 2,500,000 shares may be issued under the New Valero ESIP, of which no more than 500,000 shares may be awarded to any one individual in any year. In addition, New Valero has adopted a stock option plan (the "New Valero Option Plan") under which an aggregate of 2,000,000 options to purchase New Valero Common Stock can be granted to all employees and prospective employees of New Valero. In connection with the Merger, New Valero has agreed that stock options previously granted by Valero to Valero directors who became directors of New Valero, or to active or former employees of New Valero, and which are outstanding at the time of Distribution shall be converted into New Valero options having an initial value equal to the value of such Valero options. New Valero expects that any such options outstanding under Valero's Director Option Plan will be converted into options under the New Valero Director Plan, that options outstanding under Valero's ESIP will be converted into options under the New Valero ESIP, and that options outstanding under Valero's other stock option plans would be converted into options under the New Valero Option Plan. Any such option which, under the Valero plans, is accompanied by an SAR would be accompanied by an SAR under the New Valero plan.

  Under the terms of the New Valero ESIP and the New Valero Option Plan, the exercise price of the options granted will not be less than 100% of the fair market value of the New Valero Common Stock at the date of grant. The exact terms and conditions of stock options and other awards, including the vesting provisions and expiration date of any option, would be determined by the Compensation Committee.

  The New Valero Bonus Plan, New Valero ESIP and New Valero Option Plan will be approved by Valero, as sole stockholder of New Valero, prior to the Distribution.

DESCRIPTION OF THRIFT PLAN

  New Valero will assume and become the sponsor of the Valero Thrift Plan which is an employee profit sharing plan. Participation in the New Valero Thrift Plan will be voluntary and will be open to employees of

New Valero who were eligible to participate in Valero's Thrift Plan or who become eligible to participate following the completion of three months of continuous employment. Participating employees may make a base contribution from 2% up to 8% of their annual base salary, depending upon months of contributions by a participant. New Valero intends to make matching contributions to the New Valero Thrift Plan, with New Valero's contribution initially expected to aggregate 75% of employee base contributions. Participants may also make a supplemental contribution to the New Valero Thrift Plan of up to an additional 10% of their annual base salary which is not matched by New Valero. In 1989, Valero established the VESOP which was a leveraged employee stock ownership plan. The VESOP was terminated, debt associated with the VESOP will be paid prior to the Distribution, and share balances in employee accounts (excepting employees electing to receive a distribution or transfer their balances into an individual retirement account) were transferred to the Valero Thrift Plan.

DESCRIPTION OF OTHER BENEFIT PLANS

  New Valero intends to assume and become the sponsor of two deferred compensation plans previously established by Valero. Under the plans, employees previously deferred receipt of a portion of their salaries, and are entitled to receive such deferred amounts, plus interest credited in accordance with such plans, upon retirement. Valero has previously obtained, and will assign to New Valero or a trustee, life insurance policies covering the plan participants, the proceeds of which fund a portion of the plan obligations. In addition, New Valero intends to establish a non-qualified trust to which it will further assign such policies in order to fund such obligations.

  New Valero also intends to adopt a flexible benefit plan (including comprehensive health care, dental and vision care, life, dependent life, survivor income and long-term disability coverages) which will be available on the same terms and conditions to employees generally.

ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS

  Valero entered into an employment agreement with Mr. Greehey dated May 16, 1990 which expired on June 9, 1995. The agreement provided that Mr. Greehey would be entitled to receive certain post-retirement benefits, including office facilities and secretarial support until age 69, transfer of certain club memberships, the vesting of previously granted stock option and restricted stock grants, certain medical and life insurance benefits and the right to certain supplemental amounts under the SERP. In November 1994, the Valero Board approved resolutions continuing such post-retirement benefits, notwithstanding the termination of such agreement. Effective upon Mr. Greehey's retirement from his positions as President and Chief Executive Officer in June 1996, the specified post-retirement, benefits were provided to Mr. Greehey and he was requested to continue to serve as Chairman of the Board. Valero and Mr. Greehey also entered into a consulting agreement pursuant to which Mr. Greehey received compensation at the rate of $340,000 per annum for providing general advice and consulting services, as well as management services for particular projects. Mr. Greehey was reemployed by Valero on November 21, 1996, and the consulting agreement terminated at that time. In order to clarify Mr. Greehey's continuing benefit arrangements, the Valero Board determined that, following Mr. Greehey's ultimate retirement from active employment, he will continue to be eligible to receive substantially the same office and secretarial support, medical and life insurance benefits and supplemental SERP benefits as were provided following his earlier retirement.

  Valero entered into agreements (the "Severance Agreements") with Messrs. Greehey, Benninger, McLelland and Manning which provide certain payments and other benefits in the event of their termination of employment under certain circumstances. The Severance Agreements provide that if the executive leaves Valero for any reason (other than death, disability or normal retirement) within two years after a "change of control," the executive will receive a lump sum cash payment equal to three times, in the cases of Messrs. Greehey and McLelland, and two times, in the cases of Messrs. Benninger and Manning, his highest compensation during any consecutive 12-month period in the prior three years. The executive will also be entitled to accelerated exercise of stock options and SARs and accelerated vesting of restricted stock previously granted. The Severance Agreements also provide for special retirement benefits if the executive would have qualified for benefits under the Pension Plan had he remained with Valero for the three-year period following such termination, for continuance of life and health insurance coverages and other fringe benefits for such three-year period and for relocation assistance. Messrs. Greehey, Benninger, McLelland and Manning have each executed a waiver and agreement with New Valero providing that (i) the consummation of the transactions contemplated by the Merger Agreement will not constitute a "change of control" for purposes of such Severance Agreements, and (ii) New Valero will be deemed a successor of Valero for all purposes of the Severance Agreements.

  In connection with pursuing various strategic alternatives, including the transactions contemplated by the Merger Agreement, Valero entered into Management Stability Agreements ("Stability Agreements") and Incentive Bonus Agreements ("Incentive Agreements") with various key executives, including Messrs. Gibbons and King. These agreements were intended to assure the continued availability of such executives in the event of certain transactions culminating in a "change of control" of Valero and/or a divestiture of one of Valero's principal businesses. Under the Stability Agreements, in the event an executive's employment is terminated within two years after a change of control or divestiture transaction has occurred, and termination is not voluntary or the result of death, permanent disability, retirement or certain other defined circumstances, the executive would be entitled to receive a lump sum cash payment equal to the sum of (i) up to two times the highest annual compensation paid to such executive during the prior three year period, plus
(ii) in certain cases an amount equal to the executive's average annual incentive bonus over the prior three years; the continuation of life, disability and health insurance coverages for two years; and, in certain cases, relocation assistance. The executives would also be entitled to accelerated vesting of all previously granted stock options, SARs and restricted stock. Under the Incentive Agreements, if the executive continues to be employed by Valero or New Valero and a merger or another qualifying transaction is accomplished, the executive will be entitled to receive a cash incentive bonus payment equal to up to one times the executive's highest annual base salary during the prior three year period. In certain cases, all of such incentive payment is payable at the closing of the transaction, and, in certain cases, 60% of such payment is payable at closing and 40% is payable six months following closing or, under certain circumstances, upon earlier termination of employment. New Valero intends to assume the continuing obligations of Valero under the Incentive Agreements to executives who are or become employees of New Valero. New Valero also intends to enter into management stability agreements with the same executive officers in substantially the form of the Stability Agreements.

  In connection with Mr. Greehey's then-pending retirement from Valero, in May 1996 the Compensation Committee of the Valero Board approved special retirement arrangements applicable to Messrs. Benninger and McLelland. Under these arrangements, upon their ultimate retirement, Messrs. Benninger and McLelland would each receive eight supplemental retirement "points," to be divided between age and credited service in such proportions as each shall elect at the time of retirement. In addition, for the year in which he retires each such executive will be entitled to a prorated executive incentive bonus and tax preparation services. Each such executive would also be entitled to accelerated vesting of all previously granted stock options and Restricted Stock, and Mr. Benninger's existing club membership would be transferred to him without cost.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  The Compensation Committee of the Valero Board is, and the Compensation Committee of the New Valero Board will be, comprised exclusively of directors who are not and have never been Valero or New Valero employees. No Valero or New Valero Executive Officer serves on the Valero Compensation Committee, or will serve on the New Valero Compensation Committee, or serves as a director of another company for which any member of either Compensation Committee serves as a director or executive officer.

                         TRANSACTIONS WITH MANAGEMENT

  Valero invested, through its wholly owned subsidiary Valero Coal Company ("Coal"), approximately $9.7 million in a program to drill coal seam gas wells in New Mexico. In order to share the drilling and other risks inherent in this project, various officers and employees of Valero and/or New Valero were permitted to invest as general partners in a partnership to which Coal's interest was assigned. The Valero Board determined in 1992 that this transaction was fair to Valero. During 1992 and 1993, Messrs. Greehey, Benninger, McLelland and Manning invested approximately $207,000, $52,000, $156,000 and $104,000, respectively, to acquire interests of 2.0%, .50%, 1.5% and 1.0%, respectively, in the project. No additional investments were made by these executive officers during 1994 or 1996. During 1995, a company owned by Mr. Manning purchased an additional .25% interest in the project from another investor. During 1996, Messrs. Greehey, Benninger, McLelland and Manning (including the company owned by Mr. Manning) received cash distributions of $45,680, $11,420, $34,260 and $28,550, respectively, attributable to their investments. Additionally, all investors in the project may be eligible to utilize certain federal income tax credits applicable to the project. In connection with the Distribution, Coal will become a wholly owned subsidiary of New Valero.

  Except as disclosed herein, no Executive Officer or director of New Valero has been indebted to Valero or New Valero, or has acquired a material interest in any transaction to which Valero or New Valero is a party, during the last fiscal year.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  All of the outstanding New Valero Common Stock is currently held by Valero. To the best knowledge of New Valero, the following table sets forth projected New Valero Common Stock ownership information with respect to each of the New Valero directors, Named Executive Officers and all New Valero directors and Executive Officers as a group and with respect to each person who is projected to own 5% or more of the New Valero Common Stock immediately after the Distribution. Such projections are based on the anticipated distribution of one share of New Valero Common Stock for every one share of Valero Common Stock beneficially owned by such parties as of the Distribution Record Date (including shares of New Valero Common Stock held in the New Valero Thrift Plan for accounts of the Executive Officers). Except with respect to Salomon, ownership information of 5% holders is as of December 31, 1996 and is based solely upon statements on Schedule 13G filed by such entity with the SEC with respect to their ownership of Valero Common Stock as of such date. Ownership information with respect to Salomon is based solely upon the shares of Valero Common Stock issued in the Basis Acquisition. Ownership information for the New Valero directors, Executive Officers and all New Valero directors and Executive Officers as a group is based on each individual's estimated ownership of Valero Common Stock as of March 30, 1997. Such information has been furnished to New Valero by such persons and cannot be independently verified by New Valero.

                                                           SHARES
                                               SHARES       UNDER     PROJECTED
              NAME AND ADDRESS              BENEFICIALLY EXERCISABLE   PERCENT
        OF BENEFICIAL OWNER (1)(2)(3)         OWNED(4)   OPTIONS(5)  OF CLASS(2)
        -----------------------------       ------------ ----------- -----------
   Franklin Resources, Inc.(6)............   6,366,167                  11.4%
   777 Mariners Island Blvd.
   San Mateo, CA 94404
   Merrill Lynch & Co., Inc.(7)...........   4,160,610                   7.4%
   World Financial Center, North Tower
   250 Vessey Street
   New York, NY 10281
   Frost National Bank of.................   4,027,492                   7.2%
   San Antonio, N.A.(8)
   100 West Houston Street
   San Antonio, TX 78205
   Salomon Inc(9).........................   3,429,796                   6.1%
   Seven World Trade Center
   New York, NY 10048
   The Capital Group Companies, Inc.(10)..   3,292,700                   5.9%
   75 State Street
   Boston, MA 02109
   Wellington Management Company(11)......   2,841,946                   5.1%
   75 State Street
   Boston, MA 02109
   F. Joseph Becraft......................           0           0         *
   Edward C. Benninger....................     114,247      75,139         *
   Ronald K. Calgaard.....................       2,142       1,667         *
   Robert G. Dettmer(12)..................       5,877       3,000         *
   Ruben M. Escobedo(13)..................       3,094       3,000         *
   William E. Greehey.....................     369,861     478,184       1.5%
   James L. Johnson.......................       3,852       3,000         *
   George E. Kain.........................      33,893      20,569         *
   Lowell H. Lebermann....................       2,244       3,000         *
   E. Baines Manning......................      47,959      43,750         *
   Stan L. McLelland......................      93,596      56,524         *
   Susan Kaufman Purcell..................       2,289       3,000         *
   All Executive Officers and directors as
    a group, including the persons named
    above (14 persons)(14)................     688,602     720,456       2.5%

--------
  * Indicates that the percentage of beneficial ownership does not exceed 1% of the class.
 (1) The business address for all beneficial owners listed above who are directors or Executive Officers of New Valero is 530 McCullough Avenue, San Antonio, Texas 78215.
 (2) For directors and Executive Officers, the calculation for Percent of Class includes shares listed under the captions "Shares Beneficially Owned" and "Shares Under Exercisable Options."
 (3) For directors and Executive Officers includes shares allocated pursuant to various Valero employee stock plans available to Valero employees generally (collectively, the "Employee Stock Plans"), as well as shares granted under Valero's Restricted Stock Bonus and Incentive Stock Plan (the "Restricted Stock Plan"), the Valero ESIP and Valero's Non-employee Director Restricted Stock Plan. Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to vote or direct the vote of all such shares beneficially owned by him or her. Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to dispose or direct the disposition of shares beneficially owned by him or her.
 (4) Does not include shares that could be acquired under options, which information is set forth in the second column.
 (5) Includes shares subject to options that are exercisable within 60 days from February 1, 1997. Such shares may not be voted unless the options are exercised. Options that may become exercisable within such 60 day period only in the event of a change of control of Valero are excluded. None of the current directors or Executive Officers of New Valero holds any right to acquire New Valero Common Stock except through exercise of stock options or vesting of Performance Shares.
 (6) Franklin Resources, Inc. has reported that it and certain of its shareholders and subsidiaries have sole voting power with respect to 5,960,170 shares, shared voting power with respect to 459,997 shares and shared dispositive power with respect to 6,366,167 shares.
 (7) Merrill Lynch & Co., Inc. has reported that it has shared voting power with respect to 4,160,610 shares while certain of its subsidiaries have shared voting power and shared dispositive power with respect to up to 4,160,610 shares.
 (8) Frost National Bank of San Antonio, N.A. has reported that it has shared voting and dispositive power with respect to 4,027,492 shares in its capacity as Trustee for the Valero Thrift Plan, ESOP, VESOP, Valero Benefits Trust and SERP Trust.
 (9) Salomon Inc acquired 3,429,796 shares on May 1, 1997, in connection with the Basis Acquisition.
(10) The Capital Group Companies, Inc. has reported that it and certain investment management subsidiaries have sole voting power with respect to 600 shares and sole dispositive power with respect to 3,292,700 shares. One such subsidiary, Capital Research and Management Company, has also reported that it has sole dispositive power with respect to 2,823,180 of such shares.
(11) Wellington Management Company, LLP has reported that it has shared dispositive power with respect to 2,841,946 shares and shared voting power with respect to 126,099 shares. Its affiliate, Vanguard/Windsor Fund, Inc., has reported shared dispositive power with respect to 2,688,100 of such shares.
(12) Includes shares held by spouse.
(13) Includes shares held by spouse and shares held in a trust.
(14) Certain officers of New Valero not designated as Executive Officers by the New Valero Board do not perform the duties of Executive Officers and are not classified as "Executive Officers" for purposes of this Prospectus.

                    DESCRIPTION OF NEW VALERO CAPITAL STOCK

  The following description of certain material terms of New Valero capital stock does not purport to be complete and is qualified in its entirety by reference to the New Valero Certificate, the New Valero By-laws and the Rights Agreement to be entered into by New Valero and Harris Trust and Savings Bank, as rights agent (the "New Valero Rights Agreement"), as well as by applicable statutory or other law.

AUTHORIZED CAPITAL STOCK

  The total number of shares of all classes of stock that New Valero will have authority to issue under the New Valero Certificate will be 170 million, of which 150 million will be shares of New Valero Common Stock and 20 million will be shares of $0.01 par value preferred stock ("New Valero Preferred Stock"). No shares of New Valero Preferred Stock will be issued in connection with the Distribution. All of the shares of New Valero Common Stock issued in the Distribution will be validly issued, fully paid and nonassessable.

NEW VALERO COMMON STOCK

  The holders of New Valero Common Stock will be entitled to one vote for each share held of record on the applicable record date on all matters voted on by stockholders, except with regard to the election of directors and except as otherwise required by law or provided in any resolution adopted by the New Valero Board with respect to any shares of New Valero Preferred Stock. The New Valero Certificate does not provide for cumulative voting in the election of directors or any preemptive rights to purchase or subscribe to any securities of New Valero of any kind or class except as the New Valero Board in its discretion may determine. Subject to any preferential rights of any outstanding series of New Valero Preferred Stock created by the New Valero Board from time to time, the holders of New Valero Common Stock on the applicable record date will be entitled to such dividends as may be declared from time to time by the New Valero Board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of New Valero available for distribution to such holders. See "Risk Factors--New Valero Dividend Policy" and "The Distribution--Manner of Effecting the Distribution."

  The New Valero Certificate, New Valero By-laws and Rights Agreement contain certain provisions which may have the effect of discouraging certain types of transactions that involve an actual or threatened change of control of New Valero. See "--New Valero Purchase Rights" and "Anti-Takeover Effects of Certain Provisions."

NEW VALERO PREFERRED STOCK

  The New Valero Board has the authority to issue shares of New Valero preferred stock in one or more series and to fix, by resolution, the voting powers, which may be full or limited or no voting powers, designations, preferreds and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including liquidation preferreds, dividend rates, conversion rights and redemption provisions of the shares constituting any series, without any further vote or action by the stockholders. Any shares of New Valero Preferred Stock so authorized and issued could have priority over the New Valero Common Stock with respect to dividend and/or liquidation rights.

NEW VALERO PURCHASE RIGHTS

  The New Valero Board will declare a dividend distribution of one Right for each outstanding share of New Valero Common Stock to be distributed to Valero stockholders pursuant to the Distribution. Except as set forth below, each Right will entitle the registered holder to purchase from New Valero one one-hundredth of a share of New Valero Junior Participating Preferred Stock, Series I, ("Junior Preferred Stock") at a price of $100 per one one-hundredth of a share, subject to adjustment (the "Purchase Price"). The description and terms of the Rights will be set forth in the New Valero Rights Agreement.

  Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of New Valero Common Stock or (ii) 10 business days (or such later date as may be determined by action of the New Valero Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding New Valero Common Stock (the earlier of such dates being called the "Rights Separation Date").

  The New Valero Rights Agreement provides that, until the Rights Separation Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the New Valero Common Stock. As soon as practicable following the Rights Separation Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the New Valero Common Stock as of the close of business on the Rights Separation Date and such separate Right Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Rights Separation Date. The Rights will expire on June 30, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by New Valero, in each case, as described below.

  The Purchase Price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Junior Preferred Stock, (ii) upon the grant to holders of shares of Junior Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Junior Preferred Stock at a price, or securities convertible into shares of Junior Preferred Stock with a conversion price, less than the then current market price of shares of Junior Preferred Stock or (iii) upon the distribution to holders of shares of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Junior Preferred Stock or of subscription rights or warrants (other than those referred to above).

  The number of outstanding Rights and the number of one one-hundredths of a share of Junior Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the New Valero Common Stock or a stock dividend on the New Valero Common Stock payable in New Valero Common Stock or subdivisions, consolidations or combinations of the New Valero Common Stock occurring, in any such case, prior to the Rights Separation Date.

  Shares of Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of New Valero Common Stock. In the event of liquidation, the holders of shares of Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of New Valero Common Stock. Each share of Junior Preferred Stock will have 100 votes, voting together with the New Valero Common Stock. Finally, in the event of any merger, consolidation or other transaction in which New Valero Common Stock is exchanged, each share of Junior Preferred Stock will be entitled to receive 100 times the amount received per share of New Valero Common Stock. These rights will be protected by customary antidilution provisions.

  Because of the nature of the Junior Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of New Valero Common Stock.

  In the event that after the Rights Separation Date, New Valero is acquired in a merger or other business combination transaction, or if 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding New Valero Common Stock, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of New Valero Common Stock having a market value of two times the exercise price of the Right.

  At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding New Valero Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding New Valero Common Stock, the New Valero Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of New Valero Common Stock, or one one-hundredth of a share of Junior Preferred Stock (or of a share of a class or series of New Valero Preferred Stock having equivalent rights, preferreds and privileges), per Right (subject to adjustment).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Junior Preferred Stock, which may, at the election of New Valero, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of shares of Junior Preferred Stock on the last trading day prior to the date of exercise.

  At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding New Valero Common Stock, the New Valero Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the New Valero Board, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  The terms of the Rights may be amended by the New Valero Board without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of
 .001% and the largest percentage of the outstanding New Valero Common Stock then known to New Valero to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of New Valero, including, without limitation, the right to vote or to receive dividends.

  The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire New Valero on terms not approved by the New Valero Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the New Valero Board since the Rights may be redeemed by New Valero at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the New Valero Common Stock.

  The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the New Valero Rights Agreement, a form of which is filed as an exhibit to the New Valero Registration Statement.

                  ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS

  The New Valero Certificate, the New Valero By-laws, the New Valero Rights Agreement and the DGCL contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of New Valero by various means such as a tender offer or merger not approved by the New Valero Board. These provisions are designed to enable the New Valero Board, particularly in the initial years of New Valero's existence as an independent, publicly owned company, to develop New Valero's business in a manner that will foster its long-term growth without the potential disruption that might be entailed by the threat of a takeover not deemed by the New Valero Board to be in the best interests of New Valero and its stockholders.

  The description set forth below is intended as a summary of these provisions only and is qualified in its entirety by reference to such provisions. Copies of the New Valero Certificate and the New Valero By-laws are filed as exhibits to the New Valero Registration Statement, of which this Prospectus is a part.

LIMITATIONS ON CHANGES IN BOARD COMPOSITION AND OTHER ACTIONS BY STOCKHOLDERS

  The New Valero By-laws provide that, except as otherwise fixed pursuant to the provisions of the New Valero Certificate relating to the rights of the holders of any class or series of stock having a preference over the New Valero Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors will be fixed by the New Valero Board, but will consist of no less than five and no more than 13 directors (initially the New Valero Board will be comprised of eight directors). The New Valero Certificate requires the New Valero Board to be divided into Class I, Class II and Class III directors, with each class serving a staggered three-year term. At the Time of Distribution, the size of the New Valero Board is expected to be set at eight members and is expected to be divided into two Class I, three Class II and three Class III directors. As a result, at least two annual meetings of stockholders may be required for stockholders to change a majority of the directors, whether or not a majority of New Valero's stockholders believes that such a change would be desirable. See "Management--Directors of New Valero."

  The New Valero Certificate provides that, subject to the rights of holders of any series of New Valero Preferred Stock to elect additional directors under specific circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 60% of the voting power of the then outstanding voting stock of New Valero. Consistent with the provisions of the DGCL, the New Valero By-laws provide that any vacancy in the New Valero Board, including any vacancies resulting from an increase in the number of directors, will be filled by a majority of the directors then in office, although less than a quorum.

  Under the New Valero By-laws, only individuals who are nominated by or at the direction of the New Valero Board, or by a stockholder who has given notice in accordance therewith, which requires notice not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by New Valero), will be eligible for election as directors at that meeting. The New Valero By-laws also establish such advance notice procedure with regard to other matters which any stockholder may desire to be brought before any meeting of stockholders. See "Stockholder Proposals."

  The DGCL provides that special meetings of stockholders may be called by the board of directors or by such person or persons as may be authorized by a corporation's certificate of incorporation or by-laws. The New Valero By-laws provide that special meetings of New Valero's stockholders may be called only by the Chief Executive Officer of New Valero or by a majority of the directors which New Valero would have if there were no vacancies. The New Valero By-laws provide that the notice of special meeting will include a statement of the purpose or purposes for which the special meeting is called and that only such business will be conducted at a special meeting as was brought before the meeting pursuant to the notice of meeting.

  Under the DGCL, unless otherwise provided in the corporation's certificate of incorporation, stockholders may take action without a meeting without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. The New Valero Certificate provides that action can be taken by stockholders only at a meeting of stockholders and that stockholder action by written consent is prohibited.

  The provisions of the New Valero Certificate and the New Valero By-laws with respect to the classification of directors, the advance notice requirements for director nominations or other proposals of stockholders and the limitations on the ability of stockholders to increase the size of the board, remove directors, fill vacancies, and act by written consent, will have the effect of making it more difficult for stockholders to change the composition of the New Valero Board or otherwise to bring a matter before stockholders without the New Valero Board's consent, and thus will reduce the vulnerability of New Valero to an unsolicited takeover proposal.

PREFERRED AND COMMON STOCK

  The New Valero Certificate authorizes the New Valero Board to establish one or more series of New Valero Preferred Stock and to determine, with respect to any series of New Valero Preferred Stock, the voting powers, full or limited, or no voting powers, and such designations, preferreds and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are stated in the resolutions of the New Valero Board providing for such series. In addition, the New Valero Certificate authorizes the New Valero Board to issue up to approximately 89 million additional shares of New Valero Common Stock after the Distribution (in addition to shares reserved for outstanding options or other benefit plans). The number of authorized but unissued shares will provide New Valero with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends or stock splits.

  New Valero believes that the New Valero Preferred Stock will provide New Valero with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Having such authorized shares available for issuance will allow New Valero to issue shares of New Valero Preferred Stock without the expense and delay of a special stockholders' meeting. The authorized and unissued shares of preferred stock, as well as the authorized and unissued shares of New Valero Common Stock, will be available for issuance without further action by stockholders, unless such action is otherwise required by applicable law. Although the New Valero Board has no intention at the present time of doing so, it could issue a series of New Valero Preferred Stock that could, subject to certain limitations imposed by the law, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The New Valero Board will make any determination to issue such shares based on its judgment as to the best interests of New Valero and its then-existing stockholders at the time of the issuance. The New Valero Board, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

AMENDMENT OF CERTAIN PROVISIONS OF THE NEW VALERO CERTIFICATE AND NEW VALERO BY-LAWS

  The DGCL provides that a Delaware corporation's certificate of incorporation may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class. Amendment of the provisions of the New Valero Certificate relating to the inability of stockholders to act by written consent, the removal of directors, the classification of the New Valero Board and the ability of stockholders to amend the New Valero By-laws requires 80% of the voting power of the then outstanding voting stock, voting together as a single class. The New Valero Certificate and the New Valero By-laws provide that the New Valero By-laws may be amended by the New Valero Board by a majority vote of the New Valero Board or by the stockholders by a vote of at least 80% of the voting stock of New Valero.

RIGHTS

  The New Valero Rights Agreement to be adopted by the New Valero Board, as described above, will permit disinterested stockholders to acquire shares of New Valero Common Stock or common stock of an acquiring company at a substantial discount in the event of certain described changes in control. See "Description of New Valero Capital Stock--New Valero Purchase Rights."

MANAGEMENT STABILITY AGREEMENTS; OTHER SEVERANCE ARRANGEMENTS

  New Valero has entered into certain Severance Agreements, Stability Agreements and Incentive Agreements with its Executive Officers and other key management employees providing severance compensation and continuation of benefits in the event of termination following a change in control of New Valero, with the amount of payments to be received being dependent upon the voluntary or involuntary nature of such termination. See "Executive Compensation--Arrangements With Certain Officers and Directors."

BUSINESS COMBINATIONS

  The New Valero Certificate provides that certain "business combinations" (as defined in the New Valero Certificate) must be approved by the holders of at least 66 2/3% of the voting power of the shares of New Valero Common Stock not owned by an "interested stockholder" (as defined in the New Valero Certificate, the beneficial owner of 15% of the outstanding voting stock), unless the business combination is approved by the "Continuing Directors" (as defined in the New Valero Certificate) or meet certain requirements regarding price and procedure.

STATUTORY PROVISIONS

  New Valero is subject to Section 203 of the DGCL ("Section 203"), which may make it more difficult for there to be a change in control of New Valero or for New Valero to enter into certain business combinations than if New Valero were not subject to such section.

  Section 203 provides that, subject to certain exceptions specified therein, a corporation shall not engage in any "business combination" with any "interested stockholder" for a three-year period following the time that such stockholder becomes an interested stockholder unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 generally defines an "interested stockholder" to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. Section 203 generally defines a "business combination" to include (i) mergers and sales or other dispositions of 10% or more of the assets of the corporation with or to an interested stockholder, (ii) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries,
(iii) certain transactions which would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by the interested stockholder and (iv) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges, or other financial benefits.

  Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the certificate of incorporation or stockholder-adopted by-laws may exclude a corporation from the restrictions imposed thereunder. Neither the New Valero Certificate nor the New Valero By-laws exclude New Valero from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring New Valero to negotiate in advance with the New Valero Board since the stockholder approval requirement would be avoided if the New Valero Board approves, prior to the time the stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

                            VALIDITY OF SECURITIES

  The validity of the shares of New Valero Common Stock and Rights to be issued in connection with the Distribution will be passed upon for New Valero by Morris, Nichols, Arsht & Tunnell.

                                    EXPERTS

  The consolidated financial statements of Valero as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The financial statements of Basis as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto which is included herein. The financial statements audited by Arthur Andersen LLP have been included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The New Valero Board expects to appoint Arthur Andersen LLP as New Valero's independent public accountants to audit New Valero's financial statements as of and for the year ended December 31, 1997.

                             STOCKHOLDER PROPOSALS

  Section 9 of the New Valero By-laws, filed as an exhibit to the New Valero Registration Statement of which this Prospectus is a part, sets forth advance notice requirements applicable to stockholders desiring to nominate candidates for directors or to present a proposal or bring other business before an annual meeting of stockholders of New Valero. In each case, the notice must be given to the Corporate Secretary of New Valero whose address is 530 McCullough, San Antonio, Texas 78215. The New Valero 1998 Annual Meeting of Stockholders is expected to be held on or around April 30, 1998. To be considered, notice of any such nomination or proposal must be received between January 30, 1998 and March 1, 1998. To be included in New Valero's proxy statement and form of proxy for that meeting, any such nomination or proposal must also comply in all respects with the rules and regulations of the SEC and must be received by the Corporate Secretary of New Valero within the time period specified therein.

                             INDEX OF DEFINED TERMS

                                                                           PAGE
                                                                          ------
2-1-1 crack spread.......................................................     40
3-2-1 crack spread.......................................................     51
85-15 clean fuels crack spread...........................................     51
Acquiring Person.........................................................     72
Ancillary Agreements.....................................................     15
Average Price............................................................     27
Basis....................................................................  1, 14
Basis Acquisition........................................................  4, 14
BPD......................................................................     42
CARB II..................................................................     42
Cash Dividend............................................................     23
Clean Air Act............................................................     45
Coal.....................................................................     68
Code.....................................................................     17
Company..................................................................     30
Competitive Business.....................................................     24
Consent..................................................................     25
Conversion Ratio.........................................................     26
Convertible Preferred Stock..............................................     21
crack spread.............................................................     37
DGCL.....................................................................     17
Director Option Plan.....................................................     58
Director Plan............................................................     58
Director Stock...........................................................     58
Distribution.............................................................     14
Distribution Agent.......................................................     21
Distribution Agreement...................................................     15
Distribution Record Date.................................................     14
Effective Time...........................................................     18
Employee Benefits Agreement..............................................     15
Employee Stock Plans.....................................................     70
EPA...................................................................... 36, 53
ESOP.....................................................................     28
Executive Officers.......................................................     59
FAR......................................................................     51
FCC Unit.................................................................     49
FERC.....................................................................     30
Final Expiration Date....................................................     72
HDS Unit.................................................................     34
HOC......................................................................     44
Hydrocracker.............................................................     46
Incentive Agreements.....................................................     67
Indemnifiable Losses.....................................................     25
Intercorporate Reorganization............................................     14
Interim Services Agreement...............................................     15
IRBs.....................................................................  8, 25
Javelina.................................................................     37
Junior Preferred Stock...................................................     71

                                                                           PAGE
                                                                          ------
LTIP.....................................................................     61
Medium-Term Notes........................................................     33
Merger...................................................................     14
Merger Agreement.........................................................     14
Merger Sub...............................................................     14
Methanol Plant...........................................................     47
Mbbls....................................................................     32
MMcf.....................................................................     32
Mcf......................................................................     32
MTBE.....................................................................     33
MTBE Plant...............................................................     34
MTBE/TAME Unit...........................................................     47
Named Executive Officers.................................................     60
Natural Gas Business.....................................................  2, 15
New Credit Facility......................................................     23
New Valero...............................................................  i, 14
New Valero Board.........................................................     17
New Valero Bonus Plan....................................................     65
New Valero By-laws.......................................................     17
New Valero Certificate...................................................     17
New Valero Common Stock..................................................     14
New Valero ESIP..........................................................     65
New Valero Group.........................................................     23
New Valero Option Plan...................................................     65
New Valero Pension Plan..................................................     27
New Valero Preferred Stock...............................................     71
New Valero Registration Statement........................................ 13, 22
New Valero Rights Agreement..............................................     71
New Valero Thrift Plan...................................................     27
NGL......................................................................     30
NOV......................................................................     53
NYSE.....................................................................     14
oxygenates...............................................................     50
Partnership..............................................................     31
Pension Plan.............................................................     63
Performance Shares.......................................................     63
Performing Party.........................................................     29
PG&E Corp................................................................     14
PG&E Corp. Common Stock..................................................     14
Pro Forma Financial Statements...........................................      4
Prospectus...............................................................     14
Proxy Statement-Prospectus...............................................     14
Purchase Price...........................................................     71
Recapitalization.........................................................      4
Receiving Party..........................................................     29
Redemption Price.........................................................     73
Refinery.................................................................     34
Refining Business........................................................  2, 15

                                                                           PAGE
                                                                          ------
reformate................................................................     46
Reformer.................................................................     46
Refunding Bonds..........................................................     43
Reorganization Tax.......................................................     26
resid....................................................................     19
Residfiner...............................................................     42
Restricted Stock.........................................................     60
Restricted Stock Plan....................................................     70
Retained Subsidiary......................................................     23
Retirement Plan..........................................................     59
RFG......................................................................     34
Right....................................................................     14
Right Certificates.......................................................     72
Rights Separation Date...................................................     72
ROSE Unit................................................................     42
Salomon..................................................................  4, 14
SARs..................................................................... 26, 65
SEC......................................................................     13
Section 203..............................................................     76
Securities Act...........................................................     22
SERP.....................................................................     27
SERP Trust...............................................................     27
Severance Agreements.....................................................     66
Stability Agreements.....................................................     67
Supplemental Pension Plan................................................     64
TAME.....................................................................     47
Tax Opinions.............................................................     14

                                                                           PAGE
                                                                           -----
Tax Sharing Agreement.....................................................    15
Teco......................................................................    52
Thrift Plan Transfers.....................................................    27
Time of Distribution......................................................    14
TNRCC.....................................................................    51
Transactions..............................................................    14
truck rack sale...........................................................    47
TSR.......................................................................    63
Valero.................................................................... i, 14
Valero Board..............................................................    14
Valero Common Stock.......................................................    14
Valero Excess Thrift Plan.................................................    27
Valero ESIP...............................................................    62
Valero Group..............................................................    23
Valero Guarantees.........................................................    23
Valero Option.............................................................    26
Valero Supplemental Retirement Plan.......................................    27
Valero Thrift Plan........................................................    27
VESOP.....................................................................    28
VNGP, L.P. ...............................................................    31
VNGP Merger...............................................................    31
WACOG.....................................................................    35
WTI.......................................................................    40
when-issued...............................................................    27
Xylene Unit...............................................................    47

                         INDEX TO FINANCIAL INFORMATION

Consolidated Financial Statements--Valero Energy Corporation:*
  Report of Independent Public Accountants.................................  F-2
  Consolidated Balance Sheets..............................................  F-3
  Consolidated Statements of Income........................................  F-4
  Consolidated Statements of Common Stock and Other Stockholders' Equity...  F-5
  Consolidated Statements of Cash Flows....................................  F-6
  Notes to Consolidated Financial Statements...............................  F-7
Consolidated Financial Statements--Basis Petroleum, Inc.:
  Report of Independent Public Accountants................................. F-33
  Consolidated Balance Sheets.............................................. F-34
  Consolidated Statements of Operations.................................... F-35
  Consolidated Statements of Stockholders' Equity.......................... F-36
  Consolidated Statements of Cash Flows.................................... F-37
  Notes to Consolidated Financial Statements............................... F-38

--------
* For financial reporting purposes under the federal securities laws, New Valero is a "successor registrant" to Valero. As a result, the historical financial information included herein is the historical financial information of Valero.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Valero Energy Corporation:

  We have audited the accompanying consolidated balance sheets of Valero Energy Corporation (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, common stock and other stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As explained in Note 1 to the financial statements, the Company has restated its consolidated balance sheets as of December 31, 1996 and 1995, its consolidated statements of common stock and other stockholders' equity for each of the three years in the period ended December 31, 1996, and its consolidated statements of income and cash flows for the year ended December 31, 1994, to change the accounting for a contingency which was recorded in conjunction with the acquisition of Valero Natural Gas Partners, L.P. in May of 1994.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valero Energy Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

San Antonio, Texas
February 14, 1997 (except with
respect to the matters discussed
in Notes 1, 2 and 3, as to which
the date is May 9, 1997)

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                                                                     DECEMBER 31,
                                                                                 ----------------------
                                                                                    1996        1995
                                                                                 ----------  ----------
                                    ASSETS
CURRENT ASSETS:
  Cash and temporary cash investments..........................................  $   19,847  $   28,054
  Cash held in debt service escrow.............................................      37,746      36,627
  Receivables, less allowance for doubtful accounts of $1,624 (1996) and $1,193
   (1995)......................................................................     566,088     339,189
  Inventories..................................................................     212,134     140,822
  Current deferred income tax assets...........................................      22,408      29,530
  Prepaid expenses and other...................................................      29,946      47,321
                                                                                 ----------  ----------
                                                                                    888,169     621,543
                                                                                 ----------  ----------
PROPERTY, PLANT AND EQUIPMENT--including construction in progress of $45,824
 (1996) and $37,472 (1995), at cost............................................   2,787,431   2,682,694
  Less: Accumulated depreciation...............................................     708,352     622,123
                                                                                 ----------  ----------
                                                                                  2,079,079   2,060,571
                                                                                 ----------  ----------
INVESTMENT IN AND ADVANCES TO JOINT VENTURES...................................      29,192      41,890
                                                                                 ----------  ----------
DEFERRED CHARGES AND OTHER ASSETS..............................................     138,334     137,876
                                                                                 ----------  ----------
                                                                                 $3,134,774  $2,861,880
                                                                                 ==========  ==========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term debt..............................................................  $   82,000  $      --
  Current maturities of long-term debt.........................................      72,341      81,964
  Accounts payable.............................................................     661,273     312,672
  Accrued interest.............................................................      20,082      31,104
  Other accrued expenses.......................................................      39,458      42,542
                                                                                 ----------  ----------
                                                                                    875,154     468,282
                                                                                 ----------  ----------
LONG-TERM DEBT, less current maturities........................................     868,300   1,035,641
                                                                                 ----------  ----------
DEFERRED INCOME TAXES..........................................................     279,938     270,813
                                                                                 ----------  ----------
DEFERRED CREDITS AND OTHER LIABILITIES.........................................      34,407      56,031
                                                                                 ----------  ----------
REDEEMABLE PREFERRED STOCK, SERIES A, issued 1,150,000 shares, outstanding
 11,500 (1996) and 69,000 (1995) shares........................................       1,150       6,900
                                                                                 ----------  ----------
COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY:
  Preferred stock, $1 par value--20,000,000 shares authorized including redeemable preferred shares:
    $3.125 Convertible Preferred Stock, issued and outstanding 3,450,000
     (1996 and 1995) shares ($172,500 aggregate involuntary liquidation value)..      3,450       3,450
  Common stock, $1 par value--75,000,000 shares authorized; issued 44,185,513
   (1996) and 43,739,380 (1995) shares.........................................      44,186      43,739
  Additional paid-in capital...................................................     540,133     530,177
  Unearned Valero Employees' Stock Ownership Plan Compensation.................      (8,783)    (11,318)
  Retained earnings............................................................     496,839     458,343
  Treasury stock, -0- (1996) and 6,904 (1995) common shares, at cost...........         --         (178)
                                                                                 ----------  ----------
                                                                                  1,075,825   1,024,213
                                                                                 ----------  ----------
                                                                                 $3,134,774  $2,861,880
                                                                                 ==========  ==========

                See Notes to Consolidated Financial Statements.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                               1996        1995        1994
                                            ----------  ----------  ----------
OPERATING REVENUES........................  $4,990,681  $3,197,872  $1,837,440
                                            ----------  ----------  ----------
COSTS AND EXPENSES:
  Cost of sales and operating expenses....   4,606,320   2,830,636   1,561,225
  Selling and administrative expenses.....      81,665      78,120      66,258
  Depreciation expense....................     101,787     100,325      84,032
                                            ----------  ----------  ----------
    Total.................................   4,789,772   3,009,081   1,711,515
                                            ----------  ----------  ----------
OPERATING INCOME..........................     200,909     188,791     125,925
EQUITY IN EARNINGS (LOSSES) OF AND INCOME
 FROM:
  Valero Natural Gas Partners, L.P........         --          --      (10,698)
  Joint ventures..........................       3,899       4,827       2,437
LOSS ON INVESTMENT IN PROESA JOINT
 VENTURE..................................     (19,549)        --          --
(PROVISION FOR) REVERSAL OF ACQUISITION
 EXPENSE ACCRUAL..........................      18,698      (2,506)    (16,192)
OTHER INCOME, NET.........................       4,921       5,248       3,431
INTEREST AND DEBT EXPENSE:
  Incurred................................     (99,505)   (105,921)    (79,286)
  Capitalized.............................       4,328       4,699       2,365
                                            ----------  ----------  ----------
INCOME BEFORE INCOME TAXES................     113,701      95,138      27,982
INCOME TAX EXPENSE........................      41,000      35,300      10,700
                                            ----------  ----------  ----------
NET INCOME................................      72,701      59,838      17,282
  Less: Preferred stock dividend
   requirements...........................      11,327      11,818       9,490
                                            ----------  ----------  ----------
NET INCOME APPLICABLE TO COMMON STOCK.....  $   61,374  $   48,020  $    7,792
                                            ==========  ==========  ==========
EARNINGS PER SHARE OF COMMON STOCK........  $     1.40  $     1.10  $      .18
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
 (in thousands)...........................      43,926      43,652      43,370
DIVIDENDS PER SHARE OF COMMON STOCK.......  $      .52  $      .52  $      .52


                See Notes to Consolidated Financial Statements.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY
                             (THOUSANDS OF DOLLARS)

                          CONVERTIBLE
                           PREFERRED  NUMBER OF  COMMON  ADDITIONAL   UNEARNED
                             STOCK      COMMON    STOCK   PAID-IN      VESOP     RETAINED  TREASURY
                            $1 PAR      SHARES   $1 PAR   CAPITAL   COMPENSATION EARNINGS   STOCK
                          ----------- ---------- ------- ---------- ------------ --------  --------
BALANCE, December 31,
 1993...................    $  --     43,391,685 $43,392  $371,303    $(15,958)  $446,931  $(3,371)
Net income..............       --            --      --        --          --      17,282      --
Dividends on Series A
 Preferred Stock........       --            --      --        --          --      (1,173)     --
Dividends on Convertible
 Preferred Stock........       --            --      --        --          --      (7,427)     --
Dividends on Common
 Stock..................       --            --      --        --          --     (22,554)     --
Issuance of Convertible
 Preferred Stock, net...     3,450           --      --    164,428         --         --       --
Unearned Valero
 Employees' Stock
 Ownership Plan
 compensation...........       --            --      --        --        2,252        --       --
Shares repurchased and
 shares issued pursuant
 to employee stock plans
 and other..............       --         72,184      72       882         --         --     3,371
                            ------    ---------- -------  --------    --------   --------  -------
BALANCE, December 31,
 1994...................     3,450    43,463,869  43,464   536,613     (13,706)   433,059      --
Net income..............       --            --      --        --          --      59,838      --
Dividends on Series A
 Preferred Stock........       --            --      --        --          --      (1,075)     --
Dividends on Convertible
 Preferred Stock........       --            --      --        --          --     (10,781)     --
Dividends on Common
 Stock..................       --            --      --        --          --     (22,698)     --
Unearned Valero
 Employees' Stock
 Ownership Plan
 compensation...........       --            --      --        --        2,388        --       --
Deficiency payment tax
 effect.................       --            --      --     (9,106)        --         --       --
Shares repurchased and
 shares issued pursuant
 to employee stock plans
 and other..............       --        275,511     275     2,670         --         --      (178)
                            ------    ---------- -------  --------    --------   --------  -------
BALANCE, December 31,
 1995...................     3,450    43,739,380  43,739   530,177     (11,318)   458,343     (178)
Net income..............       --            --      --        --          --      72,701      --
Dividends on Series A
 Preferred Stock........       --            --      --        --          --        (587)     --
Dividends on Convertible
 Preferred Stock........       --            --      --        --          --     (10,781)     --
Dividends on Common
 Stock..................       --            --      --        --          --     (22,837)     --
Unearned Valero
 Employees' Stock
 Ownership Plan
 compensation...........       --            --      --        --        2,535        --       --
Shares repurchased and
 shares issued pursuant
 to employee stock plans
 and other..............       --        446,133     447     9,956         --         --       178
                            ------    ---------- -------  --------    --------   --------  -------
BALANCE, December 31,
 1996...................    $3,450    44,185,513 $44,186  $540,133    $ (8,783)  $496,839  $   --
                            ======    ========== =======  ========    ========   ========  =======

                See Notes to Consolidated Financial Statements.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)

                                                  YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                 1996       1995       1994
                                               ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.................................. $  72,701  $  59,838  $  17,282
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation expense......................   101,787    100,325     84,032
    Loss on investment in Proesa joint
     venture..................................    19,549        --         --
    Provision for (reversal of) acquisition
     expense accrual..........................   (18,698)     2,506     16,192
    Amortization of deferred charges and
     other, net...............................    32,458     32,352     19,452
    Changes in current assets and current
     liabilities..............................    50,232    (31,636)   (95,597)
    Deferred income tax expense...............    20,000      4,700      7,000
    Equity in (earnings) losses in excess of
     distributions:
      Valero Natural Gas Partners, L.P. ......       --         --      16,179
      Joint ventures..........................    (3,899)    (4,304)    (2,437)
    Changes in deferred items and other, net..     1,671     (7,959)     6,008
                                               ---------  ---------  ---------
      Net cash provided by operating
       activities.............................   275,801    155,822     68,111
                                               ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures........................  (128,453)  (124,619)   (80,738)
  Deferred turnaround and catalyst costs......   (36,389)   (35,590)   (21,999)
  Investment in and advances to joint
   ventures, net..............................     1,197     (2,018)    (9,229)
  Investment in Valero Natural Gas Partners,
   L.P. ......................................       --         --    (124,264)
  Assets leased to Valero Natural Gas
   Partners, L.P. ............................       --         --      (1,886)
  Distributions from Valero Natural Gas
   Partners, L.P. ............................       --         --       2,789
  Dispositions of property, plant and
   equipment..................................     6,834     13,531      4,504
  Other, net..................................       637         70        898
                                               ---------  ---------  ---------
    Net cash used in investing activities.....  (156,174)  (148,626)  (229,925)
                                               ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in short-term debt, net............    82,000        --         --
  Long-term borrowings........................    65,000    508,500    574,100
  Long-term debt reduction....................  (240,229)  (473,357)  (509,385)
  Increase in cash held in debt service escrow
   for principal..............................    (1,875)    (1,875)   (22,768)
  Common stock dividends......................   (22,837)   (22,698)   (22,554)
  Preferred stock dividends...................   (11,368)   (11,856)    (8,600)
  Issuance of Convertible Preferred Stock,
   net........................................       --         --     167,878
  Issuance of common stock....................    11,225      6,129      4,178
  Purchases of treasury stock.................    (4,000)    (4,445)      (927)
  Repurchase of Series A Preferred Stock......    (5,750)    (5,750)    (1,150)
                                               ---------  ---------  ---------
    Net cash provided by (used in) financing
     activities...............................  (127,834)    (5,352)   180,772
                                               ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY
 CASH INVESTMENTS.............................    (8,207)     1,844     18,958
CASH AND TEMPORARY CASH INVESTMENTS AT
 BEGINNING OF PERIOD..........................    28,054     26,210      7,252
                                               ---------  ---------  ---------
CASH AND TEMPORARY CASH INVESTMENTS AT END OF
 PERIOD....................................... $  19,847  $  28,054  $  26,210
                                               =========  =========  =========

                See Notes to Consolidated Financial Statements.

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation and Basis of Presentation

  The accompanying consolidated financial statements include the accounts of Valero Energy Corporation ("Energy") and subsidiaries (collectively referred to herein as the "Company"). All significant intercompany transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified for comparative purposes.

  Energy conducts its refining and marketing operations through its wholly owned subsidiary, Valero Refining and Marketing Company ("VRMC"), and VRMC's operating subsidiaries (collectively referred to herein as "Refining"). Prior to and including May 31, 1994, the Company accounted for its effective equity interest of approximately 49% in Valero Natural Gas Partners, L.P. ("VNGP, L.P.") and VNGP, L.P.'s consolidated subsidiaries, including Valero Management Partnership, L.P. (the "Management Partnership") and various subsidiary operating partnerships ("Subsidiary Operating Partnerships") (collectively referred to herein as the "Partnership") using the equity method of accounting. Effective May 31, 1994, the Company acquired through a merger the remaining effective equity interest of approximately 51% in the Partnership and changed the method of accounting for its investment in the Partnership to the consolidation method (see Note 3).

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues generally are recorded when services have been provided or products have been delivered. Changes in the fair value of financial instruments related to trading activities are recognized in income currently. See "Price Risk Management Activities" below.

 Price Risk Management Activities

  The Company enters into various exchange-traded and over-the-counter financial instrument contracts with third parties to hedge the purchase costs and sales prices of inventories, operating margins and certain anticipated transactions. Such contracts are designated at inception as a hedge where there is a direct relationship to the price risk associated with the Company's inventories or future purchases and sales of commodities used in the Company's operations. Hedges of inventories are accounted for under the deferral method with gains and losses included in the carrying amounts of inventories and ultimately recognized in cost of sales as those inventories are sold. Hedges of anticipated transactions are also accounted for under the deferral method with gains and losses on these transactions recognized in cost of sales when the hedged transaction occurs. Gains and losses on early terminations of financial instrument contracts designated as hedges are deferred and included in cost of sales in the measurement of the hedged transaction. Certain of the Company's hedging activities could tend to reduce the Company's participation in rising margins but are intended to limit the Company's exposure to loss during periods of declining margins.

  The Company also enters into various exchange-traded and over-the-counter financial instrument contracts with third parties for trading purposes. Contracts entered into for trading purposes are accounted for under the fair value method. Changes in the fair value of these contracts are recognized as gains or losses in cost of sales currently and are recorded in the Consolidated Balance Sheets in "Prepaid expenses and other" and "Accounts payable" at fair value at the reporting date. The Company determines the fair value of its exchange-traded contracts based on the settlement prices for open contracts, which are established by the exchange on which the

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES instruments are traded. The fair value of the Company's over-the-counter contracts is determined based on market-related indexes or by obtaining quotes from brokers. See Note 6.

 Inventories

  The Company owns a specialized petroleum refinery (the "Refinery") in Corpus Christi, Texas. Refinery feedstocks and refined products and blendstocks are carried at the lower of cost or market, with the cost of feedstocks and produced products determined primarily under the last-in, first-out ("LIFO") method of inventory pricing and the cost of products purchased for resale determined under the weighted average cost method. The excess of the replacement cost of the Company's LIFO inventories over their LIFO values was approximately $51 million at December 31, 1996. Natural gas in underground storage, natural gas liquids ("NGLs") and materials and supplies are carried principally at weighted average cost not in excess of market. Inventories as of December 31, 1996 and 1995 were as follows (in thousands) (see Note 6):

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
     Refinery feedstocks..................................... $ 42,744 $ 48,295
     Refined products and blendstocks........................   99,398   41,967
     Natural gas in underground storage......................   40,609   31,156
     NGLs....................................................    5,190    3,280
     Materials and supplies..................................   24,193   16,124
                                                              -------- --------
                                                              $212,134 $140,822
                                                              ======== ========

  Refinery feedstock and refined product and blendstock inventory volumes totalled 7.4 million barrels ("MMbbls") and 6.2 MMbbls as of December 31, 1996 and 1995, respectively. Natural gas inventory volumes totalled approximately 10 billion cubic feet ("Bcf") and 11.7 Bcf as of December 31, 1996 and 1995, respectively.

 Prepaid Expenses and Other

  Prepaid expenses and other as of December 31, 1996 and 1995 were as follows (in thousands):

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
     Commodity deposits and deferrals (see Note 6)............. $18,914 $34,553
     Prepaid insurance.........................................   6,737   8,663
     Prepaid benefits expense..................................   2,794   2,187
     Other.....................................................   1,501   1,918
                                                                ------- -------
                                                                $29,946 $47,321
                                                                ======= =======

 Property, Plant and Equipment

  Property additions and betterments include capitalized interest, and acquisition and administrative costs allocable to construction and property purchases.

  The costs of minor property units (or components of property units), net of salvage, retired or abandoned are charged or credited to accumulated depreciation under the composite method of depreciation. Gains or losses on sales or other dispositions of major units of property are credited or charged to income.

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES

  Major classes of property, plant and equipment as of December 31, 1996 and 1995 were as follows (in thousands):

                                                             DECEMBER 31,
                                                         ---------------------
                                                            1996       1995
                                                         ---------- ----------
     Refining and marketing--processing facilities...... $1,634,430 $1,596,832
     Natural gas related services--transmission,
      gathering, processing and storage facilities......    988,234    945,408
     Other..............................................    118,943    102,982
     Construction in progress...........................     45,824     37,472
                                                         ---------- ----------
                                                         $2,787,431 $2,682,694
                                                         ========== ==========

  Provision for depreciation of property, plant and equipment is made primarily on a straight-line basis over the estimated useful lives of the depreciable facilities. During early 1996, a detailed study of the Company's fixed asset lives was completed by a third-party consultant for the majority of the Company's refining and marketing and natural gas related services assets. As a result of such study, effective January 1, 1996, the Company adjusted the weighted-average remaining lives of the assets subject to the study, utilizing the composite method of depreciation, to better reflect the estimated periods during which such assets are expected to remain in service. The effect of this change in accounting estimate on depreciation expense for 1996 was insignificant. A summary of the principal rates used in computing the annual provision for depreciation, primarily utilizing the composite method and including estimated salvage values, is as follows:

                                                                       WEIGHTED
                                                               RANGE   AVERAGE
                                                             --------- --------
     Refining and marketing--processing facilities.........  3.6%-4.9%   4.4%
     Natural gas related services--transmission, gathering,
      processing and storage facilities....................  4.3%-5.3%   4.7%
     Other.................................................     6%-45%  25.3%

 Deferred Charges

  Deferred Gas Costs

  Payments made or agreed to be made in connection with the settlement of certain disputed contractual issues with natural gas suppliers are initially deferred. The balance of deferred gas costs included in noncurrent other assets was $26 million as of December 31, 1996. Such amount is expected to be recovered over the next five years through natural gas sales rates charged to certain customers.

  Catalyst and Refinery Turnaround Costs

  Catalyst costs are deferred when incurred and amortized over the estimated useful life of that catalyst, normally one to three years. Refinery turnaround costs are deferred when incurred and amortized over that period of time estimated to lapse until the next turnaround occurs.

  Other Deferred Charges

  Other deferred charges consist of technological royalties and licenses, contract costs, debt issuance costs, and certain other costs. Technological royalties and licenses are amortized over the estimated useful life of each particular related asset. Contract costs are amortized over the term of the related contract. Debt issuance costs are amortized by the effective interest method over the estimated life of each instrument or facility.

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES

 Other Accrued Expenses

  Other accrued expenses as of December 31, 1996 and 1995 were as follows (in thousands):

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
     Accrued taxes............................................. $19,633 $16,433
     Other accrued employee benefit costs (see Note 13)........   8,688  11,047
     Current portion of accrued pension cost (see Note 13).....   4,265   4,695
     Accrued lease expense.....................................   3,006   4,566
     Other.....................................................   3,866   5,801
                                                                ------- -------
                                                                $39,458 $42,542
                                                                ======= =======

 Fair Value of Financial Instruments

  The carrying amounts of the Company's financial instruments approximate fair value, except for long-term debt and certain financial instruments used in price risk management activities. See Notes 5 and 6.

 Earnings Per Share

  Earnings per share of common stock were computed, after recognition of preferred stock dividend requirements, based on the weighted average number of common shares outstanding during each year. For the years ended December 31, 1996, 1995 and 1994, the conversion of the Convertible Preferred Stock (see
Note 9) is not assumed since its effect would be antidilutive. Potentially dilutive common stock equivalents were not material and therefore were also not included in the computation. The weighted average number of common shares outstanding for the years ended December 31, 1996, 1995 and 1994 was 43,926,026, 43,651,914 and 43,369,836, respectively.

 Statements of Cash Flows

  In order to determine net cash provided by operating activities, net income has been adjusted by, among other things, changes in current assets and current liabilities, excluding changes in cash and temporary cash investments, cash held in debt service escrow for principal, current deferred income tax assets, short-term debt and current maturities of long-term debt. Also excluded are the Partnership's current assets and liabilities as of the acquisition date (see Note 3). The changes in the Company's current assets and current liabilities, excluding the items noted above, are shown in the following table as an (increase) decrease in current assets and an increase (decrease) in current liabilities. The Company's temporary cash investments are highly liquid, low-risk debt instruments which have a maturity of three months or less when acquired. (Dollars in thousands.)

                                                YEAR ENDED DECEMBER 31,
                                              ------------------------------
                                                1996       1995       1994
                                              ---------  ---------  --------
   Cash held in debt service escrow for
    interest................................. $     756  $     689  $(12,673)
   Receivables, net..........................  (226,899)  (106,916)  (64,150)
   Inventories...............................   (71,312)    41,267   (21,785)
   Prepaid expenses and other................    17,375    (22,304)      142
   Accounts payable..........................   344,418     38,825    (4,295)
   Accrued interest..........................   (11,022)    11,411     3,901
   Other accrued expenses....................    (3,084)     5,392     3,263
                                              ---------  ---------  --------
       Total................................. $  50,232  $ (31,636) $(95,597)
                                              =========  =========  ========

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES

  The following table provides information related to cash interest and income taxes paid by the Company for the periods indicated (in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                     ------------------------
                                                       1996    1995    1994
                                                     -------- ------- -------
   Interest--net of amount capitalized of $4,328
    (1996), $4,699 (1995) and $2,365 (1994)......... $105,519 $86,553 $72,023
   Income taxes.....................................   19,043  23,935   3,931

  Noncash investing activities for 1995 included the reclassification to "Deferred charges and other assets" of $12.1 million of contract costs, previously included in "Property, plant and equipment" on the Consolidated Balance Sheets. Noncash investing activities for 1994 included the accrual of the remaining $60 million payment made in 1995 for the Company's interest in a methanol plant renovation project.

 Accounting Changes

  In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The statement is effective for transactions occurring after December 31, 1996. Based on information currently known by the Company, this statement will not have a material effect on the Company's consolidated financial statements.

  SFAS No. 123, "Accounting for Stock-Based Compensation," issued by the FASB in October 1995, encourages, but does not require companies to measure and recognize in their financial statements a compensation cost for stock-based employee compensation plans based on the "fair value" method of accounting set forth in the statement. The Company has chosen to continue to account for its employee stock compensation plans using the "intrinsic value" method of accounting set forth in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock. See Note 13 for the pro forma effects on net income and earnings per share had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123.

  Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. This statement is required to be applied prospectively for assets to be held and used, while its initial application to assets held for disposal is required to be reported as the cumulative effect of a change in accounting principle. Since adoption, no impairment losses have been recognized in the Company's consolidated financial statements. However, see Note 7 for a discussion of the Company's write-off in the fourth quarter of 1996 of its equity method investment in its Mexico joint venture project.

 Restatement of Financial Information

  The Company has restated its financial statements for the years ended December 31, 1996, 1995 and 1994. This action was taken to change the accounting for a contingency which was recorded in conjunction with the acquisition of VNGP, L.P. in May of 1994. For a further discussion of the nature of the contingency, see Note 3, "Acquisition of Valero Natural Gas Partners, L.P."

  As of the date of the acquisition of VNGP, L.P., the Company's management believed that it was probable that a liability had been incurred resulting from the acquisition. Although the specific amount of the contingency

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES could not be determined as of the date of the acquisition, the Company believed that the liability would be within a range of amounts that could be reasonably estimated as of that date. Accordingly, the Company recorded a liability in the amount of $14.8 million, representing the minimum amount of the range determined by management. The liability was originally recorded as a cost of the acquisition. Since the contingency arose as a result of the acquisition and represented an obligation of the Company rather than an obligation of VNGP, L.P., the income statement for 1994 has been restated to charge the acquisition contingency to expense, rather than property, plant, and equipment, as of the date of the acquisition. As a result of this change, the balances of property, plant, and equipment, deferred income taxes, and retained earnings have been restated in the Consolidated Balance Sheets as of December 31, 1996 and 1995. The impact of this change on the Consolidated Statement of Income for the year ended December 31, 1994, is summarized below (dollars in thousands):

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1994
                                                               -----------------
                                                                  AS       AS
                                                               REPORTED RESTATED
                                                               -------- --------
   Income before income taxes................................. $42,782  $27,982
   Income tax expense.........................................  15,900   10,700
   Net income.................................................  26,882   17,282
   Net income applicable to common stock......................  17,392    7,792
   Earnings per share of common stock.........................     .40      .18

2. SUBSEQUENT EVENTS

 Acquisition of Basis Petroleum, Inc.

  The Company and Salomon Inc ("Salomon") have entered into a stock purchase agreement pursuant to which Valero has acquired the stock of Basis Petroleum, Inc. ("Basis") from Salomon for $285 million, plus approximately $200 million for inventories and other working capital. Basis owns and operates three petroleum refineries located in Texas and Louisiana and markets refined products. The three refineries have a total crude oil processing capacity of about 310,000 barrels per day. The acquisition will be accounted for using the purchase method of accounting. Therefore, the results of operations of Basis will be included in the consolidated financial statements of the Company commencing on May 1, 1997. The stock purchase agreement provides for Salomon to receive up to 10 additional payments following each anniversary date of the closing of the acquisition. These annual earn-out payments would be based on the difference between a stated base refining "crack spread" and the theoretical spread computed using actual average quoted prices, and calculated using a nominal average annual throughput of 100 million barrels. These payments are limited to $35 million in any year and $200 million in the aggregate. Any such participation payments, if made, will be accounted for as an additional cost of the acquisition of Basis by the Company and will be depreciated over the remaining lives of the assets to which the additional cost is allocated. The purchase price was paid, in part, with 3,429,796 shares of Valero Common Stock having a fair market value of approximately $120 million, with the remainder paid in cash.

 Proposed Restructuring

  In November 1996, the Company publicly announced that its Board of Directors had approved a management recommendation to pursue strategic alternatives involving the Company's principal business activities. Such alternatives included seeking a strategic alliance for the Company's natural gas related services business and a spin-off of its petroleum refining and marketing operations. In response to the Company's solicitation for indications of interest, a number of companies submitted written proposals to engage in a strategic alliance with the Company, and the Company invited a final group of five companies to participate in a more extensive due diligence review. On January 31, 1997, the Company announced that its Board of Directors had approved an agreement and plan of merger with PG&E Corporation ("PG&E") to combine the Company's

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES natural gas related services business with PG&E following the spin-off of the Company's refining and marketing business to the Company's shareholders (the "Restructuring"). Under the terms of the merger agreement, the Company's natural gas related services business will be merged with a wholly owned subsidiary of PG&E. PG&E will acquire the Company's natural gas related services business for approximately $1.5 billion, plus adjustments for working capital and other considerations. PG&E will issue $722.5 million of common stock, subject to certain closing adjustments, in exchange for outstanding shares of Energy's common stock, and will assume approximately $777.5 million of net debt and other liabilities. Each Energy shareholder will receive a fractional share of PG&E common stock (trading on the New York Stock Exchange under the symbol "PCG") for each Energy share; the amount of PG&E stock to be received will be based on the average price of the PG&E common stock during a period preceding the closing of the transaction and the number of Energy shares issued and outstanding at the time of the closing. Energy's shareholders will also receive one share of the spun-off refining and marketing company for each share of Energy common stock. The refining and marketing company will retain the Valero Energy Corporation name and will apply to be listed on the New York Stock Exchange. The refining and marketing company expects to aggressively pursue acquisitions and strategic alliances in the refining and marketing industry. The spin-off of the refining and marketing business and the merger with PG&E are expected to be tax-free transactions. However, on February 6, 1997, President Clinton's budget recommendations to Congress called for new legislation that, if enacted, may require Energy to pay federal income tax upon the consummation of the Restructuring on the amount of gain equal to the excess of the value of the refining and marketing company stock distributed to Energy's stockholders over Energy's basis in such stock. The President's proposal, which has not yet been introduced in Congress, would be effective for distributions after the date of first committee action. On April 17, 1997, the Chairs of the House Ways and Means Committee and Senate Finance Committee and the ranking Democrat on the Finance Committee introduced similar legislation which, however, would not apply to distributions made pursuant to a written agreement which was binding on April 16, 1997 and at all times thereafter nor to distributions announced publicly by that date. It is uncertain whether any such legislation ultimately will be enacted or what the effective date may be. PG&E Corp. and Valero believe it is likely that any legislation ultimately enacted will provide an exemption for transactions like the Distribution and the Merger for which definitive agreements were executed prior to February 6, 1997. However, if the proposal is enacted or pending prior to the Merger with an effective date provision that could cause Valero to be so subject to tax, the Tax Opinions described in the Proxy Statement-Prospectus may not be available and as a result the Distribution and the Merger may not be consummated. The Restructuring transactions are subject to approval by the Company's shareholders, the Securities and Exchange Commission, and certain regulatory agencies, and receipt of favorable tax opinions. The Company expects to hold an annual meeting in June 1997 to consider the Restructuring transactions; such transactions are expected to be completed by mid-1997. However, there can be no assurance that the various approvals or opinions will be given or that the conditions to consummating the transactions will be met.

3. ACQUISITION OF VALERO NATURAL GAS PARTNERS, L.P.

  In March 1994, Energy issued Convertible Preferred Stock (see Note 9) to fund the merger of VNGP, L.P. with a wholly owned subsidiary of Energy. On May 31, 1994, the holders of common units of limited partner interests ("Common Units") of VNGP, L.P. approved the merger. Upon consummation of the merger, VNGP, L.P. became a wholly owned subsidiary of Energy and the publicly traded Common Units (the "Public Units") were converted into the right to receive cash in the amount of $12.10 per Common Unit. The Company utilized $117.5 million of the net proceeds from the Convertible Preferred Stock issuance to fund the acquisition of the Public Units. The remaining net proceeds of $50.4 million were used to reduce outstanding indebtedness under bank credit lines and to pay expenses of the acquisition. As a result of the merger, all of the outstanding Common Units are held by the Company.

  The merger was accounted for as a purchase and the purchase price was allocated to the assets acquired and liabilities assumed based on estimated fair values resulting in part from an independent appraisal of the property,

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES plant and equipment of the Partnership. The consolidated statements of income of the Company reflect the Company's effective equity interest of approximately 49% in the Partnership's operations for periods prior to and including May 31, 1994, and reflect 100% of the Partnership's operations for all periods thereafter.

  In conjunction with the acquisition of the Partnership by the Company, the Company recorded in 1994 a $14.8 million loss representing the Company's estimate of certain costs resulting from the acquisition of the Public Units of VNGP, L.P. See Note 1 "--Restatement of Financial Information". The reserve was established as a result of various claims and lawsuits filed against the Company to block the merger or to increase the price offered by the Company for the purchase of the outstanding Public Units, and the Company's determination that it was probable that losses were expected from successful assertion of claims relative to the acquisition. In late 1996, upon receipt by the Company of a favorable ruling by the magistrate hearing the sole remaining lawsuit related to the acquisition (as described in Note 15), the Company reversed all remaining reserves pertaining to the acquisition.

  The following unaudited pro forma financial information of Valero Energy Corporation and subsidiaries assumes that the above described transactions occurred for all of 1994. Such pro forma information is not necessarily indicative of the results of future operations.

                                                              YEAR ENDED
                                                           DECEMBER 31, 1994
                                                       -------------------------
                                                        (THOUSANDS OF DOLLARS,
                                                       EXCEPT PER SHARE AMOUNTS)
       Operating revenues.............................        $2,333,982
       Operating income...............................           125,943
       Net income.....................................             9,789
       Net loss applicable to common stock............            (2,158)
       Loss per share of common stock.................              (.05)

  Prior to the merger, the Company entered into transactions with the Partnership commensurate with its status as the General Partner. The Company charged the Partnership a management fee equal to the direct and indirect costs incurred by it on behalf of the Partnership. In addition, the Company purchased natural gas and NGLs from the Partnership and sold NGLs to the Partnership. The Company paid the Partnership a fee for operating certain of the Company's assets. Also, the Company and the Partnership entered into other transactions, including certain leasing transactions.

  The following table summarizes transactions between the Company and the Partnership for the five months ended May 31, 1994 (in thousands):

                                                                  FIVE MONTHS
                                                                     ENDED
                                                                  MAY 31, 1994
                                                                  ------------
   NGL purchases and services from the Partnership...............   $36,536
   Natural gas purchases from the Partnership....................     9,672
   Sales of NGLs and natural gas, and transportation and other
    charges to the Partnership...................................    11,385
   Management fees billed to the Partnership for direct and
    indirect costs...............................................    34,299
   Interest income from capital lease transactions...............     5,481

4. SHORT-TERM DEBT

  Energy currently maintains nine separate short-term bank lines of credit totalling $190 million, $82 million of which was outstanding at December 31, 1996 at a weighted average interest rate of 6.81%. Five of these lines are cancellable on demand, and the others expire at various times in 1997. These short-term lines bear interest at each respective bank's quoted money market rate, have no commitment or other fees or compensating balance requirements and are unsecured and unrestricted as to use.

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES

5. LONG-TERM DEBT AND BANK CREDIT FACILITIES

  Long-term debt balances as of December 31, 1996 and 1995 were as follows (in thousands):

                                                                DECEMBER 31,
                                                             -------------------
                                                               1996      1995
                                                             -------- ----------
Valero Refining and Marketing Company:
  Industrial revenue bonds:
    Marine terminal and pollution control revenue bonds,
     Series 1987A bonds, 10 1/4%, due June 1, 2017.......... $ 90,000 $   90,000
    Marine terminal revenue bonds, Series 1987B bonds, 10
     5/8%, due June 1, 2008.................................    8,500      8,500
Valero Energy Corporation:
  $300 million revolving bank credit and letter of credit
   facility, 6% at December 31, 1996, due November 1, 2000..   25,000    120,000
  10.58% Senior Notes, due December 30, 2000................  140,343    187,714
  9.14% VESOP Notes, due February 15, 1999 (see Note 13)....    5,083      6,819
  Medium-Term Notes.........................................  228,500    228,500
Valero Management Partnership, L.P. First Mortgage Notes....  443,215    476,072
                                                             -------- ----------
  Total long-term debt......................................  940,641  1,117,605
  Less current maturities...................................   72,341     81,964
                                                             -------- ----------
                                                             $868,300 $1,035,641
                                                             ======== ==========

  Energy currently maintains an unsecured $835 million revolving bank credit and letter of credit facility (which has replaced a prior $300 million facility) that is available for general corporate purposes including working capital needs and letters of credit. Borrowings under this facility bear interest at either LIBOR plus a margin (inclusive of a facility fee), base rate or a competitive bid money market rate. The Company is also charged various fees, including various letter of credit fees. As of December 31, 1996, Energy had approximately $273 million available under the prior bank credit facility for additional borrowings and letters of credit. Energy also has $170 million of uncommitted bank letter of credit facilities, approximately $129 million of which were available as of December 31, 1996 for additional letters of credit.

  In 1992, Energy filed with the Securities and Exchange Commission (the "Commission") a shelf registration statement which was used to offer $150 million principal amount of Medium-Term Notes, $132 million of which were outstanding at December 31, 1996. In 1994, Energy filed another shelf registration statement with the Commission to offer up to $250 million principal amount of additional debt securities, including Medium-Term Notes, $96.5 million of which were issued and outstanding at December 31, 1996. As of December 31, 1996, Energy's outstanding Medium-Term Notes had a remaining weighted average life of approximately 7.5 years and a weighted average interest rate of approximately 8.3%. No Medium-Term Notes have been issued since June 1995 and none are expected to be issued in the future.

  The Management Partnership's First Mortgage Notes are currently comprised of five remaining series due serially from 1997 through 2009, and are secured by mortgages on and security interests in substantially all of the currently existing and after-acquired property, plant and equipment of the Management Partnership and each Subsidiary Operating Partnership and by the Management Partnership's limited partner interest in each Subsidiary Operating Partnership (the "Mortgaged Property"). As of December 31, 1996, the First Mortgage Notes had a remaining weighted average life of approximately 5.5 years and a weighted average interest rate of 10.13% per annum. Interest on the First Mortgage Notes is payable semiannually, but one-half of each interest

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES payment and one-fourth of each annual principal payment are escrowed quarterly in advance. At December 31, 1996, $37.7 million had been deposited with the Mortgage Note Indenture trustee ("Trustee") in an escrow account. The amount on deposit is classified as a current asset (cash held in debt service escrow) and the liability to be paid off when the cash is released by the Trustee from escrow is classified as a current liability.

  The indenture of mortgage and deed of trust pursuant to which the First Mortgage Notes were issued (the "Mortgage Note Indenture") contains covenants prohibiting the Management Partnership and the Subsidiary Operating Partnerships (collectively referred to herein as the "Operating Partnerships") from incurring additional indebtedness, including any additional First Mortgage Notes, other than (i) up to $50 million of indebtedness to be incurred for working capital purposes (provided that for a period of 45 consecutive days during each 16 consecutive calendar month period no such indebtedness will be permitted to be outstanding) and (ii) up to the amount of any future capital improvements financed through the issuance of debt or equity by VNGP, L.P. and the contribution of such amounts as additional equity to the Management Partnership. The Mortgage Note Indenture also prohibits the Operating Partnerships from (a) creating new indebtedness unless certain cash flow to debt service requirements are met; (b) creating certain liens; or (c) making cash distributions in any quarter in excess of the cash generated in the prior quarter, less (i) capital expenditures during such prior quarter (other than capital expenditures financed with certain permitted indebtedness), (ii) an amount equal to one-half of the interest to be paid on the First Mortgage Notes on the interest payment date occurring in or next following such prior quarter and (iii) an amount equal to one-quarter of the principal required to be paid on the First Mortgage Notes on the principal payment date occurring in or next following such prior quarter, plus cash which could have been distributed in any prior quarter but which was not distributed. The Operating Partnerships are further prohibited from purchasing or owning any securities of any person or making loans or capital contributions to any person other than investments in the Subsidiary Operating Partnerships, advances and contributions of up to $20 million per year and $100 million in the aggregate to entities engaged in substantially similar business activities as the Operating Partnerships, temporary investments in certain marketable securities and certain other exceptions. The Mortgage Note Indenture also prohibits the Operating Partnerships from consolidating with or conveying, selling, leasing or otherwise disposing of all or any material portion of their property, assets or business as an entirety to any other person unless the surviving entity meets certain net worth requirements and certain other conditions are met, or from selling or otherwise disposing of any part of the Mortgaged Property, subject to certain exceptions.

  The Company was in compliance with all covenants contained in its various debt facilities as of December 31, 1996.

  Based on long-term debt outstanding at December 31, 1996, maturities of long-term debt, including sinking fund requirements and excluding borrowings under bank credit facilities, for the years ending December 31, 1998 through 2001 are approximately $75 million, $73.2 million, $85.6 million and $94.5 million, respectively. Maturities of long-term debt under Energy's revolving bank credit and letter of credit facility for the year ended December 31, 2000 are $25 million.

  Based on the borrowing rates currently available to the Company for long-term debt with similar terms and average maturities, the fair value of the Company's long-term debt, including current maturities, was $1,039 million and $1,275 million at December 31, 1996 and 1995, respectively.

6. PRICE RISK MANAGEMENT ACTIVITIES

 Refining and Marketing Hedging Activities

  The Company uses over-the-counter price swaps, options and futures to hedge refinery feedstock purchases and refined product inventories in order to reduce the impact of adverse price changes on these inventories before

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES the conversion of the feedstock to finished products and ultimate sale. Swaps, options and futures contracts at the end of 1996 and 1995 had remaining terms of less than one year. As of December 31, 1996 and 1995, 13% and 19%, respectively, of the Company's refining inventory position was hedged. The amount of deferred hedge losses included as an increase to refinery inventories was $.8 million and $1 million as of December 31, 1996 and 1995, respectively. The following is a summary of the contract amounts and range of prices of the Company's contracts held or issued to hedge refining inventories as of December 31, 1996 and 1995:

                                   1996                        1995
                        --------------------------- ---------------------------
                            PAYOR       RECEIVER        PAYOR       RECEIVER
                        ------------- ------------- ------------- -------------
   SWAPS:
     Volumes (Mbbls)...      497           497           --            --
     Price (per bbl)... $17.50-$17.57 $17.31-$17.38      --            --
   OPTIONS:
     Volumes (Mbbls)...      --            --            --            150
     Price (per bbl)...      --            --            --       $24.36-$24.78
   FUTURES:
     Volumes (Mbbls)...      --            981           250          1,327
     Price (per bbl)...      --       $24.87-$29.65 $22.71-$23.83 $17.57-$24.55

  The Company also hedges anticipated transactions. Over-the-counter price swaps, options and futures are used to hedge refining operating margins for periods up to 12 months by locking in components of the margins, including the resid discount, the conventional crack spread and the premium product differentials. As of December 31, 1996 and 1995, less than 2% of the Company's anticipated 1997 and 1996 refining margin, respectively, were hedged. There were no significant explicit deferrals of hedging gains or losses related to these anticipated transactions as of either year end. The following table is a summary of the contract or notional amounts and range of prices of the Company's contracts held or issued to hedge refining margins as of December 31, 1996 and 1995. Volumes shown for swaps represent notional volumes which are used to calculate amounts due under the agreements and do not represent volumes exchanged.

                                                  1996                 1995
                                       --------------------------- -------------
                                           PAYOR       RECEIVER      RECEIVER
                                       ------------- ------------- -------------
   SWAPS:
     Volumes (Mbbls)..................     6,000        28,300          525
     Price (per bbl)..................  $.53 -$4.90   $.74-$3.55   $34.23-$35.81
   OPTIONS:
     Volumes (Mbbls)..................      750           --            --
     Price (per bbl).................. $25.00-$32.76      --            --
   FUTURES:
     Volumes (Mbbls)..................     1,312         1,410          14
     Price (per bbl).................. $26.46-$30.87 $21.74-$30.39 $18.95-$19.50

 Natural Gas Related Services Hedging Activities

  The Company uses futures, price swaps and over-the-counter and exchange-traded options to hedge gas storage. These financial instrument contracts run for periods of up to three months. The Company also enters into basis swaps for location differentials at fixed prices which generally extend for periods up to three months. As of December 31, 1996 and 1995, 59% and 26%, respectively, of the Company's natural gas inventory position was hedged. The amount of deferred hedge gains (losses) included as a reduction (increase) of natural gas inventories was $(7.8) million and $.9 million as of December 31, 1996 and 1995, respectively. The following is

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES a summary of the contract or notional amounts and range of prices of the Company's contracts held or issued to hedge natural gas inventories as of December 31, 1996 and 1995. Volumes shown for swaps and basis swaps represent notional volumes which are used to calculate amounts due under the agreements and do not represent volumes exchanged.

                                          1996                    1995
                                 ----------------------- -----------------------
                                    PAYOR     RECEIVER      PAYOR     RECEIVER
                                 ----------- ----------- ----------- -----------
   SWAPS:
     Volumes (MMcf).............    8,155       9,155       1,000       1,000
     Price (per Mcf)............ $3.20-$4.37 $2.72-$4.25    $1.91    $2.87-$3.45
   OPTIONS:
     Volumes (MMcf).............   33,290      33,850      12,000      23,000
     Price (per Mcf)............ $2.20-$2.60 $2.50-$3.30 $1.90-$2.50 $1.90-$2.50
   FUTURES:
     Volumes (MMcf).............   31,710      36,970      17,480      15,430
     Price (per Mcf)............ $2.12-$4.57 $2.08-$4.37 $1.77-$3.45 $1.75-$3.45
   BASIS SWAPS:
     Volumes (MMcf).............    2,000       4,096        500        2,120
     Price (per Mcf)............ $(.16)-$.32 $(.60)-$.19    $.63      $.13-$.85

  The Company also uses futures, price swaps and over-the-counter and exchange-traded options to hedge certain anticipated transactions, including anticipated natural gas purchase requirements for NGL plant shrinkage and refining operations, natural gas liquids sales, and commitments to buy and sell natural gas at fixed prices. These financial instrument contracts extend through the year 2001. The Company also enters into basis swaps for location differentials at fixed prices which extend through the year 2001. As of December 31, 1996 and 1995, 12% and 29%, respectively, of the Company's anticipated annual NGL plant shrinkage requirements, and 11% and 29%, respectively, of Refining's anticipated annual natural gas requirements, were hedged. Explicitly deferred gains from hedges of these anticipated transactions of $24.4 million and $3.9 million, as of December 31, 1996 and 1995, respectively, will be recognized when the hedged transaction occurs. The following table is a summary of the contract or notional amounts and range of prices of the Company's contracts held or issued to hedge anticipated natural gas purchase requirements for NGL plant shrinkage and refining operations, natural gas purchase and sales commitments, and anticipated NGL production volumes as of December 31, 1996 and 1995. Volumes shown for swaps and basis swaps represent notional volumes which are used to calculate amounts due under the agreements and do not represent volumes exchanged.

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES

                                                                                      TOTAL                     TOTAL
                                                                                      1996                      1995
                                  EXPECTED MATURITY DATE                             BALANCE                   BALANCE
                  -------------------------------------------------------  --------------------------- -----------------------
                             1997                     1998-2001
                  --------------------------- ---------------------------
                      PAYOR       RECEIVER        PAYOR        RECEIVER        PAYOR       RECEIVER       PAYOR     RECEIVER
                  ------------- ------------- -------------  ------------  ------------- ------------- ----------- -----------
SWAPS:
 Volumes (MMcf)..    28,353        13,327        14,422          --           42,775        13,327       55,277      26,111
 Price (per
  Mcf)...........  $1.54-$4.55   $1.65-$4.25      $2.06          --         $1.54-$4.55   $1.65-$4.25  $1.31-$3.45 $1.71-$4.34
 Volumes
  (Mbbls)........     3,080          980           --            --            3,080          980          --          --
 Price (per
  bbl)........... $9.35-$28.77  $10.71-$20.37      --            --        $9.35-$28.77  $10.71-$20.37     --          --
OPTIONS:
 Volumes (MMcf)..    26,565        21,195          --            --           26,565        21,195       10,340       9,073
 Price (per
  Mcf)...........  $1.66-$3.50   $1.61-$4.00       --            --         $1.66-$3.50  $1.61 -$4.00  $1.66-$3.25 $1.50-$2.45
 Volumes
  (Mbbls)........      75            975           --            --             75            975          --          --
 Price (per
  bbl)...........    $17.43     $14.07-$16.80      --            --           $17.43     $14.07-$16.80     --          --
FUTURES:
 Volumes (MMcf)..    90,810        82,200          740           --           91,550        82,200       105,020     52,680
 Price (per
  Mcf)...........  $1.72-$4.57  $1.75 -$4.56  $2.35 -$2.51       --         $1.72-$4.57   $1.75-$4.56  $1.50-$3.45 $1.50-$3.61
 Volumes
  (Mbbls)........     1,223         1,803          --            --            1,223         1,803         --          --
 Price (per
  bbl)........... $14.99-$28.81 $15.33-$27.62      --            --        $14.99-$28.81 $15.33-$27.62     --          --
BASIS SWAPS:
 Volumes (MMcf)..    32,296        36,961        11,224         40,470        43,520        77,431       16,787      98,541
 Price (per
  Mcf)...........  $(.66)-$.24   $(.32)-$.35  $(.52) -$(.06) $(.30)-$(.26)  $(.66)-$.24   $(.32)-$.35  $.06-$1.06   $.03-$.85

  The following table discloses the carrying amount and fair value of the Company's refining, natural gas and NGL contracts held or issued for non-trading purposes as of December 31, 1996 and 1995 (dollars in thousands):

                                         1996                    1995
                                 ----------------------  ------------------------
                                 ASSETS (LIABILITIES)    ASSETS (LIABILITIES)
                                 ----------------------  ------------------------
                                  CARRYING     FAIR       CARRYING      FAIR
                                   AMOUNT      VALUE       AMOUNT       VALUE
                                 ----------- ----------  -----------  -----------
     Swaps...................... $    7,184  $   13,853    $      98  $     1,557
     Options....................      1,101      (2,638)         (91)         429
     Futures....................     21,116      21,116          217          217
     Basis Swaps................        --        2,809          --         5,823
                                 ----------  ----------    ---------  -----------
       Total.................... $   29,401  $   35,140    $     224  $     8,026
                                 ==========  ==========    =========  ===========

 Trading Activities

  The Company enters into transactions for trading purposes using its fundamental and technical analysis of market conditions to earn additional revenues. The types of instruments used include futures, price swaps, basis swaps and over-the-counter and exchange-traded options. Except in limited circumstances, these contracts run for periods of up to 12 months, with the exception of basis swaps which extend through the year 2000. The following table is a summary of the contract amounts and range of prices of the Company's contracts held or issued for trading purposes as of December 31, 1996 and 1995:

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES

                                                                               TOTAL                     TOTAL
                                                                               1996                      1995
                                  EXPECTED MATURITY DATE                      BALANCE                   BALANCE
                       ---------------------------------------------  ----------------------- ---------------------------
                                 1997                1998-2000
                       ------------------------ --------------------
                          PAYOR      RECEIVER    PAYOR    RECEIVER       PAYOR     RECEIVER       PAYOR       RECEIVER
                       ----------- ------------ ------- ------------  ----------- ----------- ------------- -------------
SWAPS:
 Volumes (MMcf).......    4,520       4,160       --        --           4,520       4,160       23,430        24,950
 Price (per Mcf)...... $3.25-$4.25 $3.15 -$4.25   --        --        $3.25-$4.25 $3.15-$4.25  $1.79-$3.44   $1.71-$3.44
 Volumes (Mbbls)......     400         400        --        --            400         400         2,925         2,250
 Price (per bbl)...... $4.25-$4.55 $4.20-$4.72    --        --        $4.25-$4.55 $4.20-$4.72  $1.80-$4.14   $2.40-$4.18
OPTIONS:
 Volumes (MMcf).......   15,000       15,310      --        --          15,000      15,310       36,100        18,000
 Price (per Mcf)...... $2.10-$5.20 $1.65-$5.20    --        --        $2.10-$5.20 $1.65-$5.20  $1.60-$3.25   $1.60-$2.40
 Volumes (Mbbls)......     --          275        --        --            --          275          --            150
 Price (per bbl)......     --         $25.20      --        --            --        $25.20         --       $17.50-$19.00
FUTURES:
 Volumes (MMcf).......   39,420       41,390      --        --          39,420      41,390       63,650        59,280
 Price (per Mcf)...... $1.87-$4.50 $2.09-$4.58    --        --        $1.87-$4.50 $2.09-$4.58  $1.64-$3.44   $1.67-$3.67
 Volumes (Mbbls)......     --          --         --        --            --          --           100           450
 Price (per bbl)......     --          --         --        --            --          --      $23.42-$23.44 $18.24-$19.00
BASIS SWAPS:
 Volumes (MMcf).......   27,000       30,460     11,850    27,275       38,850      57,735       11,620        42,000
 Price (per Mcf)...... $(.32)-$.38 $(.32)-$.40   $(.10) $(.08)-$(.05) $(.32)-$.38 $(.32)-$.40   $.07-$.47     $.03-$.22

  The following table discloses the fair values of contracts held or issued for trading purposes and net gains (losses) from trading activities as of or for the periods ended December 31, 1996 and 1995 (dollars in thousands):

                    FAIR VALUE OF ASSETS (LIABILITIES)
                   ---------------------------------------
                        AVERAGE              ENDING        NET GAINS (LOSSES)
                   ------------------  ------------------- -------------------
                     1996      1995      1996       1995     1996      1995
                   --------  --------  ---------  -------- --------- ---------
   Swaps.......... $   (102) $   (329) $    (560) $    245 $     613 $  (2,143)
   Options........      (93)    1,026     (1,047)      297     8,270    (3,273)
   Futures........    1,951     2,030        926     6,739     4,016     8,822
   Basis Swaps....    1,705       487      1,072     1,266       277     2,706
                   --------  --------  ---------  -------- --------- ---------
     Total........ $  3,461  $  3,214  $     391  $  8,547 $  13,176 $   6,112
                   ========  ========  =========  ======== ========= =========

 Market and Credit Risk

  The Company's price risk management activities involve the receipt or payment of fixed price commitments into the future. These transactions give rise to market risk, the risk that future changes in market conditions may make an instrument less valuable. The Company closely monitors and manages its exposure to market risk on a daily basis in accordance with policies limiting net open positions. Concentrations of customers in the refining and natural gas industries may impact the Company's overall exposure to credit risk, in that the customers in each specific industry may be similarly affected by changes in economic or other conditions. The Company believes that its counterparties will be able to satisfy their obligations under contracts.

7. INVESTMENTS

  The Company currently owns a 35% interest in Productos Ecologicos, S.A. de C.V. ("Proesa"), a Mexican corporation which is involved in a project (the "Project") to design, construct and operate a plant in Mexico to produce methyl tertiary butyl ether ("MTBE"). Proesa is also owned 10% by Dragados y Construcciones, S.A., a Spanish construction company ("Dragados"), and 55% by a corporation formed by a subsidiary of Banamex,

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES

Mexico's largest bank ("Banamex"), and Infomin, S.A. de C.V., a privately owned Mexican corporation ("Infomin"). Beginning in December 1994, the Mexican peso experienced substantial devaluation, interest rates in Mexico increased significantly and Mexican economic conditions deteriorated. Because of these factors, in January 1995 the Board of Directors of Energy determined that the Company would suspend further investment in the Project pending the resolution of certain key issues. During 1995 and continuing in 1996, the Project participants engaged in negotiations among themselves and with potential additional participants in an attempt to restructure the participants' ownership interests in Proesa and arrange funding for the Project. To date, financing on terms satisfactory to the participants has not been available. During the fourth quarter of 1996, the Company determined that it is unlikely that the Project can go forward. Accordingly, the Company wrote off its $16.5 million investment in Proesa and accrued a provision for additional liabilities associated with such investment of $3 million.

8. REDEEMABLE PREFERRED STOCK

  In December of 1996, Energy redeemed 57,500 shares ($5,750,000) of its Cumulative Preferred Stock, $8.50 Series A ("Series A Preferred Stock"), at $100 per share. The redemption of the remaining balance (11,500 shares or $1,150,000) is expected to occur prior to December 1, 1997.

9. CONVERTIBLE PREFERRED STOCK

  In March 1994, Energy issued 3,450,000 shares of its $3.125 convertible preferred stock ("Convertible Preferred Stock") with a stated value of $50 per share and received cash proceeds, net of underwriting discounts, of approximately $168 million. Each share of Convertible Preferred Stock is convertible at the option of the holder into shares of Energy common stock ("Common Stock") at an initial conversion price of $27.03. The Convertible Preferred Stock may not be redeemed prior to June 1, 1997. Thereafter, the Convertible Preferred Stock may be redeemed, in whole or in part at the option of Energy, at a redemption price of $52.188 per share through May 31, 1998, and at ratably declining prices thereafter, plus dividends accrued to the redemption date.

10. PREFERENCE SHARE PURCHASE RIGHTS

  On November 25, 1995, Energy made a dividend distribution of one Preference Share Purchase Right ("Right") for each outstanding share of Common Stock, replacing similar expiring rights distributed on November 25, 1985. Until exercisable, the Rights are not transferable apart from Common Stock. Each Right will entitle shareholders to buy one-hundredth (1/100) of a share of a newly issued series of Junior Participating Serial Preference Stock, Series III, at an exercise price of $75 per Right.

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES

11. INDUSTRY SEGMENT INFORMATION

                                                YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                               1996        1995        1994
                                            ----------  ----------  ----------
                                                 (THOUSANDS OF DOLLARS)
Operating revenues:
  Refining and marketing................... $2,757,801  $1,950,657  $1,090,368
  Natural gas related services.............  2,445,504   1,396,468     784,287
  Other....................................        123         126      42,639
  Intersegment eliminations................   (212,747)   (149,379)    (79,854)
                                            ----------  ----------  ----------
    Total.................................. $4,990,681  $3,197,872  $1,837,440
                                            ==========  ==========  ==========
Operating income (loss):
  Refining and marketing................... $  110,046  $  141,512  $   78,660
  Natural gas related services.............    132,178      83,180      61,944
  Corporate general and administrative
   expenses and other, net.................    (41,315)    (35,901)    (14,679)
                                            ----------  ----------  ----------
    Total..................................    200,909     188,791     125,925
Equity in earnings (losses) of and income
 from:
  Valero Natural Gas Partners, L.P.........        --          --      (10,698)
  Joint ventures...........................      3,899       4,827       2,437
Loss on investment in Proesa joint
 venture...................................    (19,549)        --          --
(Provision for) reversal of acquisition
 expense accrual...........................     18,698      (2,506)    (16,192)
Other income, net..........................      4,921       5,248       3,431
Interest and debt expense, net.............    (95,177)   (101,222)    (76,921)
                                            ----------  ----------  ----------
Income before income taxes................. $  113,701  $   95,138  $   27,982
                                            ==========  ==========  ==========
Identifiable assets:
  Refining and marketing................... $1,621,998  $1,524,065  $1,528,621
  Natural gas related services.............  1,366,050   1,162,724   1,119,347
  Other....................................    145,248     150,141     149,688
  Investment in and advances to joint
   ventures................................     29,192      41,890      41,162
  Intersegment eliminations and
   reclassifications.......................    (27,714)    (16,940)    (22,260)
                                            ----------  ----------  ----------
    Total.................................. $3,134,774  $2,861,880  $2,816,558
                                            ==========  ==========  ==========
Depreciation expense:
  Refining and marketing................... $   52,680  $   55,032  $   52,956
  Natural gas related services.............     44,211      40,881      26,636
  Other....................................      4,896       4,412       4,440
                                            ----------  ----------  ----------
    Total.................................. $  101,787  $  100,325  $   84,032
                                            ==========  ==========  ==========
Capital additions:
  Refining and marketing................... $   56,673  $   29,039  $  119,748
  Natural gas related services.............     65,671      33,489      18,860
  Other....................................      6,109       2,091       2,130
                                            ----------  ----------  ----------
    Total.................................. $  128,453  $   64,619  $  140,738
                                            ==========  ==========  ==========

  The Company's core businesses are specialized refining and natural gas related services. Effective January 1, 1996, the Company's natural gas and NGL businesses were reported as one industry segment for financial

                   VALERO ENERGY CORPORATION AND SUBSIDIARIES reporting purposes (described herein as "natural gas related services") in recognition of the Company's increasing integration of these business activities due to the restructuring of the interstate natural gas pipeline industry in 1993 through FERC Order 636 and the resulting transformation of the U.S. natural gas industry into a more market and customer-oriented environment. The Company's ability to gather, transport, market and process natural gas, among other things, are value-added services offered to producers and attract additional quantities of gas to the Company's pipeline system and processing plants through integrated business arrangements. Prior to 1996, the Company's natural gas and NGL businesses were reported as separate industry segments. The primary effect of this change on the Company's segment disclosures was the elimination of volume, revenue and income amounts related to natural gas fuel and shrinkage volumes sold to and transported for the natural gas liquids segment by the natural gas segment. Amounts for 1995 and 1994 shown above have been restated to conform to the 1996 presentation.

  At its refinery in Corpus Christi, Refining converts high-sulfur atmospheric residual oil into premium products, primarily reformulated gasoline ("RFG"), and sells those products principally on a spot, truck rack and term contract basis. Spot and term sales of Refining's products are made principally to larger oil companies and gasoline distributors in the northeastern, midwestern and southeastern United States. In 1996, the Company also began sales of "CARB" gasoline into the West Coast market in connection with the startup of the California Air Resources Board's statewide CARB gasoline program. This program requires the use of gasoline which meets more restrictive air quality specifications than the federally mandated RFG. The principal purchasers of Refining's products from truck racks have been wholesalers and jobbers in the eastern and midwestern United States. The Company's natural gas related services business consists of: purchasing, gathering, processing, storing, transporting and selling natural gas, principally to gas distribution companies, electric utilities, pipeline companies and industrial customers; transporting natural gas for producers, other pipelines and end users in North America; extracting natural gas liquids, principally from natural gas throughput of the Company's pipeline operations; fractionating, transporting and selling natural gas liquids, principally to petrochemical plants, refineries and domestic fuel distributors in the Corpus Christi and Mont Belvieu (Houston) areas; and marketing electric power throughout the United States. Intersegment revenue eliminations relate primarily to the refining and marketing segment's purchases of feedstocks and fuel gas from the natural gas related services segment. In 1996, the Company had no significant amount of export sales and no significant foreign operations, and no single customer accounted for more than 10% of the Company's operating revenues. The foregoing segment information reflects the Company's effective equity interest of approximately 49% in the Partnership's operations for periods prior to and including May 31, 1994, and reflects 100% of the Partnership's operations thereafter (see Note 3). Capital additions in 1994 include the accrual of the remaining $60 million payment made in 1995 for the Company's interest in a methanol plant renovation project.

12. INCOME TAXES

  Components of income tax expense were as follows (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
     Current:
       Federal......................................... $20,996 $29,674 $ 3,535
       State...........................................       4     926     165
                                                        ------- ------- -------
         Total current.................................  21,000  30,600   3,700
     Deferred:
       Federal.........................................  20,000   4,700   7,000
                                                        ------- ------- -------
         Total income tax expense...................... $41,000 $35,300 $10,700
                                                        ======= ======= =======

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES

  Total income tax expense differs from the amount computed by applying the statutory federal income tax rate to income before income taxes. The reasons for these differences are as follows (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                        1996    1995    1994
                                                       ------- ------- -------
   Federal income tax expense at the statutory rate... $39,800 $33,300 $ 9,800
   State income taxes, net of federal income tax
    benefit...........................................     --      600     100
   Other--net.........................................   1,200   1,400     800
                                                       ------- ------- -------
       Total income tax expense....................... $41,000 $35,300 $10,700
                                                       ======= ======= =======

  The tax effects of significant temporary differences representing deferred income tax assets and liabilities are as follows (in thousands):

                                                             DECEMBER 31,
                                                          --------------------
                                                            1996       1995
                                                          ---------  ---------
   Deferred income tax assets:
     Tax credit carryforwards............................ $  21,835  $  33,001
     Other...............................................    43,214     25,570
                                                          ---------  ---------
       Total deferred income tax assets.................. $  65,049  $  58,571
                                                          =========  =========
   Deferred income tax liabilities:
     Depreciation........................................ $(291,315) $(262,700)
     Other...............................................   (31,264)   (37,154)
                                                          ---------  ---------
       Total deferred income tax liabilities............. $(322,579) $(299,854)
                                                          =========  =========

  At December 31, 1996, the Company had an alternative minimum tax ("AMT") credit carryforward of approximately $21.3 million which is available to reduce future federal income tax liabilities. The AMT credit carryforward has no expiration date. The Company has not recorded any valuation allowances against deferred income tax assets as of December 31, 1996.

  The Company's taxable years through 1992 are closed to adjustment by the Internal Revenue Service. The Company believes that adequate provisions for income taxes have been reflected in its consolidated financial statements.

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES

13. EMPLOYEE BENEFIT PLANS

 Pension and Other Employee Benefit Plans

  The following table sets forth for the pension plans of the Company, the funded status and amounts recognized in the Company's consolidated financial statements at December 31, 1996 and 1995 (in thousands):

                                                                 DECEMBER 31,
                                                                ----------------
                                                                 1996     1995
                                                                -------  -------
   Actuarial present value of benefit obligations:
     Accumulated benefit obligation, including vested benefits
      of $76,448 (1996) and $65,420 (1995)....................  $78,441  $66,085
                                                                =======  =======
   Projected benefit obligation for services rendered to
    date......................................................  $99,435  $87,609
   Plan assets at fair value..................................   92,486   68,619
                                                                -------  -------
   Projected benefit obligation in excess of plan assets......    6,949   18,990
   Unrecognized net gain from past experience different from
    that assumed..............................................    5,700    2,335
   Prior service cost not yet recognized in net periodic
    pension cost..............................................   (5,305)  (5,033)
   Unrecognized net asset at beginning of year................    1,341    1,483
   Additional minimum liability accrual.......................      --     1,948
                                                                -------  -------
     Accrued pension cost.....................................  $ 8,685  $19,723
                                                                =======  =======

  Net periodic pension cost for the years ended December 31, 1996, 1995 and 1994 included the following components (in thousands):

                                                  YEAR ENDED DECEMBER 31,
                                                 ---------------------------
                                                   1996      1995     1994
                                                 --------  --------  -------
   Service cost--benefits earned during the
    period...................................... $  4,622  $  3,465  $ 3,981
   Interest cost on projected benefit
    obligation..................................    6,309     5,455    4,990
   Actual (return) loss on plan assets..........  (12,424)  (14,376)   1,820
   Net amortization and deferral................    6,651     9,637   (6,135)
                                                 --------  --------  -------
     Net periodic pension cost.................. $  5,158  $  4,181  $ 4,656
                                                 ========  ========  =======

  Participation in the pension plan for employees of the Company commences upon attaining age 21 and the completion of one year of continuous service. A participant vests in plan benefits after 5 years of vesting service or upon reaching normal retirement date. The pension plan provides a monthly pension payable upon normal retirement of an amount equal to a set formula which is based on the participant's 60 consecutive highest months of compensation during the latest 10 years of credited service under the plan. The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% as of December 31, 1996 and 1995. The rate of increase in future compensation levels used in determining the projected benefit obligation as of December 31, 1996 and 1995 was 4% for nonexempt personnel and 3% for exempt personnel. The expected long-term rate of return on plan assets was 9.25% as of December 31, 1996 and 1995. Contributions, when permitted, are actuarially determined in an amount sufficient to fund the currently accruing benefits and amortize any prior service cost over the expected life of the then current work force. The Company also maintains a nonqualified Supplemental Executive Retirement Plan ("SERP") which provides additional pension benefits to the executive officers and certain other employees of the Company. The Company's contributions to the pension plan and SERP in 1996, 1995 and 1994 were approximately $14.2 million, $4.3 million and $5 million, respectively, and are currently estimated to be $4.3 million in 1997. The tables at the beginning of this note include amounts related to the SERP.

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES

  The Company is the sponsor of the Valero Energy Corporation Thrift Plan ("Thrift Plan") which is an employee profit sharing plan. Participation in the Thrift Plan is voluntary and is open to employees of the Company who become eligible to participate following the completion of three months of continuous employment. Participating employees may make a base contribution from 2% up to 8% of their annual base salary, depending upon months of contributions by a participant. Thrift Plan participants are automatically enrolled in the VESOP (see below). The Company makes contributions to the Thrift Plan to the extent employees' base contributions exceed the amount of the Company's contribution to the VESOP for debt service. Prior to 1994, the Company matched 100% of the employee contributions. In 1994, the Thrift Plan was amended to provide for a total Company match in both the Thrift Plan and the VESOP aggregating 75% of employee base contributions, with an additional contribution of up to 25% subject to certain conditions. Participants may also make a supplemental contribution to the Thrift Plan of up to an additional 10% of their annual base salary which is not matched by the Company. There were no Company contributions to the Thrift Plan in 1996 or 1995, while approximately $42,000 was contributed during 1994.

  In 1989, the Company established the Valero Employees' Stock Ownership Plan ("VESOP") which is a leveraged employee stock ownership plan. Pursuant to a private placement in 1989, the VESOP issued notes in the principal amount of $15 million, maturing February 15, 1999 (the "VESOP Notes"). The net proceeds from this private placement were used by the VESOP trustee to fund the purchase of Common Stock. During 1991, the Company made an additional loan of $8 million to the VESOP which was also used by the Trustee to purchase Common Stock. This second VESOP loan matures on August 15, 2001. The number of shares of Common Stock released at any semi-annual payment date is based on the proportion of debt service paid during the year to remaining debt service for that and all subsequent periods times the number of unreleased shares then outstanding. As explained above, the Company's annual contribution to the Thrift Plan is reduced by the Company's contribution to the VESOP for debt service. During 1996, 1995 and 1994, the Company contributed $3,372,000, $3,170,000 and $3,160,000, respectively, to the VESOP, comprised of $525,000, $678,000 and $819,000, respectively, of interest on the VESOP Notes and $3,072,000, $2,918,000 and $2,777,000, respectively, of compensation expense. Compensation expense is based on the VESOP debt principal payments for the portion of the VESOP established in 1989 and on the cost of the shares allocated to participants for the portion of the VESOP established in 1991. Dividends on VESOP shares of Common Stock are recorded as a reduction of retained earnings. Dividends on allocated shares of Common Stock are paid to participants. Dividends paid on unallocated shares were used to reduce the Company's contributions to the VESOP during 1996, 1995 and 1994 by $225,000, $426,000 and $436,000, respectively. VESOP shares of Common Stock are considered outstanding for earnings per share computations. As of December 31, 1996 and 1995, the number of allocated shares were 1,052,454 and 940,470, respectively, the number of committed-to-be-released shares were 62,918 and 62,918, respectively, and the number of suspense shares were 583,301 and 772,055, respectively.

  The Company also provides certain health care and life insurance benefits for retired employees, referred to herein as "postretirement benefits other than pensions." Substantially all of the Company's employees may become eligible for those benefits if, while still working for the Company, they either reach normal retirement age or take early retirement. Health care benefits are offered by the Company through a self-insured plan and a health maintenance organization while life insurance benefits are provided through an insurance company.

  Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", which requires a change in the Company's accounting for postretirement benefits other than pensions from a pay-as-you-go basis to an accrual basis of accounting. The Company is amortizing the transition obligation over 20 years, which is greater than the average remaining service period until eligibility of active plan participants. The Company continues to fund its postretirement benefits other than pensions on a pay-as-you-go basis.

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES

  The following table sets forth for the Company's postretirement benefits other than pensions, the funded status and amounts recognized in the Company's consolidated financial statements at December 31, 1996 and 1995 (in thousands):

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
   Accumulated benefit obligation:
     Retirees............................................... $ 11,930  $ 10,295
     Fully eligible active plan participants................      390       331
     Other active plan participants.........................   17,571    13,504
                                                             --------  --------
       Total accumulated benefit obligation.................   29,891    24,130
   Unrecognized loss........................................   (4,498)   (4,586)
   Unrecognized prior service cost..........................   (3,909)      --
   Unrecognized transition obligation.......................  (10,334)  (10,987)
                                                             --------  --------
     Accrued postretirement benefit cost.................... $ 11,150  $  8,557
                                                             ========  ========

  Net periodic postretirement benefit cost for the years ended December 31, 1996, 1995 and 1994 included the following components (in thousands):

                                                             DECEMBER 31,
                                                         --------------------
                                                          1996   1995   1994
                                                         ------ ------ ------
   Service cost--benefits attributed to service during
    the period.......................................... $1,091 $  860 $1,196
   Interest cost on accumulated benefit obligation......  1,716  1,769  1,686
   Amortization of unrecognized transition obligation...    653    766    948
   Amortization of prior service cost...................    --     --     (84)
   Amortization of unrecognized net loss................    110    --      75
                                                         ------ ------ ------
     Net periodic postretirement benefit cost........... $3,570 $3,395 $3,821
                                                         ====== ====== ======

  For measurement purposes, the assumed health care cost trend rate was 7% in 1996, decreasing gradually to 5.5% in 1998 and remaining level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the obligation and periodic cost reported. An increase in the assumed health care cost trend rate by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $5.2 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $.7 million. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation as of December 31, 1996 and 1995 was 7.25%.

 Stock Option and Bonus Plans

  As of December 31, 1996, the Company has various fixed and performance-based stock compensation plans which are described below. The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. The compensation cost reflected in net income for its stock-based compensation plans was $2.6 million and $1.7 million for 1996 and 1995, respectively. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for 1996 and 1995 awards under those plans consistent with the method of SFAS No. 123, the Company's net income and earnings per share for the years ended December 31, 1996 and 1995 would have been reduced to the pro forma amounts indicated below:

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES

                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1996    1995
                                                                 ------- -------
     Net Income..................................... As Reported $72,701 $59,838
                                                     Pro Forma   $70,427 $58,373
     Earnings per share............................. As Reported $  1.40 $  1.10
                                                     Pro Forma   $  1.35 $  1.07

  Because the SFAS No. 123 method of accounting has not been applied to awards granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

  The Company's Executive Stock Incentive Plan (the "ESIP") authorizes the grant of various stock and stock-related awards to executive officers and other key employees. Awards available under the ESIP include options to purchase shares of Common Stock, stock appreciation rights ("SARs"), restricted stock, performance awards and other stock-based awards. A total of 2,100,000 shares may be issued under the ESIP, of which no more than 750,000 shares may be issued as restricted stock. Under the ESIP, 110,500 options, 97,000 shares of restricted stock and 64,830 shares under performance awards were granted during 1996, while 1,043,581 awards were available for grant as of December 31, 1996. In addition to options available under the ESIP, the Company also has three non-qualified stock option plans, Stock Option Plan No. 5, Stock Option Plan No. 4, and Stock Option Plan No. 3, collectively referred to herein as the "Stock Option Plans," and a non-employee director stock option plan. Awards under the Stock Option Plans are granted to key officers, employees and prospective employees of the Company. As of December 31, 1996, there were 46,705 and 48,000 shares available for grant under the Stock Option Plans and non-employee director plan, respectively.

  Under the terms of the ESIP, the Stock Option Plans and the non-employee director plan, the exercise price of the options granted will not be less than 100%, 75%, or 100%, respectively, of the fair market value of Common Stock at the date of grant. As of December 31, 1996, all outstanding options contain exercise prices not less than fair market value at date of grant. Stock options become exercisable pursuant to the individual written agreements between the Company and the participants, generally either at the end of a three-year period beginning on the date of grant or in three equal annual installments beginning one year after the date of grant, with unexercised options expiring ten years from the date of grant. A summary of the status of the Company's stock option plans, including options granted under the ESIP, the Stock Option Plans and the non-employee director plan, as of December 31, 1996, 1995, and 1994, and changes during the years then ended is presented in the table below:

                                 1996                 1995                 1994
                          -------------------- -------------------- --------------------
                                     WEIGHTED-            WEIGHTED-            WEIGHTED-
                                      AVERAGE              AVERAGE              AVERAGE
                                     EXERCISE             EXERCISE             EXERCISE
                           SHARES      PRICE    SHARES      PRICE    SHARES      PRICE
                          ---------  --------- ---------  --------- ---------  ---------
Outstanding at beginning
 of year................  3,928,267   $20.69   2,575,902   $21.51   1,261,624   $23.69
Granted.................    757,920    27.44   1,599,463    18.99   1,343,919    19.43
Exercised...............   (418,117)   19.28    (171,604)   17.08      (7,555)   14.53
Forfeited...............    (38,978)   22.17     (74,428)   21.12     (22,086)   21.90
Expired.................        --       --       (1,066)   18.36         --       --
                          ---------            ---------            ---------
Outstanding at end of
 year...................  4,229,092    22.02   3,928,267    20.69   2,575,902    21.51
                          =========            =========            =========
Exercisable at end of
 year...................  2,525,957    21.71   1,531,718    22.30     708,055    23.13
Weighted-average fair
 value of options
 granted................  $    6.25            $    4.50                  N/A

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES

  The following table summarizes information about stock options outstanding under the ESIP, the Stock Option Plans and the non-employee director plan as of December 31, 1996:

                                          OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                              ------------------------------------------- --------------------------
        RANGE                   NUMBER     WEIGHTED-AVG.                    NUMBER
         OF                   OUTSTANDING    REMAINING     WEIGHTED-AVG.  EXERCISABLE WEIGHTED-AVG.
   EXERCISE PRICES            AT 12/31/96 CONTRACTUAL LIFE EXERCISE PRICE AT 12/31/96 EXERCISE PRICE
   ---------------            ----------- ---------------- -------------- ----------- --------------
     $14.52-$21.88...........  2,460,074     7.5 years         $19.02      1,499,074      $19.17
     $22.13-$29.75...........  1,769,018     7.4                26.20      1,026,883       25.41
                               ---------                                   ---------
     $14.52-$29.75...........  4,229,092     7.5                22.02      2,525,957       21.71
                               =========                                   =========

  The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: risk-free interest rates of 6.4 percent and 6.7 percent; expected dividend yields of 1.9 percent and 2.8 percent; expected lives of 3.1 years and 3.2 years; and expected volatility of 25.5 percent and 29.5 percent.

  For each share of stock that can be purchased thereunder pursuant to a stock option, Stock Option Plans No. 3 and 4 provide that a SAR may also be granted. A SAR is a right to receive a cash payment equal to the difference between the fair market value of Common Stock on the exercise date and the option price of the stock to which the SAR is related. SARs under Stock Option Plans No. 3 and 4 are exercisable only upon the exercise of the related stock options. At the end of each reporting period within the exercise period, the Company records an adjustment to deferred compensation expense based on the difference between the fair market value of Common Stock at the end of each reporting period and the option price of the stock to which the SAR is related. As of December 31, 1996, 89,087 SARs were outstanding and exercisable, at a weighted-average exercise price of $14.52 per share. During 1996, 21,316 SARs were exercised at a weighted-average exercise price of $14.52 per share and 600 SARs were forfeited.

  The Company maintains a Restricted Stock Bonus and Incentive Stock Plan ("Bonus Plan") for certain key executives of the Company. Under the Bonus Plan, 750,000 shares of Common Stock were reserved for issuance. As of December 31, 1996, there were 6,927 shares available for award. No shares were awarded under this plan in 1996, while 9,000 and 3,000 shares were awarded under this plan during 1995 and 1994, respectively. The amount of Bonus Stock and terms governing the removal of applicable restrictions, and the amount of Incentive Stock and terms establishing predefined performance objectives and periods, are established pursuant to individual written agreements between Energy and each participant in the Bonus Plan.

14. LEASE AND OTHER COMMITMENTS

  The Company has major long-term operating lease commitments in connection with a gas storage facility, its corporate headquarters office complex and various facilities and equipment used to store, transport and produce refinery feedstocks and/or refined products. The gas storage facility lease has a remaining primary term of three years, and, subject to certain conditions, one eight-year optional renewal period during which the lease payments decrease by one-half and one or more additional optional renewal periods of five years each at fair market rentals. The corporate headquarters lease has a remaining primary term of 15 years with five optional renewal periods of five years each. In 1996, the Company entered into a sublease agreement for unused space in its corporate headquarters office complex. The sublease has a primary term of 20 years, with the sublessee having an option to terminate the lease after 10 years. The sublessee is occupying the premises in phases, with full occupancy currently expected in 1997. The Company's long-term refinery feedstock and refined product storage and transportation leases have remaining primary terms of up to 5.3 years with optional renewal periods of up to 10 years and provide for various contingent payments based on throughput volumes in excess of a base amount,

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES among other things. The Company also has other noncancelable operating leases with remaining terms of up to 10 years for significant leases. The related future minimum lease payments as of December 31, 1996, including amounts to be received under the corporate headquarters office complex sublease, are as follows (in thousands):

                                                   OFFICE
                                                  COMPLEX
                                       GAS    ----------------
                                     STORAGE  PRIMARY
                                     FACILITY  LEASE  SUBLEASE  REFINING OTHER
                                     -------- ------- --------  -------- ------
   1997............................. $ 9,832  $ 4,570 $ (2,088) $ 6,028  $1,502
   1998.............................  10,156    4,570   (2,088)   7,886   1,490
   1999.............................  10,438    4,570   (2,088)   7,761     966
   2000.............................   5,221    4,570   (2,088)   4,977     292
   2001.............................     --     4,570   (2,088)   4,075     134
   Remainder........................     --    40,771   (9,971)   1,359     616
                                     -------  ------- --------  -------  ------
   Total minimum lease payments..... $35,647  $63,621 $(20,411) $32,086  $5,000
                                     =======  ======= ========  =======  ======

  The future minimum lease payments listed above exclude operating leases having initial or remaining noncancelable lease terms of one year or less. Consolidated rental expense under operating leases, excluding amounts paid in connection with the gas storage facility and net of amounts related to the office complex sublease, amounted to approximately $31,663,000, $29,313,000, and $14,040,000 for 1996, 1995 and 1994 (including Partnership rents commencing June 1, 1994), respectively, and includes various month-to-month and other short-term rentals in addition to rents paid and accrued under long-term lease commitments. For the period prior to the merger of VNGP, L.P. with Energy, a portion of these amounts was charged to and reimbursed by the Partnership for its proportionate use of the Company's corporate headquarters office complex and for the use of certain other properties managed by the Company for the period prior to such merger. Gas storage facility rentals paid by the Partnership for the period prior to the VNGP, L.P. merger, and paid by the Company for the period subsequent to the such merger, totalling $10,438,000 per year for 1996, 1995 and 1994, were included in the cost of gas.

  The obligations of the Company under the gas storage facility lease include its obligation to make scheduled lease payments and, in the event of a declaration of default and acceleration of the lease obligation, to make certain lump sum payments based on a stipulated loss value for the gas storage facility less the fair market sales price or fair market rental value of the gas storage facility. Under certain circumstances, a default by Energy or a subsidiary of Energy under its credit facilities could result in a cross default under the gas storage facility lease. The Company believes that it is unlikely that such a default would result in actual acceleration of the gas storage facility lease, and further believes that the occurrence of such event would not have a material adverse effect on the Company.

15. LITIGATION AND CONTINGENCIES

  City of Edinburg and Related Litigation. The Company and Southern Union Company ("Southern Union") are defendants in a lawsuit brought by the City of Edinburg, Texas (the "City") regarding certain ordinances of the City that granted franchises to Rio Grande Valley Gas Company ("RGV") and its predecessors allowing RGV to sell and distribute natural gas within the City. RGV was formerly owned by Energy. On September 30, 1993, Energy sold the common stock of RGV to Southern Union. The City alleges that the defendants used RGV's facilities to sell or transport natural gas in Edinburg in violation of the ordinances and franchises granted by the City, and that RGV (now Southern Union) has not fully paid all franchise fees due the City. The City also alleges that the defendants used the public property of the City without compensating the City for such use, and alleges conspiracy and alter ego claims involving all defendants. The City seeks alleged

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES actual damages of $50 million and unspecified punitive damages related to amounts allegedly due under the RGV franchise, City ordinances and state law. In addition, the City of Pharr, Texas, filed an intervention seeking certification of a class, with itself as class representative, consisting of all cities served by franchise by Southern Union. The court certified the class and severed the claims of the City of Pharr and the class from the original City of Edinburg lawsuit. The City of Pharr subsequently amended its petition deleting all Valero entities as defendants. The original trial judge was disqualified upon motion of the defendants (such disqualification was upheld on appeal), and a new trial judge has been assigned to preside over both the City of Edinburg and City of Pharr litigation. The City of Edinburg lawsuit is scheduled for trial on August 11, 1997. In 1996, the South Texas cities of Alton and Donna also independently intervened as plaintiffs in the Edinburg lawsuit filed in the 92nd State District Court in Hidalgo County. These lawsuits subsequently were severed from the Edinburg lawsuit. The claims asserted by the cities of Alton and Donna are substantially similar to the Edinburg litigation claims. Damages are not quantified. In connection with the City of Edinburg lawsuit, Southern Union filed a cross-claim against Energy, alleging, among other things, that Southern Union is entitled to indemnification pursuant to the purchase agreement under which Energy sold RGV to Southern Union. Southern Union also asserts claims related to a 1985 settlement among Energy, RGV and the Railroad Commission of Texas regarding certain gas contract pricing terms. This pricing claim was recently severed into a separate lawsuit. Southern Union's claims include, among other things, damages for indemnification, breach of contract, negligent misrepresentation and fraud. Three additional lawsuits were filed during December 1996 by certain other municipalities in South Texas making allegations substantially similar to those in the City of Edinburg litigation. In these three lawsuits, the defendants are alleged to have excluded certain revenues from their calculations of franchise taxes and are alleged to have provided unauthorized gas transportation services to third parties. The plaintiffs seek actual and exemplary, but as yet, unspecified, damages.

  Teco Pipeline Company. Energy and certain of its subsidiaries have been sued by Teco Pipeline Company ("Teco") regarding the operation of the Company's 340-mile West Texas pipeline. In 1985, a subsidiary of Energy sold a 50% undivided interest in the pipeline and entered into a joint venture through an ownership agreement and an operating agreement, each dated February 28, 1985, with the purchaser of the interest. In 1988, Teco succeeded to that purchaser's 50% interest. A subsidiary of Energy has at all times been the operator of the pipeline. Notwithstanding the written ownership and operating agreements, the plaintiff alleges that a separate, unwritten partnership agreement exists, and that the defendants have exercised improper dominion over such alleged partnership's affairs. The plaintiff also alleges that the defendants acted in bad faith by negatively affecting the economics of the joint venture in order to provide financial advantages to facilities or entities owned by the defendants and by allegedly usurping for the defendants' own benefit certain opportunities available to the joint venture. The plaintiff asserts causes of action for breach of fiduciary duty, fraud, tortious interference with business relationships, and other claims, and seeks unquantified actual and punitive damages. The Company's motion to compel arbitration was denied, but has been appealed. The Company has filed a counterclaim alleging that the plaintiff breached its own obligations to the joint venture and jeopardized the economic and operational viability of the pipeline by its actions. The Company is seeking unquantified actual and punitive damages.

  Sinco Pipeline Rupture Litigation. Approximately 15 lawsuits have been filed against various pipeline owners and other parties, including the Company, arising from the rupture of several pipelines and fire as a result of severe flooding of the San Jacinto River in Harris County, Texas on October 20, 1994. The Company is a defendant in 10 of these lawsuits. The plaintiffs are property owners in surrounding areas who allege that the defendant pipeline owners were negligent and grossly negligent in failing to bury the pipelines at a proper depth to avoid rupture or explosion and in allowing the pipelines to leak chemicals and hydrocarbons into the flooded area. The plaintiffs assert claims for property damage, costs for medical monitoring, personal injury and nuisance, and seek an unspecified amount of actual and punitive damages.

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES

  J.M. Davidson, Inc. Energy and certain of its subsidiaries are defendants in a lawsuit originally filed in January 1993. The lawsuit is based upon construction work performed by the plaintiff at one of the Company's gas processing plants in 1991 and 1992. The plaintiff alleges that it performed work for the defendants for which it was not compensated. The plaintiff asserts claims for fraud, quantum meruit, and numerous other tort claims. The plaintiff seeks actual damages, on each of its causes of action, of approximately $1.25 million, plus retainage, interest and attorneys fees, and punitive damages of at least four times the amount of actual damages. No trial date has been set.

  The Long Trusts. On April 15, 1994, certain trusts named certain subsidiaries of the Company as additional defendants (the "Valero Defendants") to a lawsuit filed in 1989 by the trusts against a supplier with whom the Valero Defendants have contractual relationships under gas purchase contracts. In order to resolve certain potential disputes with respect to the gas purchase contracts, the Valero Defendants agreed to bear a substantial portion of any settlement or any nonappealable final judgment rendered against the supplier. In January 1993, the District Court ruled in favor of the trusts' motion for summary judgment against the supplier. Damages, if any, were not determined. The trusts seek $50 million in damages from the Valero Defendants as a result of the Valero Defendants' alleged interference between the trusts and the supplier, plus punitive damages in excess of treble the amount of actual damages proven at trial. The trusts also seek approximately $56 million in take-or-pay damages from the supplier and $70 million as damages for the supplier's failure to take the trusts' gas ratably. The Company believes that the claims brought by the trusts have been significantly overstated, and that the supplier and the Valero Defendants have a number of meritorious defenses to the claims. No trial date has been set.

  Mizel. A federal securities fraud lawsuit was filed against Energy and certain of its subsidiaries by a former owner of limited partnership interests of VNGP, L.P. The plaintiff alleges that the proxy statement used in connection with the solicitation of votes for approval of the Merger of the Company and VNGP, L.P. contained fraudulent misrepresentations. The plaintiff also alleges breach of fiduciary duty in connection with the merger transaction. The subject matter of this lawsuit was the subject matter of a prior Delaware class action lawsuit which was settled prior to consummation of the Merger. The Company believes that the plaintiff's claims have been settled and released by the prior class action settlement. Pending in the district court is a memorandum issued by the magistrate assigned to the case which recommends approval of the Company's motion for summary judgment.

  Javelina. Valero Javelina Company, a wholly owned subsidiary of Energy, owns a 20% general partner interest in Javelina Company ("Javelina"), a general partnership that owns a refinery off-gas processing plant in Corpus Christi. Javelina has been named as a defendant in ten lawsuits filed since 1993 in state district courts in Nueces County and Duval County, Texas. Eight of the suits include as defendants other companies that own refineries or other industrial facilities in Nueces County. These suits were brought by a number of plaintiffs who reside in neighborhoods near the facilities. The plaintiffs claim injuries relating to an alleged exposure to toxic chemicals, and generally claim that the defendants were negligent, grossly negligent and committed trespass. The plaintiffs claim personal injury and property damages resulting from soil and ground water contamination and air pollution allegedly caused by the operations of the defendants. The plaintiffs seek an unspecified amount of actual and punitive damages. The remaining two suits were brought by plaintiffs who either live or have businesses near the Javelina plant. The plaintiffs in these suits allege claims similar to those described above and seek unspecified actual and punitive damages.

  The Company is also a party to additional claims and legal proceedings arising in the ordinary course of business. The Company believes it is unlikely that the final outcome of any of the claims or proceedings to which the Company is a party, including those described above, would have a material adverse effect on the Company's financial statements; however, due to the inherent uncertainty of litigation, the range of possible loss, if any,

                  VALERO ENERGY CORPORATION AND SUBSIDIARIES cannot be estimated with a reasonable degree of precision and there can be no assurance that the resolution of any particular claim or proceeding would not have an adverse effect on the Company's results of operations for the interim period in which such resolution occurred.

16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  The results of operations by quarter for the years ended December 31, 1996 and 1995 were as follows (in thousands of dollars, except per share amounts):

                             OPERATING     OPERATING   NET   EARNINGS PER SHARE
                              REVENUES      INCOME   INCOME   OF COMMON STOCK
                             ----------    --------- ------- ------------------
   1996--Quarter Ended:
     March 31............... $1,110,098(a) $ 52,238  $19,914       $ .39
     June 30................  1,152,737      54,433   20,841         .41
     September 30...........  1,123,527      40,025   13,146         .23
     December 31............  1,604,319      54,213   18,800         .37
                             ----------    --------  -------       -----
       Total................ $4,990,681    $200,909  $72,701       $1.40
                             ==========    ========  =======       =====
   1995--Quarter Ended:
     March 31............... $  690,535    $ 28,667  $ 3,759       $ .02
     June 30................    775,822(b)   54,953   20,522         .40
     September 30...........    803,670(b)   57,781   22,630         .45
     December 31............    927,845(b)   47,390   12,927         .23
                             ----------    --------  -------       -----
       Total................ $3,197,872(b) $188,791  $59,838       $1.10
                             ==========    ========  =======       =====

--------
(a) Revised from the amount shown in the Company's Form 10-Q for the three months ended March 31, 1996 to include revenues from certain NGL trading activities previously classified as a reduction of cost of sales.
(b) Revised to include revenues from certain refining and marketing trading activities previously classified as a reduction of cost of sales.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of  Basis Petroleum, Inc.:

  We have audited the accompanying consolidated balance sheets of Basis Petroleum, Inc. (the Company) (a Texas corporation), and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As discussed in Note 15 to the accompanying consolidated financial statements, Salomon Inc (the Company's parent) has executed a letter of intent with Valero Energy Corporation for the sale of all of the Company's outstanding common stock at a price substantially less than the book value of the Company's assets.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Basis Petroleum, Inc., and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Houston, Texas
January 31, 1997 (except with respect to the matter discussed in Note 15, as to which date is March 17, 1997)

                             BASIS PETROLEUM, INC.
                       (FORMERLY PHIBRO ENERGY USA, INC.)

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                   1996        1995
                                                ----------  ----------
                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................... $   25,438  $   11,518
  Accounts receivable, unrelated parties, net
   of allowance for doubtful accounts of
   $1,566 in 1996 and 1995.....................    433,647     537,615
  Accounts receivable, related parties.........      4,609      10,691
  Market value of forward contracts............     21,694      27,276
  Inventories..................................    357,283     347,355
  Prepaid expenses and other current assets....      5,181       5,119
  Income tax benefit...........................     58,677      50,068
                                                ----------  ----------
    Total current assets.......................    906,529     989,642
PROPERTY, PLANT AND EQUIPMENT, net.............    817,967     804,943
PARTNERSHIP INVESTMENTS........................      7,448         --
OTHER ASSETS...................................      2,000       2,585
                                                ----------  ----------
    Total assets............................... $1,733,944  $1,797,170
                                                ==========  ==========
                LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable, unrelated parties.......... $  446,298  $  568,097
  Accounts payable, related parties............     66,004       6,827
  Working capital advance due to Salomon.......     93,438     246,638
  Market value of forward contracts............     16,481      31,667
  Accrued liabilities..........................    144,362      64,275
                                                ----------  ----------
    Total current liabilities..................    766,583     917,504
LONG-TERM DEBT DUE TO SALOMON .................    525,000     525,000
DEFERRED INCOME TAXES..........................     69,171      55,810
                                                ----------  ----------
    Total liabilities..........................  1,360,754   1,498,314
                                                ----------  ----------
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDER'S EQUITY:
  Common stock, $.01 par value, 2,000 shares
   authorized, 1,000 shares
   issued and outstanding......................        --          --
  Additional paid-in capital...................    543,069     403,069
  Retained deficit.............................   (169,879)   (104,213)
                                                ----------  ----------
    Total stockholder's equity.................    373,190     298,856
                                                ----------  ----------
    Total liabilities and stockholder's
     equity.................................... $1,733,944  $1,797,170
                                                ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                             BASIS PETROLEUM, INC.
                       (FORMERLY PHIBRO ENERGY USA, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                               1996        1995         1994
                                            ----------  -----------  ----------
REVENUES:
  Unrelated parties.......................  $9,163,205  $ 9,149,046  $7,223,599
  Related parties.........................     341,639      882,747     572,706
                                            ----------  -----------  ----------
                                             9,504,844   10,031,793   7,796,305
                                            ----------  -----------  ----------
COSTS AND EXPENSES:
  Cost of sales, unrelated parties........   9,127,451    9,167,502   6,910,158
  Cost of sales, related parties..........     416,048      848,776     770,112
  General and administrative..............      36,141       41,392      43,063
  Depreciation and amortization...........      46,510       37,531      40,435
  Provision for exiting petrochemicals
   business...............................      22,000          --          --
                                            ----------  -----------  ----------
OPERATING INCOME (LOSS)...................    (143,306)     (63,408)     32,537
INTEREST EXPENSE, net.....................     (39,172)     (27,532)    (18,560)
GAIN (LOSS) ON SALE OF ASSETS.............      82,030         (552)      6,617
                                            ----------  -----------  ----------
INCOME (LOSS) BEFORE INCOME TAXES AND
 CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE................................    (100,448)     (91,492)     20,594
INCOME TAX (PROVISION) BENEFIT............      34,782       33,894      (7,422)
                                            ----------  -----------  ----------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLE...........     (65,666)     (57,598)     13,172
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE, net of income tax benefit of
 $1,043...................................         --           --       (1,936)
                                            ----------  -----------  ----------
NET INCOME (LOSS).........................  $  (65,666) $   (57,598) $   11,236
                                            ==========  ===========  ==========


   The accompanying notes are an integral part of these financial statements.

                             BASIS PETROLEUM, INC.
                       (FORMERLY PHIBRO ENERGY USA, INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                             (DOLLARS IN THOUSANDS)

                                           ADDITIONAL                TOTAL
                                    COMMON  PAID-IN   RETAINED   STOCKHOLDER'S
                                    STOCK   CAPITAL    DEFICIT      EQUITY
                                    ------ ---------- ---------  -------------
BALANCE, January 1, 1994........... $ --    $403,069  $ (57,851)   $345,218
NET INCOME.........................   --         --      11,236      11,236
                                    -----   --------  ---------    --------
BALANCE, December 31, 1994.........   --     403,069    (46,615)    356,454
NET LOSS...........................   --         --     (57,598)    (57,598)
                                    -----   --------  ---------    --------
BALANCE, December 31, 1995.........   --     403,069   (104,213)    298,856
CONVERSION OF DEBT TO EQUITY (Note
 7)................................   --     140,000        --      140,000
NET LOSS...........................   --         --     (65,666)    (65,666)
                                    -----   --------  ---------    --------
BALANCE, December 31, 1996......... $ --    $543,069  $(169,879)   $373,190
                                    =====   ========  =========    ========


   The accompanying notes are an integral part of these financial statements.

                             BASIS PETROLEUM, INC.
                       (FORMERLY PHIBRO ENERGY USA, INC.)

                      CONSOLIDATED STATEMENTS OF CASH FLOW
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                    1996      1995       1994
                                                  --------  ---------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................  $(65,666) $(57,598)  $ 11,236
  Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating ac-
   tivities--
    Depreciation and amortization...............    46,510     37,531    40,435
    (Gain) loss on sale of assets...............   (82,030)       147    (3,743)
    Gain on termination of interest rate caps...       --       (915)    (2,902)
    Provision for exiting petrochemical busi-
     ness.......................................    22,000        --        --
    Write-down of assets held for sale..........       --       1,320       --
    Deferred income taxes.......................    17,820     28,315   (13,420)
    Market value of forward contracts, net......    (9,604)     5,818    13,957
    Turnaround and other noncash charges........    28,559    (19,693)   12,811
    Base stock inventory reduction (Note 4).....   (23,940)       --        --
    Changes in operating assets and liabilities
     (Note 3)...................................    96,095     (7,477)    1,346
                                                  --------  ---------  --------
      Net cash provided by (used in) operating
       activities...............................    29,744    (12,552)   59,720
                                                  --------  ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of--
    Assets held for sale........................       --       9,680    14,520
    St. Rose refinery...........................       --         --      9,962
    Drilling assets.............................       --         --      4,500
    Other fixed assets..........................       290        507     2,227
    Equity investments..........................       --       2,500       --
  Proceeds from sale of crude oil gathering
   business.....................................    82,446        --        --
  Insurance proceeds from involuntary conversion
   of assets....................................       --       1,610     3,619
  (Increase) decrease in--
    Property, plant and equipment...............   (77,876)  (247,285) (120,138)
    Partnership investments and other...........    (7,484)      (291)    8,614
                                                  --------  ---------  --------
      Net cash used in investing activities.....    (2,624)  (233,279)  (76,696)
                                                  --------  ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in long-term debt due to Salomon.....       --     175,000    25,000
  Change in working capital advances due to
   Salomon......................................   (13,200)    72,625   (12,965)
  Interest rate caps and corridors, net.........       --       1,388      (722)
                                                  --------  ---------  --------
      Net cash provided by (used in) financing
       activities...............................   (13,200)   249,013    11,313
                                                  --------  ---------  --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS....................................    13,920      3,182    (5,663)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..    11,518      8,336    13,999
                                                  --------  ---------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR........  $ 25,438  $  11,518  $  8,336
                                                  ========  =========  ========

   The accompanying notes are an integral part of these financial statements.

                             BASIS PETROLEUM, INC.
                      (FORMERLY PHIBRO ENERGY USA, INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996
1. DESCRIPTION OF BUSINESS:

  Basis Petroleum, Inc. (the Company), with headquarters in Houston, Texas is a wholly owned subsidiary of Salomon Inc (Salomon). Effective April 1, 1996, the Company changed its name from Phibro Energy USA, Inc., to Basis Petroleum, Inc. The Company owns and operates three oil refineries in the U.S. Gulf Coast area, with a combined design crude oil distillation capacity of approximately 310,000 barrels per day and additional throughputs of purchased feedstock of approximately 39,000 barrels per day.

  During the fourth quarter of 1996, the Company exited its petrochemical manufacturing business resulting in a $22,000,000 nonrecurring charge to pretax income.

  On May 9, 1995, the Company established PEUSA Clearing, Inc., a wholly owned subsidiary, for the purpose of clearing the Company's commodity futures transactions on the New York Mercantile Exchange (NYMEX). Effective April 1, 1996, PEUSA Clearing, Inc., changed its name to Basis Clearing, Inc.

  The Company's continued focus on its core oil refining business resulted in the divestiture of certain assets in 1994. The Company sold its St. Rose, Louisiana refinery, certain excess equipment purchased but not required to complete its Residfiner/ROSE unit complex, the assets of Questor Drilling Corp. and certain assets related to its Louisiana marine fuels and lubricants business (see Note 14).

  During 1996, the Company and Howell Corporation (Howell) contributed their respective crude oil gathering, marketing and transportation activities to form Genesis Energy, L.P. (Genesis). The accompanying consolidated statements of operations include results of the Company's crude oil gathering, marketing and transportation division which had revenues of $3,598,107,000, $3,440,065,000 and $1,830,721,000, gross margin of $18,277,000, $23,154,000 and $16,702,000 and net income of $8,609,000, $9,127,000 and $2,783,000 for the eleven months ended November 30, 1996, and the years ended December 31, 1995 and 1994, respectively. In December 1996, units in Genesis were sold to the public. The Company recorded a pretax gain of approximately $82,100,000 as a result of this public offering. The Company retained a 10.58 percent minority interest in Genesis. The Company holds a 54 percent majority ownership interest in Genesis Energy, L.L.C. Genesis Energy L.L.C. is the general partner holding a 2 percent ownership interest in Genesis. The Company's investments (included in partnership investments) in Genesis are accounted for under the equity method of accounting as the Company has the ability to exercise significant influence over the operations of Genesis. At December 31, 1996, Genesis' current assets, total assets and total equity is $410,603,000, $510,132,000 and $111,338,000, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

  The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated from the consolidated financial statements. The Company accounted for certain partnership investments, which were less than majority-owned, under the equity method of accounting. Certain prior-year amounts have been reclassified to conform to the current-year presentation.

 Use of Estimates

  The preparation of these consolidated financial statements required the use of certain estimates and assumptions by management in determining the Company's assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

                             BASIS PETROLEUM, INC.
                      (FORMERLY PHIBRO ENERGY USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1996

 Cash and Cash Equivalents

  The Company considers investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1996 and 1995, cash equivalents include U.S. Treasury bills that are pledged at banks for the benefit of the NYMEX to support any open trading positions held by the Company and to provide for the Company's Guaranty Fund deposit as required of all NYMEX clearing members. These amounts were $13,500,000 and $2,300,000, respectively, at December 31, 1996 and $5,300,000 and $2,300,000,
respectively, at December 31, 1995. The Company has no other requirements for compensating balances or restrictions on cash.

 Inventories

  All physical inventories held for sale are carried at market value.

  Due to the nature of the Company's refining and marketing activities, significant levels of physical inventories are required, as determined by the Company, to ensure efficient and uninterrupted operation of the Company's refining and marketing facilities. These minimum refining and marketing inventories are not marked-to-market as inventories held for sale but are carried at the lower of cost or market using the weighted average cost method. During 1996, the Company reduced its minimum refining and marketing inventories (see Note 4).

  Warehouse materials and supplies, including chemicals and catalysts, are carried at the lower of cost or market.

 Financial Instruments

  The Company routinely utilizes forward contracts, swaps, options and futures contracts. Gains and losses on forward contracts, swaps, options and futures contracts used to hedge future anticipated refinery production or future contract purchases of unpriced domestic crude oil where firm commitments to sell are required prior to establishment of the purchase price, are deferred until the margin from the underlying risk element is recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 80, "Accounting for Futures Contracts." Unrecognized losses of $2,803,000 and unrecognized gains of $7,806,000 were deferred on these contracts at December 31, 1996 and 1995, respectively.

  The Company accounts for all transactions, other than hedges of anticipated refinery production and unpriced domestic crude oil discussed above, under the mark-to-market method of accounting. Under this methodology, forward contracts, swaps, options and futures contracts are reflected at market value and the resulting unrealized gains and losses are recognized currently in the consolidated statements of income. The net gains and losses are determined on a counterparty-by-counterparty basis, netted when a contractual right of offset exists, and are reflected as either an asset or liability on the consolidated balance sheets.

 Property, Plant and Equipment

  Property, plant and equipment is carried at cost. Depreciation of property, plant and equipment is provided using the straight-line method over the respective estimated useful lives, which range from three to 30 years. Routine maintenance, repairs and replacement costs are charged against current operations. Expenditures which materially increase values, change capacities or extend useful lives are capitalized.

                             BASIS PETROLEUM, INC.
                      (FORMERLY PHIBRO ENERGY USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1996

  In most cases, maintenance routines, known as turnarounds, are performed on the major refinery units every two to four years. The Company accrues for turnaround expenditures by charging cost of sales for amounts estimated to be sufficient to fully fund the cost of the turnaround on the date it commences. The accrued liability for future turnaround expenditures was $41,731,000 and $14,865,000 at December 31, 1996 and 1995, respectively.

  The Company capitalizes interest costs on major projects that require more than one year to complete. Interest capitalized in 1996, 1995 and 1994 was $5,410,000, $11,991,000 and $2,875,000, respectively.

  During 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 provides accounting guidance with regard to the impairment of long-lived assets when circumstances exist that indicate the carrying value of an asset may not be recoverable. SFAS No. 121 requires an impairment adjustment if expected future cash flows, undiscounted and excluding interest, are less than the asset carrying value. Measurement of an impairment adjustment is then based on the difference between the carrying value of the asset and its fair value. Management has concluded that, pursuant to this standard, no impairment adjustment is warranted.

 Income Taxes

  The Company is included in the consolidated federal income tax return of Salomon. State income tax returns are filed separately for each entity except where combined or consolidated returns are required or elected to be filed.

  The Company's federal income taxes are provided as if the Company filed its income tax return separately from Salomon. If there is federal taxable income, taxes are provided at the federal statutory rate reduced by allowable tax credits. If there is a taxable loss, a tax benefit is provided at the federal statutory rate without limitation of any loss deduction. The tax benefit is increased by tax credits to the extent the credits may be utilized by the Salomon consolidated group.

  State income taxes are provided on the basis that state income tax returns are filed separately for each entity. Tax benefits from losses are provided only if the entities are assured that the losses may be utilized in the filing of state income tax returns.

  The Company accounts for income taxes using the liability method, recognizing deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements using statutory tax rates.

 Postemployment Benefits

  Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires employers to accrue the cost of postemployment benefits during the service periods of eligible employees. The Company recorded, as the cumulative effect of a change in accounting principle, a net charge to income of $1,936,000 (net of an income tax benefit of $1,043,000) to reflect the present value at January 1, 1994, of expected future benefits to be provided by the Company to former or inactive employees after employment but before retirement attributed to employees' services prior to the January 1, 1994, adoption date. For 1994, the increase in expense, excluding the one-time cumulative adjustment, was approximately $450,000.

                             BASIS PETROLEUM, INC.
                      (FORMERLY PHIBRO ENERGY USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1996

 Accounting Pronouncements

  In October 1996, the American Institute of Certified Public Accountants issued Statement of Position No. 96-1, "Environmental Remediation Liabilities," which establishes new accounting and reporting for the recognition and disclosure of environmental remediation liabilities. The provisions of the statement are effective for fiscal years beginning after December 15, 1996. The impact of this new standard has not been fully evaluated, although it is not expected to have a significant effect on the Company's consolidated financial position or results of operations.

  In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes new accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The statement is effective for transactions occurring after December 31, 1996. The impact of the adoption of the new standard is not expected to have a significant effect on the Company's consolidated financial position or results of operations.

3. SUPPLEMENTAL CASH FLOW INFORMATION:

  In order to determine net cash provided by operating activities, the Company's net income (loss) has been adjusted by, among other things, changes in operating assets and liabilities, excluding changes in cash and cash equivalents. Those changes are shown as an (increase) decrease in operating assets or an increase (decrease) in operating liabilities as follows (in thousands):

                                                  YEARS ENDED DECEMBER 31,
                                                 -----------------------------
                                                   1996      1995      1994
                                                 --------  --------  ---------
      Accounts receivable......................  $110,050  $ 16,016  $(152,525)
      Inventories..............................    15,928    57,575    (77,454)
      Prepaid expenses and other current
      assets...................................       (62)   (1,339)       --
      Accounts payable.........................   (62,622)   16,875    148,254
      Accrued liabilities......................    45,869   (38,755)    25,885
      Income taxes.............................   (13,068)  (57,849)    57,186
                                                 --------  --------  ---------
          Total................................  $ 96,095  $ (7,477) $   1,346
                                                 ========  ========  =========

  Interest payments, net of amounts capitalized, were $36,690,000, $27,913,000 and $17,602,000 during 1996, 1995 and 1994, respectively. The Company received payments from Salomon in the fourth quarter of 1996 of $43,536,000 related to 1995 federal income tax net operating losses. The Company made payments to Salomon in the fourth quarter of 1995 of $13,712,000 related to 1994 federal income tax net operating income. The Company received $17,421,000 from Salomon in the fourth quarter of 1995 in payment of 1992 and 1993 New York state and city income tax benefits net of federal income taxes. The Company received a $38,737,000 payment from Salomon in the fourth quarter of 1994 for utilization of 1993 federal income tax net operating losses.

  Noncash charges included in operating activities primarily relate to the Company's method of accounting for turnaround expenditures and the adoption of SFAS No. 112 in 1994. Other noncash items include the conversion of $140,000,000 of the Company's working capital debt to additional paid-in capital in 1996. (See Note 7).

                             BASIS PETROLEUM, INC.
                      (FORMERLY PHIBRO ENERGY USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1996

4. INVENTORIES:

  At December 31, 1996 and 1995, inventories consisted of the following (in thousands):

                                                               1996     1995
                                                             -------- --------
      Refining and marketing inventories, at market......... $191,554 $140,339
      Minimum refining and marketing inventories, at lower
       of cost or market....................................  126,252  172,154
      Store warehouse inventories, at lower of cost or mar-
       ket..................................................   39,477   34,862
                                                             -------- --------
          Total inventories................................. $357,283 $347,355
                                                             ======== ========

  As of December 31, 1996 and 1995, the number of barrels included in minimum refining and marketing inventories was 7,805,000 and 11,199,000, respectively, with approximate market values of $212,384,000 and $233,396,000, respectively.

  In April 1996, the Company reduced its estimate of required minimum refining and marketing inventories by 3,034,000 barrels to more closely reflect current operations. The reduction of minimum inventories contributed approximately $24,000,000 to operating income.

5. PROPERTY, PLANT AND EQUIPMENT:

  At December 31, 1996 and 1995, property, plant and equipment consisted of the following (in thousands):

                                                1996       1995
                                              ---------  --------
        Land and buildings..................  $  24,584  $ 22,932
        Refining and processing facilities..    980,513   946,493
        Other...............................     12,297     9,002
                                              ---------  --------
                                              1,017,394   978,427
        Less: Accumulated depreciation......   (199,427) (173,484)
                                              ---------  --------
            Property, plant and equipment
            net.............................  $ 817,967  $804,943
                                              =========  ========

  Depreciation expense was $46,501,000, $34,857,000 and $35,359,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

  During 1994, the Company revised the estimated useful lives of certain fixed assets to more closely reflect expected useful lives. The effect of this change in accounting estimate resulted in an increase in the Company's income before taxes and cumulative effect of change in accounting principle of approximately $10,200,000 in 1994.

6. OTHER ASSETS:

  At December 31, 1996 and 1995, other assets consisted of the following (in thousands):

                                                    1996   1995
                                                   ------ ------
        Interest rate cap and corridor premiums,
         less
         accumulated amortization................. $  126 $  732
        Exchange seats, at cost...................  1,584  1,584
        Long-term investments.....................     97    190
        Other assets..............................    193     79
                                                   ------ ------
             Total other assets................... $2,000 $2,585
                                                   ====== ======

  Amortization of other assets at December 31, 1996, 1995 and 1994, was $9,000, $2,637,000 and $5,058,000, respectively.

                             BASIS PETROLEUM, INC.
                      (FORMERLY PHIBRO ENERGY USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1996

7. DEBT:

  The Company and Salomon have a treasury management agreement whereby Salomon provides a working capital facility on an unsecured basis. This agreement expires on the earlier of August 31, 1997, or when the Company ceases to be a wholly owned subsidiary of Salomon. Outstanding working capital borrowings totaled $93,438,000 and $246,638,000 at December 31, 1996 and 1995,
respectively. The Company also has an unsecured subordinated term note with Salomon that allows borrowings up to $525,000,000. The outstanding balances under this note were $525,000,000 at December 31, 1996 and 1995. At December 31, 1996 and 1995, both the Company's working capital facility and unsecured subordinated debt had fair values that approximated their carrying amounts.

  At December 31, 1996 and 1995, the Company's working capital borrowings from Salomon carried a variable interest rate based on the blended Salomon short-term borrowing rate which tracked the daily federal funds rate. At December 31, 1996 and 1995, the Company's subordinated term note with Salomon carried an interest rate based on, at the option of the Company, the daily federal funds rate or LIBOR. At various times during 1996 and 1995, the Company effectively converted its subordinated term note to fixed interest rate debt using interest rate hedges.

  Interest charged at rates in accordance with the working capital funding agreement and subordinated term note with Salomon averaged 6.74 percent during 1996, 6.56 percent during 1995 and 4.32 percent during 1994. The Company, as a net borrower from Salomon during 1996, 1995 and 1994, incurred interest expense of $42,546,000, $37,850,000 and $20,199,000, respectively.

  Effective January 3,1996, Salomon increased its equity investment in the Company by converting $140,000,000 of the Company's working capital debt to additional paid-in capital.

  Interest on the unsecured subordinated term note with Salomon is due and payable quarterly through December 31, 1997. Thereafter, the Company is obligated to satisfy the outstanding balance with 20 equal quarterly principal payments plus accrued interest commencing March 31,1998. Aggregate maturities of long-term debt in the next five years are as follows (in thousands):

      1997..............................................................    $    --
      1998..............................................................     105,000
      1999..............................................................     105,000
      2000..............................................................     105,000
      2001..............................................................     105,000
      Thereafter........................................................     105,000
                                                                            --------
          Total.........................................................    $525,000
                                                                            ========

  Should the Company cease to be a wholly owned subsidiary of Salomon, the subordinated term note becomes due and payable within 30 days of such occurrence.

                             BASIS PETROLEUM, INC.
                      (FORMERLY PHIBRO ENERGY USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1996

8.EMPLOYEE BENEFIT PLANS:

 401(k) Profit-Sharing Benefits

  In order to encourage long-term savings and to provide additional funds for retirement to its employees, the Company sponsors a profit-sharing and retirement savings plan. Under this plan, the Company's matching contribution is calculated as the lesser of 50 percent of each employee's annual pretax contribution or 3 percent of each employee's total compensation. The Company also makes a profit-sharing contribution of at least 3 percent of each eligible employee's total compensation. The Company's costs relating to this plan were $4,284,000, $4,142,000 and $3,822,000 in 1996, 1995 and 1994,
respectively.

 Health Care Benefits

  The Company also provides certain health care benefits for its active employees. Such program is funded by a combination of Company and active employee contributions. At December 31, 1996, there were 1,387 active employees eligible for such benefits. Expenses recorded for these benefits were $5,752,000, $5,581,000 and $8,935,000 in 1996, 1995 and 1994,
respectively.

 Postretirement Benefits

  Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 106 requires employers to accrue the cost of retiree health care and other postretirement benefits during the service periods of eligible employees. The Company's projected obligation with respect to these benefits is $6,802,000 and $7,160,000 as of December 31, 1996 and 1995, respectively, related to such benefits. Expenses recorded for these benefits were $299,000, $264,000 and $377,000 in 1996, 1995 and 1994, respectively.

 Postemployment Benefits

  As described in Note 2, effective January 1,1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." SFAS No. 112 requires employers to accrue the cost of postemployment benefits during the service periods of eligible employees. The Company's projected obligation with respect to these benefits is $3,166,000 and $3,314,000 as of December 31, 1996 and 1995, respectively, related to such benefits. Expenses recorded for these benefits were $420,000, $417,000 and $450,000 in 1996, 1995 and 1994, respectively.

9. LEASES:

  The Company leases certain land, dock facilities, storage tanks, office space and other equipment. Land leases are for periods from one to 18 years. Dock facility and tank storage leases are for periods from one to seven years. The future minimum rental payments under all noncancelable operating leases as of December 31, 1996, were as follows (in thousands):

        1997............................................. $23,845
        1998.............................................  15,279
        1999.............................................  13,827
        2000.............................................   8,313
        2001.............................................   4,245
        Thereafter.......................................  17,114
                                                          -------
               Total..................................... $82,623
                                                          =======

                             BASIS PETROLEUM, INC.
                      (FORMERLY PHIBRO ENERGY USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1996
  Total operating lease expense for the years ended December 31, 1996, 1995 and 1994, was $47,870,000, $47,792,000 and $39,365,000, respectively.

10. INCOME TAXES:

  The components of the provision (benefit) for income taxes are as follows (in thousands):


                                                     YEARS ENDED DECEMBER 31
                                                    ---------------------------
                                                      1996      1995     1994
                                                    --------  --------  -------
   Current--
    Federal........................................ $(48,831) $(43,220) $16,616
    State and local................................      439       356      271
                                                    --------  --------  -------
       Total current...............................  (48,392)  (42,864)  16,887
                                                    --------  --------  -------
   Deferred--
    Federal, from operations ......................   13,610     8,970   (9,465)
    Federal, effect of accounting change...........      --         --   (1,043)
                                                    --------  --------  -------
       Total deferred..............................   13,610     8,970  (10,508)
                                                    --------  --------  -------
       Total provision (benefit)................... $(34,782) $(33,894) $ 6,379
                                                    ========  ========  =======

  The components of deferred income tax assets and liabilities at December 31, 1996 and 1995, are as follows (in thousands):

                                                              1996      1995
                                                            --------  --------
Deferred income tax assets--
 Inventories, principally due to different inventory
  valuations for book and tax purposes.....................    $ --   $ 16,077
 Accounts receivable, principally due to allowance for
  doubtful accounts........................................      548     1,240
 Accrued liabilities, primarily contingency reserves and
  turnaround accrual.......................................   21,911    10,933
 Capitalized interest on construction in progress..........      232       413
 Other assets (liabilities)................................    2,358       954
 Future lease deductions...................................   18,785    19,344
 Less: valuation allowance.................................  (18,785)  (19,344)
                                                            --------  --------
    Total deferred income tax assets, net..................   25,049    29,617
                                                            --------  --------
Deferred income tax liabilities--
 Property and equipment principally due to accelerated de-
  preciation for tax purposes..............................  (69,428)  (55,910)
 Inventories, principally due to different inventory
  valuations for book and tax purposes.....................   (1,588)      --
 Other.....................................................      --       (313)
                                                            --------  --------
    Total deferred income tax liabilities..................  (71,016)  (56,223)
                                                            --------  --------
 Net deferred income tax liabilities....................... $(45,967) $(26,606)
                                                            ========  ========

  The Company has determined that it is more likely than not that some of its deferred tax assets will not be realized; therefore, a valuation allowance has been provided in 1996 and 1995.

                             BASIS PETROLEUM, INC.
                      (FORMERLY PHIBRO ENERGY USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1996
  A reconciliation of income taxes computed at the federal statutory tax rate to income taxes computed at the Company's effective tax rate is as follows (in thousands):

                                                   YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1996      1995      1994
                                                   --------  ---------  ------
Provision (benefit) for income taxes at the stat-
 utory rate......................................  $(35,157) $ (32,022) $7,208
State and local taxes............................       286        232     175
Reversal of overaccrual of federal income taxes..       --      (2,052)    --
Other............................................        89        (52)     39
                                                   --------  ---------  ------
    Provision (benefit) for income taxes.........   (34,782)   (33,894)  7,422
Tax effect of accounting change..................       --         --   (1,043)
                                                   --------  ---------  ------
    Provision (benefit) for income taxes after
     tax
     effect of accounting change.................  $(34,782) $(33,894)  $6,379
                                                   ========  =========  ======

11. RELATED-PARTY TRANSACTIONS:

  During 1996, 1995 and 1994, the Company's working capital requirements were funded through a working capital agreement between the Company and Salomon (see Note 7). To the extent the Company has temporarily available excess funds, these amounts are remitted to Salomon.

  The Company has related-party sales and purchases of crude oil and refined products with a wholly owned subsidiary of Salomon transacted at prevailing market prices which amounted to approximately $340,558,000 and $364,257,000, respectively, for 1996, approximately $882,747,000 and $848,776,000, respectively, for 1995, and approximately $572,706,000 and $770,112,000, respectively, for 1994.

  The Company had sales and purchases of crude oil with Genesis during December 1996 amounting to $1,081,000 and $51,791,000, respectively. Included in these amounts are purchases made under a one-year term contract beginning in 1996 for purchases of 11,000 barrels of crude oil per day into the Company's Krotz Springs, Louisiana refinery at market-based prices. The Company has agreed to provide certain administrative and NYMEX transaction clearing services to Genesis, but may terminate this agreement upon 90 days' notice. Such costs are allocated based upon the percentage of the Company's resources applied to Genesis' operations. The Company allocated $119,000 to Genesis for December 1996 related to such services. At December 31, 1996, the Company had a receivable balance of $4,609,000 and payable balance of $61,946,000 with Genesis.

  In addition, pursuant to a credit support agreement (Master Credit Support Agreement), Salomon will provide Genesis with credit support in the form of guarantees, up to prescribed limits that will decline over a period of three years, in connection with the purchase, sale or exchange of crude oil in transactions with third parties in the ordinary course of Genesis' business. The cost of such credit support by Salomon will increase over the three-year period from a below-market rate to a rate that may be higher than rates paid to independent financial institutions for similar credit. In addition, pursuant to the Master Credit Support Agreement, the Company will use its reasonable best efforts to provide Genesis with, for a period of six months ending May 31, 1997, a line of credit of up to $50,000,000, which amount includes direct cash advances not to exceed $35,000,000, outstanding at any one time and letters of credit that may be required in the ordinary course of Genesis' business. Salomon and the Company will receive a security interest in all of Genesis' receivables, inventories, general intangibles and cash to secure obligations under the Master Credit Support Agreement.

                             BASIS PETROLEUM, INC.
                      (FORMERLY PHIBRO ENERGY USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1996
  Salomon agreed, subject to certain limitations, to contribute cash, if necessary, to Genesis in return for subordinated partnership interests (APIs). Solomon's obligation to purchase APIs may be assigned in certain circumstances and is limited in any one quarter to an amount equal to the defined minimum quarterly distribution payable to the unit holders of Genesis up to a maximum amount outstanding at any one time equal to $17.6 million.

  Sales, purchases and other transactions with affiliated companies, including Genesis, in the opinion of management, are conducted under terms no more or less favorable than those conducted with unaffiliated parties.

  On September 12, 1995, the Company sold its equity investment in Patterson Energy, Inc. (Patterson), to Salomon Brothers Inc (SBI) who, in turn, sold the investment to a third party. As a result the Company transferred at market value 250,000 shares of Patterson stock to SBI for $2,500,000, resulting in a gain of $625,000.

2. COMMITMENTS AND CONTINGENCIES:

  The Company has contractual commitments (primarily forward contracts) arising in the ordinary course of business. The consummation of these commitments is not expected to have a material adverse effect on the Company's financial position or results of operations.

  The Company is subject to lawsuits in the normal course of business and examination by tax and other regulatory authorities. Such matters presently pending are not expected to have a material adverse effect on the Company's financial position or results of operations.

  As a result of the sale of certain tax benefits in 1983, the Company is contingently liable at December 31, 1996, for up to $13,189,000 under a standby letter of credit. This contingent liability would be payable only if certain conditions were to exist with respect to property located at the Krotz Springs, Louisiana refinery, which would result in a termination of the lease underlying the tax benefit sale. The liability diminishes over time until the year 2007 when it expires.

  The Company is subject to various environmental laws and regulations. Policies and procedures are in place to monitor compliance. The Company continues to commit a significant portion of its capital budget to environmental projects. The Company's management has made an assessment of its potential environmental exposure and determined that such exposure is not material to its financial position or results of operations.

  The Company has several uncommitted lines of credit in place which are provided by commercial banks on a stand-alone credit basis without support from Salomon. Outstanding letters of credit under these lines totaled $127,572,000, $19,175,000 and $74,415,000 at December 31, 1996, 1995 and 1994,
respectively.

  The Company also is contingently liable for irrevocable letters of credit of $5,000,000 available to satisfy margin and guarantee requirements of the NYMEX.

  In connection with the sale of the assets of Questor Drilling Corp. to Patterson (see Note 14), the Company agreed to retain certain liabilities relating to past, present or future controversy or litigation in connection with the Company's ownership and/or operation of the assets acquired by Patterson. The Company has agreed to indemnify Patterson against any losses, liabilities and damages incurred by Patterson that may arise from any liabilities retained by the Company. Management believes any such indemnification will not have a material effect upon the financial position or results of operations.

                             BASIS PETROLEUM, INC.
                      (FORMERLY PHIBRO ENERGY USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1996

13. FINANCIAL INSTRUMENTS:

 Market Risk

  In order to hedge its exposure to market fluctuations, the Company enters into various financial instruments with off-balance sheet risk, including option contracts, swap agreements and interest rate caps and corridors. The Company does not consider its commodity futures and forward contracts to be financial instruments since these contracts either require or permit settlement by the delivery of the underlying commodities.

  The Company's objectives for entering into these financial instruments are the following:

  a. To hedge the rate risk of future increases in the Company's variable interest rate obligations. The premiums paid for these instruments are amortized over the life of the instrument.

  b. To hedge the market risk of future anticipated refinery feedstock charges and product yields. Any resulting gains and losses are deferred until recognition of any gains or losses on the transactions being hedged.

  Gains and losses on financial instruments are recognized in cost of sales on the accompanying consolidated statements of operations. Normally, any contracts used to hedge market risk are relatively short-term in duration. As of December 31, 1996, there were 11 contracts with terms beyond one year.

  At December 31, 1996, the Company had written average price options on 24,000,000 barrels of crude oil with terms extending through December 31, 1997. These options obligate the Company to buy the committed barrels at $18.50 per barrel. At December 31, 1996, the Company had purchased average price options on 24,000,000 barrels of crude oil with terms extending through December 31, 1997. These options obligate the Company to sell the first near month committed barrels and buy the second near month barrels at market prices.

 Fair Value and Net Gains and Losses

  Estimated fair values of financial instruments and the net gains and losses, both recognized and deferred at December 31, 1996, 1995 and 1994, are as follows (in thousands):

                                   1996                      1995                      1994
                         ------------------------- ------------------------  --------------------------
                                            NET                      NET                         NET
                         CARRYING  FAIR    GAINS   CARRYING  FAIR   GAINS    CARRYING  FAIR     GAINS
                          AMOUNT   VALUE  (LOSSES)  AMOUNT  VALUE  (LOSSES)   AMOUNT   VALUE   (LOSSES)
                         -------- ------- -------- -------- ------ --------  -------- -------  --------
Option contracts
 written................     $--  $   --  $    --    $3,300 $5,983 $ (2,683)   $2,433 $ 2,298  $   (135)
Swap agreements.........      --   10,417   10,417      --   5,554    5,554       --   (2,717)   (2,717)
Interest rate caps and
 corridors..............      127     127      --       732    751       19     2,032   3,759     1,727
Loan guarantees.........      --      --       --       --     --       --        --   12,500       --

  Quoted market prices are used in determining the fair value of financial instruments held or issued for trading purposes. If quoted prices are not available, fair values are estimated on the basis of pricing models or quoted prices for financial instruments with similar characteristics.

                             BASIS PETROLEUM, INC.
                      (FORMERLY PHIBRO ENERGY USA, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1996

 Credit Risk

  Credit risk represents the accounting loss that the Company would record if counterparties of its financial transactions failed to perform pursuant to contractual terms. Management of credit risk involves a number of considerations, such as the financial profile of the counterparty, the value of collateral held, if any, specific terms and duration of the contractual agreement and the counterparty's sensitivity to political and macroeconomic developments.

  The Company has established various procedures to manage credit exposure, including initial credit approval, credit limits, collateral requirements and rights of offset. Letters of credit prepayments and guarantees are also utilized to limit credit risk to ensure that management's established credit criteria are met.

14. SALE OF ASSETS:

  In January 1994, the Company sold its St. Rose refinery located in Louisiana, which was the Company's smallest and least sophisticated refinery. The proceeds from the sale of the refinery, including inventory, were $9,962,000, resulting in a gain of $1,704,000.

  During 1994, substantially all the excess equipment purchased but not required to complete the Company's Residfiner/ROSE unit complex construction project was sold for approximately $24,200,000, resulting in a gain of $1,830,000.

  In July 1994, the Company sold substantially all of its physical assets of Questor Drilling Corp. to Patterson for $4,500,000 in cash and 250,000 shares of Patterson common stock (see Notes 11 and 12). The resulting gain was immaterial to the Company's results of operations. The Patterson shares acquired were subject to certain transfer restrictions. In addition, the Company held certain rights to require Patterson to register the shares and otherwise guarantee the sale price of the shares.

  In July 1994, the Company sold the assets of its Louisiana-based marine fuels and lubricants business for approximately $1,600,000. The resulting loss was immaterial to the Company's results of operations.

  In 1995 and 1994, the Company terminated various interest rate caps and corridors. The amount realized on termination exceeded the unamortized cost of these instruments, resulting in gains of $915,000 and $2,902,000, respectively.

15. SUBSEQUENT EVENT:

  On March 17, 1997, Salomon announced that its Board of Directors had approved a letter of intent to sell all of the outstanding common stock of Basis to Valero Energy Corporation (Valero). Closing is expected in May 1997. Proceeds to Salomon from the sale will include cash of $365 million, Valero common stock of $120 million and participation payments. The participation payments are based on a fixed notional throughput and the difference, if any, between an average market crackspread and a base crackspread over each of the next ten years. The sale is subject to negotiation of a final agreement and to the satisfaction of other customary conditions.

  Such letter of intent reflects a sales price substantially less than the Company's net book value. The sales price reflects the fair value of the Company as perceived by a buyer.

  Valero will be adjusting the historical carrying values of the Company's assets and liabilities under purchase accounting to reflect fair values as determined by the sales price.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

   SEC Registration Fee.......................................... $  453,581.81
   NYSE Fees.....................................................         5,300
   Transfer Agent and Registrar Fees.............................        20,000
   Accounting Fees and Expenses..................................       450,000
   Legal Fees and Expenses.......................................       450,000
   Printing, Engraving and Mailing Expenses......................       225,000
   Miscellaneous.................................................         5,000
                                                                  -------------
     Total....................................................... $1,608,881.81
                                                                  =============

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION OF LIABILITY

  As permitted by Section 102(b)(7) of the DGCL, the New Valero Certificate provides that a director of New Valero will not be personally liable to New Valero or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to New Valero or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

  While the New Valero Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the New Valero Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the New Valero Certificate described above apply to an officer of New Valero only if he or she is a director of New Valero and is acting in his or her capacity as director, and do not apply to officers of New Valero who are not directors.

INDEMNIFICATION AND INSURANCE

  The New Valero Certificate provides that New Valero will indemnify its directors, officers, employees, agents, or any person who is or was serving at the request of New Valero as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent permitted by the law of the State of Delaware.

  Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had not reasonable cause to believe his or her conduct was unlawful. Section 145 of the DGCL further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made by a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon applications that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  The New Valero By-laws provide that each director or officer of New Valero who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of New Valero or is or was serving at the request of New Valero as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by New Valero to the fullest extent authorized by the DGCL (but, in the case of any amendment thereto, only to the extent that such amendment permits New Valero to provide broader indemnification rights than the DGCL permitted New Valero to provide prior to such amendment), against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his heirs, executors and administrators. The right to indemnification conferred in the New Valero By-laws is a contract right and includes the right to be paid by New Valero the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his capacity as a director or officer (but not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of a proceeding will be made only upon delivery to New Valero of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it will ultimately be determined that such director or officer is not entitled to be indemnified under the applicable provisions of the DGCL. New Valero may, by action of the New Valero Board or as required pursuant to the New Valero Certificate, provide indemnification to employees and agents of New Valero with the same scope and effect as the foregoing indemnification of directors and officers.

  As is permitted under Section 145 of the DGCL, New Valero also intends to enter into individual indemnification agreements ("Indemnification Agreements") with its officers and directors. Each Indemnification Agreement will provide directors and officers with additional contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of the New Valero By-laws. Each Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the DGCL, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnifications in connection with derivative claims than in connection with third-party claims. The distinction is that
Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in each Indemnification Agreement), while Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement.

  In connection with the Distribution, New Valero will assume all rights and obligations of Valero with respect to an insurance policy that insures directors and officers against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
     2.1   Agreement and Plan of Merger, dated as of January 31, 1997, as amended, by and among Valero Energy Corporation, PG&E Corporation, and PG&E Acquisition Corporation. Valero Refining and Marketing
           Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
     2.2   Form of Agreement and Plan of Distribution between Valero Energy
           Corporation and Valero Refining and Marketing Company. Valero
           Refining and Marketing Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
     2.3   Form of Tax Sharing Agreement among Valero Energy Corporation,
           Valero Refining and Marketing Company and PG&E Corporation. New
           Valero agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
     2.4   Form of Employee Benefits Agreement between Valero Energy
           Corporation and Valero Refining and Marketing Company. Valero
           Refining and Marketing Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
     2.5   Form of Interim Services Agreement between Valero Energy Corporation and Valero Refining and Marketing Company. Valero Refining and
           Marketing Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
     3.1   Amended and Restated Certificate of Incorporation of Valero Refining
           and Marketing Company.
     3.2   By-Laws of Valero Refining and Marketing Company.
     4.1   Form of Rights Agreement between Valero Refining and Marketing
           Company and Harris Trust and Savings Bank, as Rights Agent.
     4.2   Form of Credit Agreement among Valero Refining and Marketing
           Company, Morgan Guaranty Trust Company of New York, Bank of Montreal
           and the banks and co-agents party thereto.
     5     Opinion of Morris, Nichols, Arsht & Tunnell with respect to the validity of the securities being offered.
    10.1   Valero Refining and Marketing Company Executive Incentive Bonus
           Plan, dated as of April 23, 1997.
    10.2   Valero Refining and Marketing Company Executive Stock Incentive
           Plan, dated as of April 23, 1997.
    10.3   Valero Refining and Marketing Company Stock Option Plan, dated as of
           April 23, 1997.
    10.4   Valero Refining and Marketing Company Restricted Stock Plan for Non-
           Employee Directors, dated as of April 23, 1997.
    10.5   Valero Refining and Marketing Company Non-Employee Director Stock
           Option Plan, dated as of April 23, 1997.
    10.6   Executive Severance Agreement between Valero Energy Corporation and
           William E. Greehey, dated December 15, 1982, as adopted and ratified by Valero Refining and Marketing Company.
    10.7   Schedule of Executive Severance Agreements.
    10.8   Form of Indemnity Agreement between Valero Refining and Marketing
           Company and William E. Greehey.
    10.9   Schedule of Indemnity Agreements.
    10.10  Form of Incentive Bonus Agreement between Valero Refining and
           Marketing Company and Gregory C. King.

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
    10.11  Schedule of Incentive Bonus Agreements.
    10.12  Form of Management Stability Agreement between Valero Refining and
           Marketing Company and Gregory C. King.
    10.13  Schedule of Management Stability Agreements.
    11.1   Computation of Earnings Per Share.
    21.1   List of subsidiaries of Valero Refining and Marketing Company.
    23.1   Consent of Arthur Andersen LLP with respect to Registrant.
    23.2   Consent of Arthur Andersen LLP with respect to Basis Petroleum.
    23.3   Consent of Morris, Nichols, Arsht & Tunnell (included in Exhibit 5).
    24.1   Powers of Attorney (included with signature page).

  (b) All applicable required schedules are included in the Prospectus and therefore are omitted from the following pages of this Registration Statement.

  Copies of exhibits filed as a part of this Registration Statement may be obtained by stockholders of record at a charge of $.15 per page, minimum $5.00 each request. Direct inquiries to Rand C. Schmidt, Corporate Secretary, Valero Refining and Marketing Company, P.O. Box 500, San Antonio, Texas 78292.

  Pursuant to paragraph 601(b)(4)(iii)(A) of Regulation S-K, the registrant has omitted from the foregoing listing of exhibits, and hereby agrees to furnish to the Securities and Exchange Commission, upon its request, copies of certain instruments, each relating to long-term debt not exceeding 10% of the total assets of the registrant and its subsidiaries on a consolidated basis.

ITEM 17. UNDERTAKING

  The undersigned Registrant hereby undertakes:

    (a)-(g) Not applicable.

    (h) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation and By-Laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (i) Not applicable.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on May 13, 1997.

                                          Valero Refining and Marketing
                                           Company

                                                 /s/  William E. Greehey
                                          By: _________________________________
                                               William E. Greehey Chairman of
                                                the Board and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby authorizes and appoints William E. Greehey, Edward C. Benninger and Rand C. Schmidt, or either of them, as his attorney-in-fact, with full power of substitution and resubstitution, to sign and file on his behalf individually and in each such capacity stated below any and all amendments and post-effective amendments to this Registration Statement, as fully as such person could do in person, hereby verifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURES                        TITLE                 DATE


      /s/ William E. Greehey           Director, Chairman        May 13, 1997
-----------------------------------     of the Board and
         William E. Greehey             Chief Executive
                                        Officer (Principal
                                        Executive Officer)

      /s/ Edward C. Benninger          Director and              May 13, 1997
-----------------------------------     President
         Edward C. Benninger            (Principal
                                        Accounting and
                                        Financial Officer)

       /s/ E. Baines Manning           Director                  May 13, 1997
-----------------------------------
          E. Baines Manning

       /s/ Stan L. McLelland           Director                  May 13, 1997
-----------------------------------
          Stan L. McLelland

        /s/ George E. Kain             Director                  May 13, 1997
-----------------------------------
           George E. Kain

       /s/ Wayne D. Smithers           Director                  May 13, 1997
-----------------------------------
          Wayne D. Smithers

                                 EXHIBIT INDEX

  Exhibits required by S-K item 601:

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
     2.1   Agreement and Plan of Merger, dated as of January 31, 1997, as amended, by and among Valero Energy Corporation, PG&E Corporation, and PG&E Acquisition Corporation. Valero Refining and Marketing
           Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
     2.2   Form of Agreement and Plan of Distribution between Valero Energy
           Corporation and Valero Refining and Marketing Company. Valero
           Refining and Marketing Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
     2.3   Form of Tax Sharing Agreement among Valero Energy Corporation,
           Valero Refining and Marketing Company and PG&E Corporation. New
           Valero agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
     2.4   Form of Employee Benefits Agreement between Valero Energy
           Corporation and Valero Refining and Marketing Company. Valero
           Refining and Marketing Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
     2.5   Form of Interim Services Agreement between Valero Energy Corporation and Valero Refining and Marketing Company. Valero Refining and
           Marketing Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.
     3.1   Amended and Restated Certificate of Incorporation of Valero Refining
           and Marketing Company.
     3.2   By-Laws of Valero Refining and Marketing Company.
     4.1   Form of Rights Agreement between Valero Refining and Marketing
           Company and Harris Trust and Savings Bank, as Rights Agent.
     4.2   Form of Credit Agreement among Valero Refining and Marketing
           Company, Morgan Guaranty Trust Company of New York, Bank of Montreal
           and the banks and co-agents party thereto.
     5     Opinion of Morris, Nichols, Arsht & Tunnell with respect to the validity of the securities being offered.
    10.1   Valero Refining and Marketing Company Executive Incentive Bonus
           Plan, dated as of April 23, 1997.
    10.2   Valero Refining and Marketing Company Executive Stock Incentive
           Plan, dated as of April 23, 1997.
    10.3   Valero Refining and Marketing Company Stock Option Plan, dated as of
           April 23, 1997.
    10.4   Valero Refining and Marketing Company Restricted Stock Plan for Non-
           Employee Directors, dated as of April 23, 1997.
    10.5   Valero Refining and Marketing Company Non-Employee Director Stock
           Option Plan, dated as of April 23, 1997.
    10.6   Executive Severance Agreement between Valero Energy Corporation and
           William E. Greehey, dated December 15, 1982, as adopted and ratified by Valero Refining and Marketing Company.
    10.7   Schedule of Executive Severance Agreements.
    10.8   Form of Indemnity Agreement between Valero Refining and Marketing
           Company and William E. Greehey.
    10.9   Schedule of Indemnity Agreements.
    10.10  Form of Incentive Bonus Agreement between Valero Refining and
           Marketing Company and Gregory C. King.
    10.11  Schedule of Incentive Bonus Agreements.
    10.12  Form of Management Stability Agreement between Valero Refining and
           Marketing Company and Gregory C. King.
    10.13  Schedule of Management Stability Agreements.
    11.1   Computation of Earnings Per Share.
    21.1   List of subsidiaries of Valero Refining and Marketing Company.

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
    23.1   Consent of Arthur Andersen LLP with respect to Registrant.
    23.2   Consent of Arthur Andersen LLP with respect to Basis Petroleum.
    23.3   Consent of Morris, Nichols, Arsht & Tunnell (included in Exhibit 5).
    24.1   Powers of Attorney (included with signature page).

  (b) All applicable required schedules are included in the Prospectus and therefore are omitted from the following pages of this Registration Statement.

  Copies of exhibits filed as a part of this Registration Statement may be obtained by stockholders of record at a charge of $.15 per page, minimum $5.00 each request. Direct inquiries to Rand C. Schmidt, Corporate Secretary, Valero Refining and Marketing Company, P.O. Box 500, San Antonio, Texas 78292.

  Pursuant to paragraph 601(b)(4)(iii)(A) of Regulation S-K, the registrant has omitted from the foregoing listing of exhibits, and hereby agrees to furnish to the Securities and Exchange Commission, upon its request, copies of certain instruments, each relating to long-term debt not exceeding 10% of the total assets of the registrant and its subsidiaries on a consolidated basis.